UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STEM HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-239226	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2201 NW Corporate Blvd., Suite 205 Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 948-5410

n/a

(Former name or former address, if changed since last report)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a eees amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Shares of Common Stock (Offered by Company)	10,000,000	$0.50	$5,000,000	$545.50
Shares of Common Stock (Selling Shareholder Shares)	12,681,008	$0.50	$6,340,504	$823.00
Total Registration Statement Fee	22,681,008		$11,340,504	$1,368.50

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

Stem Holdings, Inc., a Nevada corporation (the “Company”), filed a Registration Statement on June 17, 2020, on Form S-1 (the “Original Registration Statement”) (SEC File Number 333-239226), which was declared effective July 2, 2020, for the purpose of registering 22,681,008 shares of common stock par value $0.001, which included an initial offering of 10,000,000 shares and 12,681,008 shares offered for sale by selling shareholders (the “Offering”) under the Securities Act of 1933.

Thereafter, on October 5, 2020, the Company filed Post-Effective Amendment No. 1 to the Original Registration Statement on Form S-1 which contained an updated prospectus relating to the offering and sale of shares of common stock declared effective by the Securities and Exchange Commission on July 2, 2020. Post-Effective Amendment No. 1 on Form S-1 was filed to (1) extend our offering date until March 31, 2021, (2) increase the number of shares offered by the Company from 10,000,000 shares to 20,000,000 shares and (3) include the unaudited financial statements for the interim periods ended June 30, 2020 and June 30, 2019.

Thereafter, on October 13, 2020, the Company filed Post-Effective Amendment No. 2 which incorporated disclosures relating to the execution of an Agreement and Plan of Merger agreement with Driven Deliveries, Inc., whereby the Driven Deliveries, Inc. would merge into the Company and become a wholly-owned subsidiary thereof.

This Post-Effective Amendment No. 3 deletes the provision of Post-Effective Amendment No.1 which increased the number of shares offered by the Company to 20,000,000 and reinstates the original offering by the Company at 10,000,000 shares detailed in the original Registration Statement. The Company intends to file a separate Registration Statement with respect to the 10,000,000 shares offered by the Company in Post-Effective Amendment No.1

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-239226

Dated October __, 2020

STEM HOLDINGS, INC.

22,681,008 Shares of Common Stock

Par Value $0.001 Per Share

This is an offering of Common shares of Stem Holdings, Inc. (OTCQX: STMH; CSE: STEM). We are offering for sale up to 10,000,000 Common Shares at a fixed price of $_______ per share and Selling Shareholders are offering an additional 12,681,008 shares at market prices quoted on the OTCQX. There is no minimum number of shares that must be sold by the Company for the offering to proceed, and we will retain the proceeds from the sale of any of the shares offered by the Company. The Company will not receive any proceeds of the sale of shares by Selling Shareholders. This Prospectus will permit the Company to sell the shares offered by the Company (a) directly to the public, with no commission or other remuneration payable to it for any shares it may sell or b) through a registered broker-dealer to be determined. Shares offered through a registered broker-dealer may be subject to payment of a selling commission not to exceed 10%. In offering the securities on our behalf, we will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares offered by the Company will be offered at a fixed price of $______ per share for a period of one hundred and eighty (180) days from the effective date of this prospectus. The offering by the Company shall terminate on the earlier of (i) unless extended by the Company, when the offering period ends (180 days from the effective date of this prospectus), (ii) the date when the sale of all 10,000,000 shares is completed or (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 10,000,000 shares registered under the Registration Statement of which this Prospectus is part.

Our Common Shares are traded on the OTCQX market in the United States and on the CSE market in Canada. To maintain eligibility for quotation on such markets, issuers must remain current in their quarterly and annual filings with the SEC. We are not a blank check company as defined in Rule 419 of Regulation C under the Securities Act and have no plans or intentions to engage in a business combination after the offering.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEFORE BUYING ANY COMMON SHARES OF STEM HOLDINGS, INC.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by STEM HOLDINGS, INC. with the U.S. Securities and Exchange Commission. where the offer or sale is not permitted.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTCQX, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTCQX under the symbol “STMH” and the CSE under the symbol “STEM”. On October 19, 2020, the closing sale price of our common stock was $0.5339 per share on the OTCQX.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2020.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by STEM HOLDINGS, INC. with the Securities and Exchange Commission. The Company and the selling shareholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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SUMMARY INFORMATION AND RISK FACTORS

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Stem”, “the Company”, “we,” “us,” and “our,” refer to STEM HOLDINGS, INC., a Nevada corporation.

SUMMARY OF THE COMPANY

Corporate Structure

Stem Holdings, Inc. was organized on June 7, 2016 as a Nevada corporation under Chapter 78 of the Nevada Revised Statutes. The Company’s principal office is located at 2201 NW Corporate Blvd, Suite 205, Boca Raton, FL 33431. The Company has six wholly-owned subsidiaries, Stem Group Oklahoma, Inc., Opco LLC, Stem Holdings, Florida, Inc., Stem Holdings Oregon, Inc. and Stem Holdings, IP Inc. and Stem Agri, LLC.

Overview of the Business

Stem Holdings, Inc. (“Stem” or the “Company”) is a Nevada corporation incorporated on June 7, 2016. The Company is a multi-state, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma. As of June 30, 2020, Stem had ownership interests in 26 state issued cannabis licenses including six (6) licenses for cannabis cultivation, three (3) licenses for cannabis production, five (5) licenses for cannabis processing, one (1) license for cannabis wholesale distribution, one (1) license for hemp production and ten (10) cannabis dispensary licenses.

The Company is also currently working towards acquiring additional entities and assisting certain joint ventures with obtaining licenses and permits for cannabis production, distribution and sale in additional US states and foreign countries. Should it be successful in these endeavors, the Company will transform into a multi-state and worldwide, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma.

Stem’s partner consumer brands are award-winning, nationally known and include: cultivators, TJ’s Gardens, Travis X James, and Yerba Buena; retail brands, Stem and TJ’s; infused product manufacturers, Cannavore and Supernatural Honey; and a CBD company, Dose-ology. As of June 30, 2020, the Company has acquired six commercial properties and leased a seventh property, located in Oregon and Nevada, and has entered into leases to related entities for these properties. As of June 30, 2020, the buildout of these properties to support cannabis related operations was either complete or near completion.

The Company has nine wholly-owned subsidiaries, including Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. Stem, through its subsidiaries, is currently in the process of finalizing the investment in and acquisition of entities that engage directly in the production and sale of cannabis, thereby transitioning from a real estate company, with a focus on cannabis industry tenants, to a vertically integrated, multi-state cannabis operating company.

The Company’s stock is publicly traded and is listed on the Canadian Securities Exchange under the symbol “STEM” and the OTCQX exchange under the symbol “STMH”.

Recent Developments

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (CSA) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

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In light of such conflict between federal laws and state laws regarding cannabis, the previous administration had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. Although they have not done so, the current administration could decide to strongly enforce the federal laws applicable to cannabis. See Justice Department Memo on Marijuana Enforcement discussed below. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. Legislation is currently pending in the U.S. Congress which would reclassify cannabis from Schedule 1 to Schedule 3. If enacted into law, such change could provide a material benefit to businesses engaged in the cultivation and sale of cannabis, including eligibility for federal tax deductions, access to the banking system and generally de-criminalizing the use or sale of cannabis where it is legal under applicable state laws.

The Company and our licensed products are also subject to a number of other federal, state and local laws, rules and regulations. Our licensees and vendors are required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and are subject to regulations relating to employee safety, working conditions, protection of the environment, and other items. The current administration has indicated that it will closely scrutinize the cannabis industry, in particular, recreational marijuana. Changes in laws, rules and regulations or the recall of any product by a regulatory authority, could have a material adverse or positive effect on our business and financial condition.

Justice Department Memo on Marijuana Enforcement

Because of the inconsistencies in federal and state law, on January 4, 2018, the Department of Justice (DOJ) issued a memo on federal marijuana enforcement policy announcing what it deemed to be a return to the rule of law and the rescission of previous guidance documents which would include the so called Cole Memorandum. Since the passage of the Controlled Substances Act in 1970, Congress has generally prohibited the cultivation, distribution, and possession of marijuana. In the memorandum, the Attorney General directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. The DOJ asserts this return to the rule of law is also a return of trust and local control to federal prosecutors who know where and how to deploy Justice Department resources most effectively to reduce violent crime, stem the tide of the drug crisis, and dismantle criminal gangs.

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not subject us to any of the enforcement priorities of the U.S. Department of Justice.

COVID-19

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the filing of this Post-Effective Amendment #1 to Form S-1, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. The existence of a worldwide pandemic, the fear associated with COVID-19, or any, pandemic, and the reactions of governments in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact our ability to conduct normal business operations, which could adversely affect our results of operations and liquidity. Disruptions to our supply chain and business operations disruptions to our retail operations and our ability to collect rent from the properties which we own, personnel absences, or restrictions on the shipment of our or our suppliers’ or customers’ products, any of which could have adverse ripple effects throughout our business. If we need to close any of our facilities or a critical number of our employees become too ill to work, our production ability could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse consequences due to COVID-19, or any other, pandemic, demand for our products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the markets in which we operate. Any of these uncertainties could have a material adverse effect on our business, financial condition or results of operations.

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Industrial Hemp

Industrial hemp is now legal in the U.S., which advocates hope could eventually loosen laws around the popular marijuana extract CBD.

The 2018 farm bill which legalized hemp including a variety of cannabis that does not produce the psychoactive component of marijuana, paved the way to legitimacy for an agricultural sector that has been operating on the fringe of the law. Industrial hemp has made investors and executives swoon because of the potential multibillion-dollar market for cannabidiol, or CBD, a non-psychoactive compound that has started to turn up in beverages, health products and pet snacks, among other products.

Currently, it appears that CBD will remain largely off-limits for ingestible products. The Food and Drug Administration issued a statement saying that despite the new status of hemp, CBD is still considered a drug ingredient and remains illegal to add to food or health products without the agency’s approval, disappointing many hemp advocates, who said they will continue to work to convince the FDA to loosen its CBD rules. The FDA said some hemp ingredients, such as hulled hemp seeds, hemp seed protein and hemp seed oil, are safe in food and won’t require additional approvals.

The farm bill places industrial hemp, which is defined as a cannabis plant with under 0.3% of tetrahydrocannabinol, or THC, under the supervision of the Agriculture Department and removes CBD from the purview of the Controlled Substances Act, which covers marijuana. The law also “explicitly” preserved the Food and Drug Administration’s authority to regulate products containing cannabis, or cannabis-derived compounds.

History of the Business

The Company was formed to purchase, lease and improve certain real estate properties (the “Properties”), initially in the State of Oregon, which are or will be utilized as either state-licensed cannabis selling retail establishments or state-licensed cannabis growing and processing facilities. The Company previously operated primarily as a real estate holding company, and now engages in direct operations with respect to its properties and activities other than the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees.

The initial business of the Company was detailed in a multiparty agreement dated as of August 4, 2016, as revised on October 24, 2016 (“Multiparty Agreement”), by and among the Company and the following entities, which are affiliates of the founders of the Company: Oregon Acquisitions, JV LLC, Gated Oregon Holdings LLC, Kind Care Holdings, LLC, and Never Again Real Estate, LLC.

The Multiparty Agreement contemplated that the initial Properties owned by the Company and identified in the Multiparty Agreement (and as further described below) would be leased by the Company to subsidiaries of OpCo Holdings, Inc. (“OpCo”). Opco is a company formed in 2016 by the Company’s founders and their affiliates for the purpose of operating multiple cannabis-related businesses initially in the State of Oregon, and the Company’s founders and their affiliated entities directly and indirectly collectively own approximately 24.06% of the outstanding stock of Opco.

The following is an overview of acquisitions completed by the Company:

In September 2016, the Company entered into a 10-year lease with respect to certain property located in Springfield, OR (the “42nd Street Property”) with the landlord that commenced in November 2016. In July 2017, the Company entered into a lease agreement for the 42nd Street Property.

On November 1, 2016, the Company acquired certain property located in Eugene, OR (the “Willamette Property”). In July 2017, the Company entered into an operating lease agreement with a marijuana dispensary to move into the Willamette Property.

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On February 6, 2017, the Company acquired certain real property located at 7827 SE Powell Blvd, Portland, OR 97206 (the “Powell Property”). In July 2017, the Company entered into a lease agreement for the Powell Property.

In January 2018 the Company consummated a “Contract for Sale” whereby it purchased a Farm Property in Mulino OR (the “Mulino Property”) which will be used for the cultivation of cannabis. In July 2017, the Company entered into a lease agreement with a third party for the Mulino Property.

Investments in Subsidiaries. In April 2018, the Company acquired a 50% interest in NVD RE Corp. (“NVD”). NVD used its available funding to acquire an under- construction cannabis indoor grow building in Nevada and to continue the buildout of the property. NVD leases the property to YMY Ventures LLC (“YMY”).

In September 2018, the Company entered into an agreement to acquire 50% of the membership interest of YMY. YMY is a startup operation located near Las Vegas, Nevada and owns a license to cultivate and produce cannabis products. The purchase was conditioned upon the receipt of approval of the transfer of ownership by the State of Nevada Department of Taxation. On February 21, 2019, YMY received the approval of the transfer of ownership by the State of Nevada Department of Taxation. Thereafter, on March 1, 2019, the Company closed its acquisition of 50% of YMY. YMY has licenses that allow it to cultivate and produce cannabis and related products, but the Company failed in its attempt to acquire a retail sales license. As of March 31, 2020, YMY had commenced operations and begun generating revenues in the wholesale market.

On October 8, 2018, the Company and Yerba Buena Oregon, LLC”) entered into an Asset Purchase Agreement which provided for the Company to purchase certain assets and assume certain liabilities of Yerba. Yerba is a wholesale producer of recreational marijuana flower, by-product and pre-roll product in the state of Oregon.

On June 24, 2019, Stem received regulatory approval from the Oregon Liquor Control Commission and closed the previously-announced acquisition of Yerba. Yerba operates an award-winning state-of-the-art cultivation facility equipped with an in-house genetics program and a cannabis library consisting of a few hundred strains.

On March 22, 2019, the Company entered into a share purchase agreement with South African Ventures, Inc., a Nevada corporation (“SAV”) and its shareholders pursuant to which the Company acquired all of the outstanding capital stock of SAV, which became a wholly-owned subsidiary of the Company. At the closing, SAV had no operations and held approximately $5.75 million cash. In addition, the Company held an additional $2.5 million in escrow for the benefit of SAV, which it delivered to SAV at the closing. These funds were raised by SAV from various investors, who became Company shareholders at the Closing. In 2019, we fully impaired our investment of $5.75 million in Stempro International which was acquired in connection with our acquisition of SAV.

On March 29, 2019, the Company executed a definitive agreement to acquire Western Coast Ventures, Inc. (“WCV”). WCV had a working capital surplus of approximately $2,000,000 and had negotiated a joint venture (the “JV”) with ILCA Holdings, Inc. (“ILCA”). ILCA has been issued a limited Conditional Use Permit for a Marijuana Production Facility (a “MPF”) by the City of San Diego, California, which will only be initially granting a total of 40 MPFs. Upon issuance of the final MPF permit and the completed construction, the JV will: (1) operate an advanced cannabis facility to grow and cultivate cannabis; (2) manufacture cannabis-derived products; and (3) distribute cannabis and cannabis-derived products state-wide throughout California. The Conditional Use Permit expires on August 30, 2023 and is subject to various terms and conditions detailed in the Permit.

The MPF encompasses 10,700 square feet and will feature state-of-the-art technology for cultivation, production and distribution. A complex, sophisticated, portable racking system will create a 10,000 square foot canopy that has the potential to produce over 6,000 pounds of product per year with the help of high efficiency LED lights. The production sector of the MPF will deliver a large variety of cannabis-derived offerings such as flowers, pre-rolls, infused edibles, and topicals.

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SOK Management, LLC

During the year ended September 30, 2019, the Company advanced approximately $830,000 to a group of companies attempting to start up cannabis operations in Oklahoma. In May 2019, the Company and the group of entities entered into a formal agreement in which $500,000 of the advanced funds would become a 7% ownership interest in SOK Management, LLC. The remaining $330,000 of advanced funds were returned to the Company, and the Company is no longer required to advance further amounts. The Company accounted for its $500,000 investment in SOK Management LLC using the equity method of accounting. As of September 30, 2019, the Company recorded a loss on investment of $500,000, bringing its total investment to zero.

Tilstar Medical, LLC

In April 2019, the Company entered into an agreement to acquire 48% of the membership interest of Tilstar Medical, LLC (“TIL”). TIL is a startup operation located in Laurel, Maryland and owns a project management company which assists in procuring licenses for the production and sale of cannabis. The purchase price for the 48% interest was $550,000 to capitalize TIL which under the operating agreement occurs upon the execution of the agreement. As of September 30, 2019, the Company had funded the $550,000 and accounted for its investment using the equity method of accounting. During the year ended September 30, 2019, the Company recorded a loss on investment of approximately $279,000. The Company was not made aware at time of its investment in the type and magnitude of expenses that would be funded with its investment capital and is currently in the process of renegotiating the terms of the operating agreement. During the year ended September 30, 2019, Tilstar Medical along with its partner, Stem Holdings, Inc, received a letter from the Maryland Medical Cannabis commission with notification that we received stage one pre-approval for a processor license. The Companies application ranked amongst the top nine highest scoring applications for a medical cannabis processor license. Final awards will be issued during calendar year 2020. As of September 30, 2019, the difference between the investment and the percentage of net assets attributable to the Company’s investment was approximately $0.28 million

On January 7, 2020, the Company entered into a joint venture with Community Growth Partners, Inc. (“CGP”), a vertically-integrated cannabis company with provisional licensed operations in Massachusetts.

The Massachusetts Cannabis Control Commission recently awarded CGP three provisional cannabis licenses for cultivation, manufacturing and retail – making CGP one of the Commonwealth’s first women- and minority-founded and owned businesses to become approved as a vertically-integrated cannabis operation. A new state-of-the-art indoor cultivation and manufacturing facility will be constructed in Northampton, MA for completion by Fall 2020, which will provide extraction and distribution capability. The Company intends to commence Dispensary operations during 2020 to begin serving the market with partner cannabis brands.

Stem will acquire 49% of CGP’s common stock and provide CGP with a revolving line of credit for future expansion into Massachusetts. Stem will also provide CGP with administrative, cultivation, and manufacturing support services. Stem will also license and market CGP’s Rebelle™-brand products in its other licensed markets, including California, Oregon, Oklahoma and Nevada. The agreements are subject to approval of the Massachusetts Cannabis Control Commission and other local state authorities.

On March 5, 2020, the Company closed the acquisition of Seven Leaf Ventures Corp. (“7LV”), a private Alberta, Canada corporation, and its subsidiaries, pursuant to the terms of a share purchase agreement dated March 5, 2020. 7LV owns Foothills Health and Wellness, a medical dispensary, in the greater Sacramento, California area (the “Sacramento Dispensary”). Company management believes that the Sacramento Dispensary is expected to drive synergies with Stem’s premium branded dispensaries in Oklahoma City, OK, and in Eugene and Portland, OR. Stem also expects that the Sacramento Dispensary will receive its recreational license in the near term. 7LV also has an option to acquire a dispensary in Los Angeles, California.

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Company purchase of Opco businesses

As long as the Company has fully satisfied all of its obligations and milestones pursuant to the Multiparty Agreement, the Company had the obligation to acquire the business operations of Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care (the “Operating Companies”) has the obligation to sell such operations to the Company, within a reasonable time after the Company receives a legal opinion that the operation of the Opco marijuana businesses in the State of Oregon by Stem will not violate any federal or state laws. On August 12, 2019, the parties agreed to waive this condition with the Company proceeding with the purchase of the operating companies.

Pursuant to the terms of a merger agreement between the parties, Stem will acquire Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care for a deemed aggregate purchase price of 12.5 million shares of the Company’s common stock. The purchase price will be satisfied by releasing these shares which are currently being held in escrow, to the beneficial owners of above-mentioned entities. As previously disclosed, certain beneficial owners of these entities are also directors, officers and/or shareholders of Stem. The transaction remains subject to receipt of all necessary regulatory approvals from government entities of the State of Oregon and therefore is outside the control of the Company. Closing of the transaction is expected to occur this calendar year. Definitive agreements have been executed and filed with the regulatory agency. On September 4, 2020, the Company received all of the necessary regulatory approvals from government entities of the State of Oregon and, pursuant to the Merger Agreements, the transaction was consummated on that date.

Principal Products and Markets

The Company’s principal operations have historically related to the leasing of properties, funding of capital, tenant improvements and administration of its leases and provision of financing to certain lessees, engaged in the production and sale of cannabis. While the Company originally operated primarily as a real estate holding company, it is now engaged in direct operations, primarily the production and sale of cannabis in states where it is legal to do so, with respect to its properties and activities other than the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees. Historically, the Company’s principal market has been in the State of Oregon, but it is now engaged in expansion into other markets where sale of marijuana is legal, including California, Nevada, Massachusetts, Maryland and, Oklahoma.

Production and Sales

The Company’s business requires that it possess or be in a position to access specialized knowledge and expertise regarding the state-licensed cannabis industry and those persons and entities who are involved in the industry. The Company believes that its management has such specialized expertise and experience, and the Company retains legal counsel that has recognized expertise in the industry. The Company does not believe that any aspect of its business is either: (i) cyclical or seasonal; or (ii) dependent on any particular franchise or license or other agreement to use a patent, formula, trade secret, process or trade name. The Company has not identified any specific environmental protection issues which will affect its business. The Company does not own significant identifiable intangible properties outside of its cannabis licenses.

The Company does not believe that its operations are dependent on any factors within the general economy. However, any material changes in either U.S. federal law enforcement priorities or the law of the State of California, Oregon, Nevada Massachusetts, Maryland and Oklahoma or other states where the Company operates affecting the cultivation and sale of cannabis could have a material impact on the Company’s business, particularly since the growth, marketing, sale, and use of marijuana is illegal under federal law.

Company Funding

Private Placement Transactions

The Company has sold shares of its common stock in private placement transactions under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and certain exemptions of the laws of the jurisdictions where any offering is made. In the fiscal years ended September 30, 2019 and 2018, the Company raised gross proceeds of approximately $35,000 and $6,571,000, respectively.

The securities issued in the above-mentioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D. Investors who acquired shares of our common stock in the foregoing private placement transactions were all accredited investors and were required to complete, execute and deliver a subscription agreement and related documentation, which included customary representations and warranties, certain covenants and restrictions and indemnification provisions.

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Convertible Promissory Notes and Mortgages

In the fiscal year ended September 30, 2018, the Company entered into mortgages on two existing properties. The mortgages have a principal amount of $864,000 with maturity dates ranging between March and April 2020. The net proceeds received by these mortgages by the Company was approximately $739,000.

In the fiscal year ended September 30, 2018, the Company entered into convertible promissory notes with accredited investors and received gross proceeds (before fees and costs) of $2,475,000. The Convertible notes matured between March and June 2019, but were fully converted in October 2018.

Short Term Financing

In the fiscal year ended September 30, 2018, the Company entered into two separate promissory notes each for $100,000 with maturity dates in March 2018. One of the notes was repaid in full at maturity, the other note had its maturity date extended to March 2019, its interest rate reduced and had added a conversion feature.

In September 2018, in the course of one of the convertible note offerings detailed above, the Company received an advance of $168,000 in contemplation of an investment into the offering. This was fully repaid in the year ended September 30, 2019.

CD Special Warrant Offering

On December 27, 2018, the Company entered into an Agency Agreement (the “Agreement”) with respect to a private offering of up to 10,000 special warrants of the Company (the “CD Special Warrants”) for aggregate gross proceeds of up to C$10,000,000 (the “Offering”). On March 14, 2019, the Company closed the second and final tranche of the Offering, consisting of 962 CD Special Warrants at a price of C$1,000 per CD Special Warrant for aggregate gross proceeds of C$962,000, bringing the total aggregate proceeds for the Offering to C$4,083,000. The Offering was led by Canaccord Genuity Inc., together with a syndicate of agents (the “Agents”).

Each CD Special Warrant will be exchanged (with no further action on the part of the holder thereof and for no further consideration) for one convertible debenture unit of the Company (a “Convertible Debenture Unit”), on the earlier of: (i) the third business day after the date on which both (A) a receipt (the “Receipt”) for a (final) prospectus (the “Qualification Prospectus”) qualifying the distribution of the Convertible Debentures (as defined below) and Warrants (as defined below) issuable upon exercise of the CD Special Warrants has been issued by the applicable securities regulatory authorities in the Canadian jurisdictions in which purchasers of the CD Special Warrants are resident (the “Canadian Jurisdictions”), and (B) a registration statement (the “Registration Statement”) registering the resale of the common shares underlying the Convertible Debentures and Warrants has been declared effective by the Securities and Exchange Commission (the “Registration”); and (ii) the date that is six months following the closing of the Offering. The Company has also provided certain registration rights to purchasers of the CD Special Warrants.

Each Convertible Debenture Unit is comprised of C$1,000 principal amount 8.0% senior unsecured convertible debenture (each, a “Convertible Debenture”) of the Company and 167 common share purchase warrants of the Company (each, a “Warrant”). Each Warrant entitles the holder to purchase one common share of the Company (each, a “Warrant Share”) at an adjusted exercise price of C$1.50 per Warrant Share for a period of 24 months following the closing of the Offering.

The Company paid the Agents a cash commission equal to 7.0% of the gross proceeds raised in the second tranche of the brokered portion of the Offering(C$157,290), and additional C$50,000 and C$30,000 of fees and expenses. As additional consideration, the Company issued the Agents such number of non-transferable broker convertible debenture special warrants (the “Broker CD Special Warrants”) as is equal to 7.0% of the number of CD Special Warrants sold under the first tranche of the brokered portion of the Offering. Each Broker CD Special Warrant shall be exchanged, on the same terms as the CD Special Warrants, into broker warrants of the Company (the “Broker Warrants”). Each Broker Warrant entitles the holder to acquire one Convertible Debenture Unit at an exercise price of C$1,000, until the date that is 24 months from the closing date of the Offering. The distribution of the Broker Warrants issuable upon the exchange of the Broker CD Special Warrants shall also be qualified under the Qualification Prospectus and the resale of the common shares underlying the Broker Warrants will be registered under the Registration Statement. The Company failed to comply on a timely basis with the registration provisions and incurred a 5% penalty as a result.

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The net proceeds of the Offering were used to for expansion initiatives and general corporate purposes.

The issuance of the securities was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, Regulation D promulgated under the Securities Act, Regulation S, in Canada to “accredited investors” within the meaning of National Instrument 45-106 and other exempt purchasers in each province of Canada, except Quebec, and/or outside Canada and the United States on a basis which does not require the qualification or registration.

MERGER AGREEMENT

On October 13, 2020, Stem Holdings, Inc. (“STEM”), Driven Deliveries, Inc. (“DRVD”) and Stem Driven Acquisition, Inc. (“SDA”) and entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein DRVD would merge with and into SDA, with DRVD being the surviving entity and, following closing of the merger transaction, would become a wholly-owned subsidiary of STEM. Pursuant to the Merger Agreement, STEM will exchange one newly-issued share of STEM common stock for each issued and outstanding share of DRVD. Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

STEM is a vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States. DRVD is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology. At the closing, STEM would be re-named Driven by Stem and would maintain its corporate headquarters in Boca Raton, Florida. Management of both DRVD and STEM believe that following completion of the merger transaction, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Presently, STEM is traded on the OTCQX market and Canadian Stock Exchange under the symbols STMH and STEM, respectively. DRVD is presently traded on the OTCQB market. At the effective date of the closing of the merger transaction, all shares of DRVD will be converted into the right to receive shares of STEM Common Stock (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger or (ii) termination of the Merger Agreement that, among other things, restrict our ability to take certain actions with respect to the Company’s organizational documents, including but not limited to amending the Certificate of Incorporation.

Under the terms of the Merger Agreement, DRVD shareholders will receive (based on closing share prices as of October 13, 2020) an aggregate purchase price of approximately US$27.5M. Based on the October 13, 2020 closing prices of both DRVD and STEM, Driven by Stem would have a combined market capitalization of approximately US$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 13, 2020 and 65M Stem Shares and 75M Driven Shares being outstanding on October 13, 2020.

The Board of Directors of each of STEM, SDA and DRVD have unanimously approved the Merger and it is expected to close in late 2020, subject to regulatory and stockholder approvals, completion of final due diligence and other customary closing conditions. Driven by Stem, the combined entity after giving effect to the Acquisition, will maintain its headquarters at Stem’s current location in Boca Raton, FL.

Following the completion of the merger transaction, management believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management also believes that the merger transaction will lead to further organic growth and margin expansion. The merger transaction is an arm’s length transaction. Following the effective date of the merger transaction, the shares of common stock of the combined companies are expected to continue to trade under STEM’s current symbols (OTCQX: STMH CSE: STEM).

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Driven by Stem will integrate DRVD’s delivery capability and its robust technology in every state in which STEM currently operates and add STEM’s iconic cannabis brands to DRVD’s platform of over 400 cannabis products. Stem’s brand offerings cover multiple cannabis product categories, particularly flower, extracts, edibles and topicals with award-winning brands including TJ’s Gardens™ and Yerba Buena™; Cannavore™ an edible brand; and Doseology™, a CBD mass market brand launching in 2021. As a cannabis technology company, DRVD’s Budee™ and Ganjarunner™ e-commerce platforms will also partner with leading cannabis companies in new geographies to meet demand for quick and accurate product deliveries. Initial operations will span nine states.

Management and Corporate Governance

Upon the closing of the merger transaction, the members of senior management of Driven by Stem expected to be:

●	Adam Berk, Chief Executive Officer and Chairman: Adam Berk is the current CEO of STEM and a member of DRVD’s Board of Directors. Mr. Berk is the former CEO of Osmio (currently GrubHub), which was the first patented web-online food ordering system.

●	Steve Hubbard, Chief Financial Officer: Steve Hubbard is the current CFO of STEM.

●	Ellen Deutsch, EVP/Chief Operating Officer: Ellen Deutsch is the current Executive Vice President and COO of STEM. Ms. Deutsch was an executive of Hain Celestial for over 20 years prior to joining STEM.

●	Salvador Villanueva, President: Salvador Villanueva is the current President of DRVD.

●	Brian Hayek, Chief Compliance Officer & Special Projects: Brian Hayek is a co-founder and current Chief Financial Officer of DRVD.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD and (v). The completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, the either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 2201 NW Corporate Blvd, Suite 205, Boca Raton, FL 33431. The Company’s telephone number is (561) 237-2931.

THE OFFERING

This prospectus will be utilized in connection with the Company’s offering of 10,000,000 shares and the re-sale of 12,681,008 shares which were issued in connection with the Company’s acquisition of Seven Leaf Ventures Corp. (“7LV”) in March 2020. The Company will not receive any proceeds from any sales of the 7LV shares.

Common stock currently outstanding	66,821,247 shares(1)
Common stock offered by the Company Common stock offered by the selling stockholders	10,000,000 shares 12,681,008 shares
Use of proceeds (stock offered by the Company) Use of Proceeds (selling shareholder shares)	Acquisitions, working capital and general corporate purposes We will not receive any proceeds from the sale of common stock by selling shareholders offered by this prospectus.

(1) Shares of common stock issued and outstanding as of October 9, 2020.

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FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended September 30, 2019, September 30, 2018 and September 30, 2017. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	9/30/19	9/30/3018	9/30/2017
Revenues	$2,451,000	$1,296,000	$326,041
Net loss	$(28,985,000)	$(8,698,000)	$(2,746,652)
Net income loss per share (basic)	$(1.01)	$(1.05)	$(0.49)
Weighted average no. shares (basic)	28,245,297	8,305,383	5,596,989
Stockholders’ Equity	$23,594,000	$8,287,000	$4,185,000
Total assets	$31,097,000	$14,377,000	$4,350,000
Total liabilities	$7,503,000	$6,090,000	$166,000

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risks Related to the Marijuana Industry

Cannabis continues to be a Controlled Substance under the United States Federal Controlled Substances Act and our business may result in federal civil or criminal prosecution.

We are directly engaged in the medical and recreational cannabis industry in the U.S. where local state law permits such activities however all such activities remain illegal under federal law in the U.S. Investors are cautioned that in the U.S., cannabis is highly regulated at the state level. To our knowledge, there are to date a total of 33 states, and the District of Columbia, Puerto Rico and Guam that have legalized medical cannabis in some form, including California, although not all states have fully implemented their legalization programs. Eleven states and the District of Columbia have legalized cannabis for recreational use. Fourteen additional states have legalized high-cannabidiol (“CBD”), low Delta-9-tetrahydrocannabinol (“THC”) oils for a limited class of patients. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the U.S. Controlled Substance Act of 1970 (codified in 21 U.S.C.A. Section 812) (the “Controlled Substances Act”). Under United States federal law, a Schedule I drug is considered to have a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the substance under medical supervision. Federal law prohibits commercial production and sale of all Schedule I controlled substances, and as such, cannabis-related activities, including without limitation, the importation, cultivation, manufacture, distribution, sale and possession of cannabis remain illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. Strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding brought against us. An investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

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Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges and penalties, including, but not limited to, disgorgement of profits, cessation of business activities, divestiture, or prison time. This could have a material adverse effect on us, including our reputation and ability to conduct business, the potential listing of our securities on the Canadian Securities Exchange (the “CSE”), our financial position, operating results, profitability or liquidity or the market price of our publicly traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation or defense of any such matters or our final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

The approach to the enforcement of cannabis laws may be subject to change, which creates uncertainty for our business.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in, and the operations of, cannabis businesses in the U.S. are subject to inconsistent laws and regulations. The so-called “Cole Memorandum” issued by former Deputy Attorney General James Cole on August 29, 2013 and other Obama-era cannabis policy guidance, discussed below, provided the framework for managing the tension between federal and state cannabis laws. Subsequently, as discussed below, former Attorney General Jeff Sessions rescinded the Cole Memo and related policy guidance. Although no longer in effect, these policies, and the enforcement priorities established within, appear to continue to be followed during the Trump administration and remain critical factors that inform the past and future trend of state-based legalization.

The Cole Memo directed U.S. Attorneys not to prioritize the enforcement of federal cannabis laws against individuals and businesses that comply with state medical or adult-use cannabis regulatory programs, provided certain enumerated enforcement priorities (such as diversion or sale of cannabis to minors) were not implicated. In addition to general prosecutorial guidance issued by the DOJ, FinCEN issued a the FinCEN Memorandum on February 14, 2014 outlining Bank Secrecy Act-compliant pathways for financial institutions to service state-sanctioned cannabis businesses, which echoed the enforcement priorities outlined in the Cole Memorandum. On the same day the FinCEN Memorandum was published, the DOJ issued complimentary policy guidance directing prosecutors to apply the enforcement priorities of the Cole Memo when determining whether to prosecute individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related activities.

On January 4, 2018, the then Attorney General Jeff Sessions rescinded the Cole Memo, the Cole Banking Memorandum, and all other related Obama-era DOJ cannabis enforcement guidance. While the rescission did not change federal law, as the Cole Memo and other DOJ guidance documents were not themselves laws, the rescission removed the DOJ’s formal policy that state-regulated cannabis businesses in compliance with the Cole Memo guidelines should not be a prosecutorial priority. Notably, former Attorney General Sessions’ rescission of the Cole Memo and the Cole Banking Memorandum has not affected the status of the FinCEN Memorandum issued by the Department of Treasury, which remains in effect. In addition to his rescission of the Cole Memo, former Attorney General Sessions issued a one-page memorandum known as the “Sessions Memorandum.” The Sessions Memorandum explains the DOJ’s rationale for rescinding all past DOJ cannabis enforcement guidance, claiming that Obama-era enforcement policies are “unnecessary” due to existing general enforcement guidance adopted in the 1980s, in chapter 9.27.230 of the U.S. Attorney’s Manual (the “USAM”). The USAM enforcement priorities, like those of the Cole Memo, are based on the use of the federal government’s limited resources and include “law enforcement priorities set by the Attorney General,” the “seriousness” of the alleged crimes, the “deterrent effect of criminal prosecution,” and “the cumulative impact of particular crimes on the community.” Although the Sessions Memorandum emphasizes that cannabis is a federally illegal Schedule I controlled substance, it does not otherwise instruct U.S. Attorneys to consider the prosecution of cannabis-related offenses a DOJ priority, and in practice, most U.S. Attorneys have not changed their prosecutorial approach to date. However, due to the lack of specific direction in the Sessions Memorandum as to the priority federal prosecutors should ascribe to such cannabis activities and the lack of additional guidance since the resignation of former Attorney General Sessions, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

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Such potential proceedings could involve significant restrictions being imposed upon us or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition as well as our reputation and prospects, even if such proceedings were concluded successfully in our favor. In the extreme case, such proceedings could ultimately involve the criminal prosecution of our key executives, the seizure of corporate assets, and consequently, the inability of us to continue its business operations. Strict compliance with state and local laws with respect to cannabis does not absolve us of potential liability under U.S. federal law, nor provide a defense to any federal proceeding which may be brought against us. Any such proceedings brought against us may adversely affect our operations and financial performance.

We may be in violation of anti-money laundering laws and regulations which could impact our ability to obtain banking services, result in the forfeiture or seizure of our assets and could require us to suspend or cease operations.

We are subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Since the cultivation, manufacture, distribution and sale of cannabis remains illegal under the Controlled Substances Act, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks or other financial institutions that provide cannabis businesses with financial services such as a checking account or credit card in violation of the Bank Secrecy Act could be criminally prosecuted for willful violations of money laundering statutes, in addition to being subject to other criminal, civil, and regulatory enforcement actions. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of the laws and regulations governing financial institutions in the U.S. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the Controlled Substances Act. We may also be exposed to the foregoing risks.

As previously introduced, in February 2014, FinCEN issued the FinCEN Memo providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of the Bank Secrecy Act. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the Controlled Substances Act. Although the FinCEN Memo remains in effect today, it is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memo. Overall, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the DOJ’s current enforcement priorities could change for any number of reasons. A change in the DOJ’s enforcement priorities could result in the DOJ prosecuting banks and financial institutions for crimes that previously were not prosecuted. If we do not have access to a U.S. banking system, its business and operations could be adversely affected.

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Other potential violations of federal law resulting from cannabis-related activities include the Racketeer Influenced Corrupt Organizations Act (“RICO”). RICO is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the Canadian Securities Administrators), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Defending such a case has proven extremely costly, and potentially fatal to a business’ operations.

In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions, and subject us to civil and/or criminal penalties. Furthermore, while there are no current intentions to declare or pay dividends on our Common Stock in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time. We could likewise be required to suspend or cease operations entirely.

We may become subject to federal and state forfeiture laws which could negatively impact our business operations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture. As an entity that conducts business in the cannabis industry, we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with cannabis related businesses but believes criminal liability is too difficult to prove beyond a reasonable doubt. Also, an individual can be required to forfeit property considered to be the proceeds of a crime even if the individual is not convicted of the crime, and the standard of proof in a civil forfeiture matter is lower than the standard in a criminal matter. Depending on the applicable law, whether federal or state, rather than having to establish liability beyond a reasonable doubt, the federal government or the state, as applicable, may be required to prove that the money or property at issue is proceeds of a crime only by either clear and convincing evidence or a mere preponderance of the evidence.

Investors located in states where cannabis remains illegal may be at risk of prosecution under federal and/or state conspiracy, aiding and abetting, and money laundering statutes, and be at further risk of losing their investments or proceeds under forfeiture statutes. Many states remain fully able to take action to prevent the proceeds of cannabis businesses from entering their state. Because state legalization is relatively new, it remains to be seen whether these states would take such action and whether a court would approve it. Our investors and prospective investors should be aware of these potentially relevant federal and state laws in considering whether to invest in us.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

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The heightened regulatory scrutiny could have a negative impact on our ability to raise capital.

Our business activities rely on newly established and/or developing laws and regulations in multiple jurisdictions, including in Nevada. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect our profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, SEC, the DOJ, the Financial Industry Regulatory Authority or other federal, Nevada or other applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or non-medical purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, create a public trading market in the U.S. for our securities or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the company.

The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

If cannabis and/or CBD is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be improved; however, rescheduling cannabis may materially alter enforcement policies across many federal agencies, primarily the U.S. Food and Drug Administration (the “FDA”). FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, and cosmetics, among other products, through its enforcement authority pursuant to the Federal Food Drug and Cosmetic Act (the “FFDCA”). FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the U.S. Drug Enforcement Agency (the “DEA”); however, the FDA has enforced the FFDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, FDA would likely play a more active regulatory role. Further, in the event that the pharmaceutical industry directly competes with state-regulated cannabis businesses for market share, as could potentially occur with rescheduling, the pharmaceutical industry may urge the DEA, FDA, and others to enforce the FFDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement post-rescheduling could threaten or have a materially adverse effect on the operations of existing state-legal cannabis businesses, including the company.

There is uncertainty regarding the availability of U.S. federal patent and trademark protection.

As long as cannabis remains illegal under U.S. federal law, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level.

We could experience difficulty enforcing our contracts.

Due to the nature of our business and the fact that our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in federal and certain state courts. The inability to enforce any of our contracts could have a material adverse effect on our business, operating results, financial condition or prospects.

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Risks Related to the Business

We will require additional financing to support our on-going operations.

We will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. A number of factors could cause us to incur higher borrowing costs and experience greater difficulty accessing public and private markets for debt. These factors include disruptions or declines in the global capital markets and/or a decline in our financial performance, outlook, or credit ratings. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing to fund on-going operations, capital expenditures or acquisitions may adversely affect our ability to fund our operations, meet contractual commitments, make future investments or desirable acquisitions, or respond to competitive challenges and may have a material adverse effect upon our business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Stock. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may not be able to continue to operate as a going concern.

Since our inception, we have incurred significant operating losses and negative cash flows from operations. For the fiscal year ended September 30, 2019, the Company incurred a net loss of approximately $28,985,000 and used cash in operating activities of approximately $6,549,000. For the nine months ended June 30, 2020, the Company incurred a net loss of $9,033,000 and used cash in operating activities of $4,053,000. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s September 30, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and raising additional debt or equity capital. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its shareholders, in the case of equity financing.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

Management identified material weaknesses in our internal control over financial reporting as of September 30, 2019. See “Item 9A – Controls and Procedures” of our Post-Effective Amendment #1 to Form S-1 for the fiscal year ended September 30, 2019 filed with the Securities and Exchange Commission on March 8, 2020 (and amended on March 19, 2020.

Although we are undertaking steps to address these material weaknesses, the existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in the current or any future period. Remediation efforts are still in process and have not yet been completed. We cannot assure you that the steps taken will remediate such weakness, nor can we be certain of whether additional actions will be required or the costs of any such actions.

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In addition, we may in the future identify further material weaknesses in our internal control over financial reporting that we have not discovered to date. Although we are engaged in remediation efforts with respect to the material weaknesses, the existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. We cannot assure you that we will be able to remediate these material weaknesses in a timely manner.

We may experience difficulties in generating profits.

We may experience difficulties in our development process, such as capacity constraints, quality control problems or other disruptions, which would make it more difficult to generate profits. Our failure to achieve a low-cost structure through economies of scale or improvements in manufacturing processes and design could have a material adverse effect on our business, prospects, results of operations and financial condition.

We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations.

We expect to incur significant on-going costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

Acquisitions may be cash flow negative.

We may acquire companies which operate at a negative cash flow, which could place a strain on our cash resources and otherwise have a negative impact on our overall cash flow and need to access additional capital.

We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results, financial condition or prospects. We do not carry any key man life insurance.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations also may make it more difficult and expensive for us to obtain director and officer liability insurance and we may at times be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Thus, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition.

The business and activities of the company are heavily regulated in all jurisdictions (particularly with respect to state and local governments) where it carries on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, we cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the company.

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We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

Our industry is subject to intense competition.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the company. If we are unable to compete effectively, it could decrease our customer traffic, sales and profit margins, which could adversely affect our business, financial condition, and results of operations.

Because of the early stage of the industry in which we operate, we expect to face additional competition from new entrants. To become and remain competitive, we will require research and development, marketing, sales and support. We may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the company.

We have a limited operating history.

The Company and its subsidiaries have varying and limited operating histories, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into the company.

The results of future clinical research may negatively impact our business.

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although we believe that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of our Common Stock should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for our products with the potential to lead to a material adverse effect on our business, financial condition, results of operations or prospects.

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We are reliant on key inputs and changes in their costs could negatively impact our profitability.

The manufacturing business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the company.

We are subject to environmental regulations.

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage due to our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The market for our products is difficult to forecast and our forecasts may not be accurate which could negatively impact our results of operations.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the company.

We are subject to certain risks regarding the management of our growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. The ability of the company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the company to deal with this growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience difficulties in maintaining adequate internal controls.

Certain of our officers and directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Effective internal controls are necessary for the company to provide reliable financial reports and to help prevent fraud. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause it to fail to meet its reporting obligations. If the company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our Consolidated Financial Statements and materially adversely affect the trading price of our Common Stock. In addition, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and directors’ lack of experience with publicly-traded companies and their reporting requirements in general.

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We are subject to product liability regarding our products, which could result in costly litigation and settlements.

As a distributor of products designed to be ingested by humans, the company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the company could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition of the company. Although we have secured product liability insurance, and strictly enforce a quality standard within the operations, there can be no assurances that we will be able to maintain our product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This scenario could prevent or inhibit the commercialization of our potential products. To date, there have been no product related issues.

We may have uninsured or uninsurable risks.

We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which the company does not carry insurance may have a material adverse effect on our financial position and operations.

Certain remedies shareholders may seek against our officers and directors may be limited and such officers and directors may be entitled to indemnification by the company.

Our governing documents provide that the liability of our board of directors and officers is eliminated to the fullest extent allowed under the laws of the State of Nevada. Thus, the company and the shareholders of the company may be prevented from recovering damages for alleged errors or omissions made by the members of our board of directors and officers. Our governing documents also provide that the company will, to the fullest extent permitted by law, indemnify members of our board of directors and officers for certain liabilities incurred by them by virtue of their acts on behalf of the company.

Breaches in our security, cyber-attacks or other cyber-risks could expose us to significant liability and cause our business and reputation to suffer.

Our operations involve transmission and processing of our customers’ confidential, proprietary and sensitive information. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks as a result of third-party action, employee error or misconduct. Security risks, including, but not limited to, unauthorized use or disclosure of customer data, theft of proprietary information, loss or corruption of customer data and computer hacking attacks or other cyber-attacks, could expose us to substantial litigation expenses and damages, indemnity and other contractual obligations, government fines and penalties, mitigation expenses and other liabilities. We are continuously working to improve our information technology systems, together with creating security boundaries around our critical and sensitive assets. We provide advance security awareness training to our employees and contractors that focuses on various aspects of the cyber security world. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures and our products could be harmed, we could lose potential sales and existing customers, our ability to operate our business could be impaired, and we may incur significant liabilities.

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Our business, results of operations and financial condition may be adversely impacted by the COVID-19 pandemic.

The COVID-19 pandemic has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees and supply chain. Given the critical nature of the services and products that we provide, our calibration labs, distribution centers and support offices have remained open during the pandemic. While the COVID-19 pandemic did not have a material adverse effect on our reported results for the second quarter of fiscal year 2020, we are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows. The extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted. We may experience additional operating costs due to increased challenges with our workforce (including as a result of illness, absenteeism or government orders), access to supplies, capital, and fundamental support services (such as shipping and transportation). Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown.

The impact of the COVID-19 pandemic may also exacerbate other risks discussed in this section, any of which could have a material adverse effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

The COVID-19 pandemic may significantly disrupt our workforce and internal operations.

The COVID-19 pandemic may significantly disrupt our workforce if a significant percentage of our employees are unable to work due to illness, quarantines, government actions, facility closures in response to the pandemic, fear of acquiring COVID-19 while performing essential business functions, or as a result of recent changes to unemployment insurance where unemployed workers can receive, in the short-term, benefits in excess of what would be offered for working for us. As part of our response to the pandemic, we instituted hazard pay for certain employees that perform essential work at customer sites. While we remain fully operational as an essential business, we cannot guarantee that we will be able to adequately staff our operations when needed, particularly as the COVID-19 pandemic progresses, which may strain our existing personnel, increase costs, and negatively impact our operations. As a result, our internal operations may experience disruptions. The pandemic may create additional challenges in attracting and retaining quality employees in the future. In addition, COVID-19 related-illness could impact members of our board of directors resulting in absenteeism from meetings of the directors or committees of directors, making it more difficult to convene the quorums of the full board of directors or its committees needed to conduct meetings for the management of our affairs. We cannot predict the extent to which the COVID-19 pandemic may disrupt our workforce and internal operations.

We have taken certain precautions due to the COVID-19 pandemic that could negatively impact our business.

In response to the COVID-19 pandemic, we have taken measures intended to protect the health and well-being of our employees, customers, and communities, which could negatively impact our business. These measures include temporarily requiring all non-essential employees (personnel whose roles allow) to work remotely, restricting work-related travel except for direct onsite service to our customers, restricting non-essential visitors from entering our sites, increasing the frequency and extent of cleaning and disinfecting facilities, workstations, and equipment, developing social distancing plans, and instituting specialized training to ensure the safe handling of our customers’ critical equipment. The health of our workforce, customers and communities is of primary concern and we may take further actions as may be required by government authorities or as we determine are in the best interests of our employees, customers and others. In addition, our management team has, and will likely continue to, spend significant time, attention and resources monitoring the COVID-19 pandemic and seeking to manage its effects on our business and workforce. The extent to which the pandemic and our precautionary measures may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time.

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Risks related to this Offering and the Ownership of our Common Stock

Our directors and officers control a significant percentage of our Common Stock.

The officers and directors of the company currently own a significant portion of the issued and outstanding shares of Common Stock. Our shareholders nominate and elect our board of directors, which generally has the ability to control the acquisition or disposition of our assets, and the future issuance of our Common Stock or other securities. Accordingly, for any matters with respect to which a majority vote of our Common Stock may be required by law, our directors and officers may have the ability to control such matters. Because the directors and officers control a substantial portion of such Common Stock, investors may find it difficult or impossible to replace our directors if they disagree with the way our business is being operated.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. The SEC defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock are covered by the penny stock rules pursuant to Rule 15g-9 under the Exchange Act, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the securities of the company that are captured by the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Common Stock.

Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, the U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend our Common Stock to customers which may limit an investor’s ability to buy and sell our Common Stock, have an adverse effect on the market for our Common Stock, and thereby negatively impact the price of our Common Stock.

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Our Common Stock is subject to liquidity risks.

Our Common Stock trades on the OTCQX in the United States and the CSE in Canada. The OTCQX is an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. Securities traded on the OTCQX tend to be thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQX. Quotes for stocks listed on the OTCQX are not listed in newspapers. Therefore, prices for securities traded solely on the OTCQX may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We cannot predict at what prices our Common Stock will trade in the future and there can be no assurance that an efficient and liquid trading market will develop or be sustained. Commencing in July 2018, our Common Stock began trading on the CSE. Because our Common Stock may be thinly traded on the CSE, we have limited liquidity on this exchange and we cannot guaranty that we will do so in the future. There is a significant liquidity risk associated with an investment in the company.

The shares of our Common Stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our Common Stock and cause dilution to investors.

We may issue shares of Common Stock and warrants to purchase Common Stock pursuant to private offerings and we may issue options to purchase Common Stock to our executive officers pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers could have an adverse effect on the market price of our Common Stock or on our ability to obtain future financing.

Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them. The trading price of our Common Stock has been subject to fluctuations in the past and the market price of our Common Stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of innovations or new products by us or by our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

USE OF PROCEEDS

This prospectus relates to both the sale of our common stock by the Company and the resale of our common stock that may be offered and sold from time to time by the selling stockholders.

	Use of Proceeds	%
Dispensaries	$1,250,000	25.0%
Extraction	$625,000	12.5%
Cultivation	$1,875,000	37.5%
Kitchen	$187,500	3.75%
Greenhouse Retro-fit	$187,500	3.75%
Corporate Working Capital	$156,250	3.12%
Tenant Improvements	$156,250	3.12%
Initial Acquisition Payment	$187,500	3.75%
Tissue Culture Lab	$156,250	3.12%
Full service extraction lab	$218,750	4.39%
	$5,000,000	100.0%

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We will not receive any proceeds from the sale of shares of common stock by selling shareholders in this offering.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered by the Company will be sold at a fixed price of $_____, which is based on the prevailing market price for the shares at the time the Offering commences. It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

Our historical net tangible book value as of June 30, 2020 was approximately $6,695,000, or approximately $0.10 per share of Common Stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of Common Stock outstanding as of June 30, 2020.

After giving effect to the sale of 10,000,000 shares of our Common Stock in this offering at the public offering price of $0.50 per share of common stock and after deducting the estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2020 would have been approximately $11,670,000 or approximately $0.15 per share of Common Stock based on our estimate of $25,000 of costs associated with this offering. This represents an immediate increase in pro forma net tangible book value of approximately $0.05 per share to our existing Common stockholders, and an immediate dilution of approximately $0.35 per Common Share to new investors purchasing securities in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis as of June 30, 2020:

Assuming 10,000,000 shares sold in Offering (100% of shares offered) with gross proceeds of $5,000,000:
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of June 30, 2020	$0.10
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.05
As adjusted net tangible book value per Common Share after this offering	$0.15
Dilution per share to investors participating in this offering	$(0.35)

Assuming 8,000,000 shares sold in Offering (80% of shares offered) with gross proceeds of $4,000,000
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of June 30, 2020	$0.10
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.04
As adjusted net tangible book value per Common Share after this offering	$0.14
Dilution per share to investors participating in this offering	$(0.36)

Assuming 5,000,000 shares sold in Offering (50% of shares offered) with gross proceeds of $2,500,000
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of June 30, 2020	$0.10
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.03
As adjusted net tangible book value per Common Share after this offering	$0.13
Dilution per share to investors participating in this offering	$(0.37)

Assuming 2,500,000 shares sold in Offering (25% of shares offered) with gross proceeds of $1,250,000
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of June 30, 2020	$0.10
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.01
As adjusted net tangible book value per Common Share after this offering	$0.11
Dilution per share to investors participating in this offering	$(0.39)

The foregoing discussion and table are based on 66,616,526 shares of Common Stock outstanding as of June 30, 2020.

There will be no dilution to our existing shareholders from sales by selling shareholders.

26

SELLING STOCKHOLDERS

The following table sets forth the number of shares of Company common stock owned as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name (1)	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock to be Sold (2)	Shares of Common Stock Owned After the Offering	Percentage Shares of Common Stock Owned After the Offering
Haywood Securities Inc FAO Pernoya Investments Inc. A/C YC1-4141-C 700-200 Burrard Street Vancouver, BC V6C 3L6	180,000	180,000	0	0.00%
BMO Nesbitt Burns ITF Windermere Water & Sewer Company A/C 710-43230	965,000	965,000	0	0.00%
Royal Bank of Canada ITF MLTS Holdings Inc. A/C 68986305	90,000	90,000	0	0.00%
Royal Bank of Canada ITF Lyle Oberg A/C 68775521	35,000	35,000	0	0.00%
Min Kyung Flow	90,000	90,000	0	0.00%
Amberidian Capital Inc. c/o Haywood Securities A/C YC1-7591-	90,000	90,000	0	0.00%
Trevor Wong-Chor	90,000	90,000	0	0.00%
PI Financial Corp. ITF CannaIncome Fund Corp. A/C 026-1226-5	50,000	50,000	0	0.00%
National Bank Financial Inc. In Trust For Plant Properties Corp 11ZRYUA 1010 rue de la Gauchetière, O. M100, Montréal QC H3B 5J2	474,555	474,555	0	0.00%
Andrew Mathews c/o Haywood Securities A/C UCA-6099-U	95,000	95,000	0	0.00%
John Lapsley c/o Haywood Securities A/C UC5-4436-U	20,000	20,000	0	0.00%
TD Direct ITF John Robarts A/C 056653A	35,000	35,000	0	0.00%
Andy Gordon RBC Direct account #686-23922-11	24,000	24,000	0	0.00%
Daniel Stante	14,000	14,000	0	0.00%
Sano Stante and Minette Stante	21,000	21,000	0	0.00%
Scotia ITrade Rick Wong ITF A/C 57235778	34,000	34,000	0	0.00%
Molly Mak c/o Haywood Securities A/C CM1- 0156-C	35,000	35,000	0	0.00%
TD Direct ITF Mi Fong Mak A/C 277799E	21,000	21,000	0	0.00%
RBC Direct Investing Account 686-25739-1-9	16,965	16,965	0	0.00%
Richardson GMP ITF Glenn Hamilton A/C 410-EJ10-A	14,000	14,000	0	0.00%
ATB Securities Inc. ITF Peter Kaminski A/C A01-1635-A	10,000	10,000	0	0.00%
National Bank Financial Inc. ITF 0869372 B.C. Ltd. A/C #11ZH13-A M100-1010 de la Gauchetiere St West Montreal, QC H3B 5J2	48,533	48,533	0	0.00%
2443904 Ontario Inc.	30,333	30,333	0	0.00%
Scotia Capital Inc. ITF 2599584 Ontario Inc. 150 King Street West, 4th Floor Toronto, ON M5H 1J9	72,800	72,800	0	0.00%
Scotia Capital Inc. ITF 2599584 Ontario Inc. 150 King Street West, 4th Floor Toronto, ON M5H 1J9	72,800	72,800	0	0.00%
622319 AB Ltd.	48,533	48,533	0	0.00%
PI Financial Corp ITF 710719 AB – account 03005402	121,333	121,333	0	0.00%

27

PI Financial Corp ITF 710719 AB – account 03005402	72,800	72,800	0	0.00%
Fidelity Clearing Canada ULC ITF Abid Mukhtar Account reference: E5DCASWE 200-483 Bay St., South Tower Toronto, ON, M5G 2N7	18,200	18,200	0	0.00%
AG Homes Ltd.	79,279	79,279	0	0.00%
National Bank Financial Inc. ITF Alexander Parken 37HQ21A M100-1010 de la Gauchetiere St,. W Montreal QC H3B 5J2	12,012	12,012	0	0.00%
AE Moore Farms Ltd.	18,200	18,200	0	0.00%
Amanda Condic RBC Direct Investing Inc., account # 68487971	25,480	25,480	0	0.00%
Investor Company ITF 5J5636 Anson Investments Master Fund LP’	151,667	151,667	0	0.00%
Anthony Weisshaar	35,725	35,725	0	0.00%
Arthur Kwan	2,325,280	2,325,280	0	0.00%
Scotia Capital Inc. ITF Barry Olson a/c 433 92343 22	46,780	46,780	0	0.00%
Haywood Securities Inc. ITF Bboys A/C CC1- 4658-C	59,546	59,546	0	0.00%
RF Securities Clearing LP ITF Bluesky Equities Ltd. 145 King St. West, #200 Toronto ON M5H 1J8	36,400	36,400	0	0.00%
BROOKE CUMMING	36,400	36,400	0	0.00%
CannaIncome Fund Corp.	238,186	238,186	0	0.00%
Catherine Butler 626 Riverdale Avenue SW Calgary, Alberta T2S 0Y3	61,070	61,070	0	0.00%
STEM HLDGS INC COM ISIN US85858U1079	60,667	60,667	0	0.00%
Leede Jones Gable ITF 071-5092-A Christopher Gulka PO Box 782 Calgary, AB T0K 0M0	242,672	242,672	0	0.00%
Fidelity Clearing Canada ULC ITF Chris Rowan A/C E5D-BAMH-E	18,200	18,200	0	0.00%
Haywood FAO CRM Global TM1-3282-C	72,800	72,800	0	0.00%
Haywood FAO CRM Global TM1-3282-C	43,680	43,680	0	0.00%
Clay Bradley	36,400	36,400	0	0.00%
Clayton Thatcher	192,783	192,783	0	0.00%
Cory Jacobson RBC Direct Investing Acct# 68942301	18,200	18,200	0	0.00%
Craig McKercher	18,200	18,200	0	0.00%
Gundyco ITF D’ANGELA FAMILY INVESTMENTS INC Account 432-27107-26	121,333	121,333	0	0.00%
Scotia Capital Inc. ITF William David Duckett a/c 467 34554 26	59,542	59,542	0	0.00%
National Bank Financial Inc. ITF Derril and Karen Hough A/C 2RS048A M100-1010 de la Gauchetiere St West Montreal, QC H3B 5J2	18,200	18,200	0	0.00%
Dwayne Moore	18,200	18,200	0	0.00%
FGU Holdings Corp. A/C 38GNV7E	60,672	60,672	0	0.00%
Fidelity Clearing Canada ULC ITF Robert Pollock E47-9932-E	72,800	72,800	0	0.00%
Fidelity Clearing Canada ULC ITF Robert Pollock E47-9932-E	72,800	72,800	0	0.00%
Floyd Lauer	36,400	36,400	0	0.00%
Fotis Kalantzis	60,667	60,667	0	0.00%
PI Financial Corp. ITF GAME 7 INVESTMENTS INC a/c 163-4183-6 666 Burrard St, 19th Floor Vancouver, BC, V6C 3N1	36,400	36,400	0	0.00%
A2 CAPITAL MANAGEMENT Inc.	36,400	36,400	0	0.00%

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Gordon Moore	18,200	18,200	0	0.00%
Greg Moore	18,200	18,200	0	0.00%
PI Financial Corp ITF Grover Investments Inc. A/C 163-4923-5	242,672	242,672	0	0.00%
Haywood Securities Inc. ITF Grant Fagerheim a/c cm1-3034-c 700 – 200 Burrard Street Vancouver, BC V6C 3L6	150,546	150,546	0	0.00%
Craig Holten	17,863	17,863	0	0.00%
Jelena Condic CIBC Investors Edge A/C 58731482	10,920	10,920	0	0.00%
John A. Smith	18,200	18,200	0	0.00%
John D. Wright	60,667	60,667	0	0.00%
Gundyco ITF for The K2 Principal Fund L.P. a/c 515-00018-23	954,926	954,926	0	0.00%
Keith Harris	36,400	36,400	0	0.00%
Kevin Taillefer	21,840	21,840	0	0.00%
Lenark Pty Limited <Lenark Investment A/C> GPO Box 231 Darwin NT 0801 Australia	58,240	58,240	0	0.00%
Majol Pty Ltd <Majol Investment A/C> GPO Box 587 Darwin NT 0801 Australia	29,120	29,120	0	0.00%
Mario Boscarino	30,334	30,334	0	0.00%
National Bank Financial Inc. ITF 0869372 B.C. Ltd. A/C #11ZH13-A M100-1010 de la Gauchetiere St West Montreal, QC H3B 5J2	60,667	60,667	0	0.00%
Michael Yeung	7,280	7,280	0	0.00%
Scotia iTrade ITF account 57139192 40 King St. West, 15th Floor Toronto, ON M5H 1H1	109,200	109,200	0	0.00%
Scotia iTrade ITF account 57139192 40 King St. West, 15th Floor Toronto, ON M5H 1H1	36,400	36,400	0	0.00%
BMO Nesbitt Burns ITF Mildred Kipusi A/C #410-36792-15	121,333	121,333	0	0.00%
National Bank Financial Inc. ITF Jason Mayer A/C 41SP11A M100-1010 de la Gauchetiere St West Montreal, QC H3B 5J2	30,328	30,328	0	0.00%
C Neil Smith	36,400	36,400	0	0.00%
BMO Nesbitt Burns ITF Parkwood Master Fund Ltd. Acc # 402-21970- 26 Address: 100 King St West, Toronto M5X 1H3	72,800	72,800	0	0.00%
Haywood Securities Inc ITF - Patrick Coli Account # CC14989C 700 - 200 Burrard Street Vancouver BC V6C 3L6	18,200	18,200	0	0.00%
Peter Cheung 76 Rosery Drive NW Calgary, AB T2K1L7	539,250	539,250	0	0.00%
Quinsam Capital Corp.	121,333	121,333	0	0.00%
Quinsam Capital Corp.	145,600	145,600	0	0.00%
Richard McHardy 30205 River Ridge Drive Calgary, Alberta T3Z 3L1	162,990	162,990	0	0.00%
Gundyco ITF ROMEO D’ANGELA OR BEATRICE D’ANGELA Account 445-02717-23	121,336	121,336	0	0.00%
Ronald Welsh	18,200	18,200	0	0.00%
Ronald Welsh	29,771	29,771	0	0.00%
Rosalie Garcia	12,740	12,740	0	0.00%
National Bank Financial ITF Sandra Esposito A/C 05G32EE M100 – 1010 de la Gauchetière Ouest Montreal QC H3B 5J2	72,800	72,800	0	0.00%

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Scott Koyich	60,667	60,667	0	0.00%
Shimcity Inc.	60,672	60,672	0	0.00%
Mario Vetro	30,334	30,334	0	0.00%
Sol P. Wright	107,850	107,850	0	0.00%
Stan Moore	18,200	18,200	0	0.00%
Steve Stathakis	30,334	30,334	0	0.00%
PETERS & CO. LIMITED ITF THOMAS MACINNIS A/C 018-1943-2	121,576	121,576	0	0.00%
PETERS & CO. LIMITED ITF THOMAS MACINNIS A/C 018-1943-2	215,700	215,700	0	0.00%
Trevor Wallace	36,400	36,400	0	0.00%
Warren Seaman 323 Douglasbank Green SE Calgary, AB T2Z 1V7	18,200	18,200	0	0.00%
Zachary Lister	6,188	6,188	0	0.00%
Former Holders of the Debentures of Seven Leaf Ventures Corp.	172,000	172,000	0	0.00%
Catherine Butler	5,000	5,000	0	0.00%
Investor Company ITF 5J5636 Anson Investment Master Fund LP	25,000	25,000	0	0.00%
QUINSAM CAPITAL CORP.	40,000	40,000	0	0.00%
Gundyco ITF The K2 Principal Fund L.P. a/c 515-00018-23	300,000	300,000	0	0.00%
PI FINANCIAL CORP. ITF BRYAN HENRY A/C 013-4296-3	5,000	5,000	0	0.00%
PI FINANCIAL CORP. ITF WILL PANENKA A/C 025-5964-9	10,000	10,000	0	0.00%
PI FINANCIAL CORP. ITF DARREN POIRIER A/C 025-7613-0	5,000	5,000	0	0.00%
Benjaimin Curry 1087 Salsbury Dr VANCOUVER, BC V5L 4A6	4,000	4,000	0	0.00%
BROOKE CUMMING 1438 RICHARDS ST UNIT 1206 VANCOUVER, BC V6Z 3B8	10,000	10,000	0	0.00%
CANDICE PATRICIA PRESCOTT	6000	6,000	0	0.00%
THOMAS A CUMMING 1338 COMMERCIAL WAY PENTICTON BC V2A 3H6	20,000	20,000	0	0.00%
TREVOR WALLACE 4829 MOUNTAIN ROAD PO BOX 89 BRULE AB T0E 0C0	40,000	40,000	0	0.00%
710719 Alberta Inc.	20,000	20,000	0	0.00%
PI Financial Corp. ITF CannaIncome Fund Corp. A/C 026-1226-5	20,000	20,000	0	0.00%
Qwest Investment Fund Management Ltd	595,238	595,238	0	0.00%
Total	12,681,008	12,681,008	0	0.00%

(1)	All shares were issued or are issuable pursuant to the Company’s acquisition of Seven Leaf Ventures Corp. in March 2020. Beneficial ownership information for the selling stockholders is provided as of May 15, 2020 and based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

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PLAN OF DISTRIBUTION

We may, from to time, offer the securities registered hereby at the initial offering price of $________ per share up to this maximum amount. We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, with or without an underwriting syndicate, through agents, or directly to one or more purchasers or a combination of these methods. The Company may distribute securities from time to time in one or more transactions:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the Company to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Once sold under the registration statement, of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

31

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, and in compliance with applicable laws and regulations, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board. As of June 30, 2020, there were 66,616,526 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

●	Restricting dividends on the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; or
●	delaying or preventing a change in control without further action by the stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The Company’s common stock commenced trading on the OTCQB on May 23, 2018 under the symbol “STMH” and the Canadian Securities Exchange (CSE) on July 13, 2018 under the symbol “STEM”. On October 3, 2019, the Company commenced trading on the OTCQX.

The following table shows the high and low prices of our common shares on the OTCQB/OTCQX for each quarter for quarter from May 23, 2018 through June 30, 2020. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

33

Period	High	Low
May 23, 2018-June 30, 2018	$7.75	$5.00
July 1, 2018-September 30, 2019	$5.55	$1.70
October 1, 2018-December 31, 2018	$2.48	$1.80
January 1, 2019-March 31, 2019	$3.00	$1.32
April 1, 2019-June 30, 2019	$1.94	$1.00
July 1, 2019-September 30, 2019	$1.20	$0.80
October 1, 2010-December 31, 2019	$1.20	$0.79
January 1, 2020-March 31, 2020	$1.10	$0.31
April 1, 2020-June 30, 2020	$0.60	$0.38
July 1, 2020-September 30, 2020	$0.50	$0.21

The market price of our common stock, like that of other early stage cannabis-related companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of October 9, 2020, there were 66,821,247 shares of common stock outstanding and approximately 250 shareholders of record.

Transfer Agent and Registrar

Our transfer agent is Odyssey Stock Transfer, Inc., located at Suite 702, 67 Yonge Street, Toronto, ON M5E 1J8.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

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●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	1,850,000	2.40	996,453
Total	1,850,000	2.40	996,453

(1) As of September 30, 2019

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Warrants Issued to Management

Name	Grant Date	Number of Securities Underlying Unexercised Exercisable Warrants	Number of Securities Underlying Unexercised Exercisable Warrants	Warrant Exercise Price($)	Warrant Expiration Date
None

Total

Stock Option Plan

The Company adopted the Stem Holdings, Inc 2016 Employee, Director and Consultant Stock Plan (the “Plan”) as of July 27, 2016. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis. As of June 30, 2020, there were options to purchase 4,747,916 outstanding (4,435,416 of which were vested and exercisable options) at an average exercise price of $2.10 per share.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

INTEREST OF NAMED EXPERT AND COUNSEL

Counsel

The Law Offices of Robert L. B. Diener, 41 Ulua Place, Haiku, HI 96708 was retained for the purpose of preparing this registration statement on Form S-1, rendering the legal opinion attached as an exhibit relative to the validity of the common stock to be issued pursuant to this Registration Statement and for an opinion letter to the auditor which was required to complete the audit enclosed herein. As payment for said service, the Law Office of Robert L. B. Diener estimates that the total fees payable to his firm will be $5,000. The Law Offices of Robert L. B. Diener is not receiving any contingent interest, fee or shares in the Company. The Law Office of Robert L. B. Diener is presently on a monthly retainer arrangement with the Company.

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Independent Registered Accounting Firm

The consolidated financial statements of Stem Holdings, Inc. as of September 30, 2019 and 2018 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of L J Soldinger Associates, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2019 consolidated financial statements of Stem Holdings, Inc. refers to a change in the method of accounting for stock based compensation in connection with grants of equity to employees and consultants, as part of employment agreements or service contracts, which are fully vested at the time of grant.

INFORMATION WITH RESPECT TO THE REGISTRANT

Corporate Structure

Stem Holdings, Inc. was organized on June 7, 2016 as a Nevada corporation under Chapter 78 of the Nevada Revised Statutes. The Company’s principal office is located at 2201 NW Corporate Blvd, Suite 205, Boca Raton, FL 33431. The Company has six wholly-owned subsidiaries, Stem Group Oklahoma, Inc., Opco LLC, Stem Holdings, Florida, Inc., Stem Holdings Oregon, Inc. and Stem Holdings, IP Inc. and Stem Agri, LLC.

Overview of the Business

Stem Holdings, Inc. (“Stem” or the “Company”) is a Nevada corporation incorporated on June 7, 2016. The Company is a multi-state, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma. As of March 31, 2020, Stem had ownership interests in 26 state issued cannabis licenses including six (6) licenses for cannabis cultivation, three (3) licenses for cannabis production, five (5) licenses for cannabis processing, one (1) license for cannabis wholesale distribution, one (1) license for hemp production and ten (10) cannabis dispensary licenses.

The Company is also currently working towards acquiring additional entities and assisting certain joint ventures with obtaining licenses and permits for cannabis production, distribution and sale in additional US states and foreign countries. Should it be successful in these endeavors, the Company will transform into a multi-state and worldwide, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma.

Stem’s partner consumer brands are award-winning, nationally known and include: cultivators, TJ’s Gardens, Travis X James, and Yerba Buena; retail brands, Stem and TJ’s; infused product manufacturers, Cannavore and Supernatural Honey; and a CBD company, Dose-ology. As of June 30, 2020, the Company has acquired six commercial properties and leased a seventh property, located in Oregon and Nevada, and has entered into leases to related entities for these properties. As of June 30, 2020, the buildout of these properties to support cannabis related operations was either complete or near completion.

The Company has six wholly-owned subsidiaries –Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. Stem, through its subsidiaries, is currently in the process of finalizing the investment in and acquisition of entities that engage directly in the production and sale of cannabis, thereby transitioning from a real estate company, with a focus on cannabis industry tenants, to a vertically integrated, multi-state cannabis operating company.

The Company’s stock is publicly traded and is listed on the Canadian Securities Exchange under the symbol “STEM” and the OTCQX exchange under the symbol “STMH”.

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Recent Developments

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (CSA) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. Although they have not done so, the current administration could decide to strongly enforce the federal laws applicable to cannabis. See Justice Department Memo on Marijuana Enforcement discussed below. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. Legislation is currently pending in the U.S. Congress which would reclassify cannabis from Schedule 1 to Schedule 3. If enacted into law, such change could provide a material benefit to businesses engaged in the cultivation and sale of cannabis, including eligibility for federal tax deductions, access to the banking system and generally de-criminalizing the use or sale of cannabis where it is legal under applicable state laws.

The Company and our licensed products are also subject to a number of other federal, state and local laws, rules and regulations. Our licensees and vendors are required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and are subject to regulations relating to employee safety, working conditions, protection of the environment, and other items. The current administration has indicated that it will closely scrutinize the cannabis industry, in particular, recreational marijuana. Changes in laws, rules and regulations or the recall of any product by a regulatory authority, could have a material adverse or positive effect on our business and financial condition.

Justice Department Memo on Marijuana Enforcement

Because of the inconsistencies in federal and state law, on January 4, 2018, the Department of Justice (DOJ) issued a memo on federal marijuana enforcement policy announcing what it deemed to be a return to the rule of law and the rescission of previous guidance documents which would include the so called Cole Memorandum. Since the passage of the Controlled Substances Act in 1970, Congress has generally prohibited the cultivation, distribution, and possession of marijuana. In the memorandum, the Attorney General directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. The DOJ asserts this return to the rule of law is also a return of trust and local control to federal prosecutors who know where and how to deploy Justice Department resources most effectively to reduce violent crime, stem the tide of the drug crisis, and dismantle criminal gangs.

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not subject us to any of the enforcement priorities of the U.S. Department of Justice.

COVID-19

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the filing of this Post-Effective Amendment #1 to Form S-1, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. The existence of a worldwide pandemic, the fear associated with COVID-19, or any, pandemic, and the reactions of governments in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact our ability to conduct normal business operations, which could adversely affect our results of operations and liquidity. Disruptions to our supply chain and business operations disruptions to our retail operations and our ability to collect rent from the properties which we own, personnel absences, or restrictions on the shipment of our or our suppliers’ or customers’ products, any of which could have adverse ripple effects throughout our business. If we need to close any of our facilities or a critical number of our employees become too ill to work, our production ability could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse consequences due to COVID-19, or any other, pandemic, demand for our products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the markets in which we operate. Any of these uncertainties could have a material adverse effect on our business, financial condition or results of operations.

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Industrial Hemp

Industrial hemp is now legal in the U.S., which advocates hope could eventually loosen laws around the popular marijuana extract CBD.

The 2018 farm bill which legalized hemp including a variety of cannabis that does not produce the psychoactive component of marijuana, paved the way to legitimacy for an agricultural sector that has been operating on the fringe of the law. Industrial hemp has made investors and executives swoon because of the potential multibillion-dollar market for cannabidiol, or CBD, a non-psychoactive compound that has started to turn up in beverages, health products and pet snacks, among other products.

Currently, it appears that CBD will remain largely off-limits for ingestible products. The Food and Drug Administration issued a statement saying that despite the new status of hemp, CBD is still considered a drug ingredient and remains illegal to add to food or health products without the agency’s approval, disappointing many hemp advocates, who said they will continue to work to convince the FDA to loosen its CBD rules. The FDA said some hemp ingredients, such as hulled hemp seeds, hemp seed protein and hemp seed oil, are safe in food and won’t require additional approvals.

The farm bill places industrial hemp, which is defined as a cannabis plant with under 0.3% of tetrahydrocannabinol, or THC, under the supervision of the Agriculture Department and removes CBD from the purview of the Controlled Substances Act, which covers marijuana. The law also “explicitly” preserved the Food and Drug Administration’s authority to regulate products containing cannabis, or cannabis-derived compounds.

History of the Business

The Company was formed to purchase, lease and improve certain real estate properties (the “Properties”), initially in the State of Oregon, which are or will be utilized as either state-licensed cannabis selling retail establishments or state-licensed cannabis growing and processing facilities. The Company previously operated primarily as a real estate holding company, and now engages in direct operations with respect to its properties and activities other than the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees.

The initial business of the Company was detailed in a multiparty agreement dated as of August 4, 2016, as revised on October 24, 2016 (“Multiparty Agreement”), by and among the Company and the following entities, which are affiliates of the founders of the Company: Oregon Acquisitions, JV LLC, Gated Oregon Holdings LLC, Kind Care Holdings, LLC, and Never Again Real Estate, LLC.

The Multiparty Agreement contemplated that the initial Properties owned by the Company and identified in the Multiparty Agreement (and as further described below) would be leased by the Company to subsidiaries of OpCo Holdings, Inc. (“OpCo”). Opco is a company formed in 2016 by the Company’s founders and their affiliates for the purpose of operating multiple cannabis-related businesses initially in the State of Oregon, and the Company’s founders and their affiliated entities directly and indirectly collectively own approximately 24.06% of the outstanding stock of Opco.

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The following is an overview of acquisitions completed by the Company:

In September 2016, the Company entered into a 10-year lease with respect to certain property located in Springfield, OR (the “42nd Street Property”) with the landlord that commenced in November 2016. In July 2017, the Company entered into a lease agreement for the 42nd Street Property.

On November 1, 2016, the Company acquired certain property located in Eugene, OR (the “Willamette Property”). In July 2017, the Company entered into an operating lease agreement with a marijuana dispensary to move into the Willamette Property.

On February 6, 2017, the Company acquired certain real property located at 7827 SE Powell Blvd, Portland, OR 97206 (the “Powell Property”). In July 2017, the Company entered into a lease agreement for the Powell Property.

In January 2018 the Company consummated a “Contract for Sale” whereby it purchased a Farm Property in Mulino OR (the “Mulino Property”) which will be used for the cultivation of cannabis. In July 2017, the Company entered into a lease agreement with a third party for the Mulino Property.

Investments in Subsidiaries. In April 2018, the Company acquired a 50% interest in NVD RE Corp. (“NVD”). NVD used its available funding to acquire an under- construction cannabis indoor grow building in Nevada and to continue the buildout of the property. NVD leases the property to YMY Ventures LLC (“YMY”).

In September 2018, the Company entered into an agreement to acquire 50% of the membership interest of YMY. YMY is a startup operation located near Las Vegas, Nevada and owns a license to cultivate and produce cannabis products. The purchase was conditioned upon the receipt of approval of the transfer of ownership by the State of Nevada Department of Taxation. On February 21, 2019, YMY received the approval of the transfer of ownership by the State of Nevada Department of Taxation. Thereafter, on March 1, 2019, the Company closed its acquisition of 50% of YMY. YMY has licenses that allow it to cultivate and produce cannabis and related products, but the Company failed in its attempt to acquire a retail sales license. As of March 31, 2020, YMY had commenced operations and begun generating revenues in the wholesale market.

On October 8, 2018, the Company and Yerba Buena Oregon, LLC”) entered into an Asset Purchase Agreement which provided for the Company to purchase certain assets and assume certain liabilities of Yerba. Yerba is a wholesale producer of recreational marijuana flower, by-product and pre-roll product in the state of Oregon.

On June 24, 2019, Stem received regulatory approval from the Oregon Liquor Control Commission and closed the previously-announced acquisition of Yerba. Yerba operates an award-winning state-of-the-art cultivation facility equipped with an in-house genetics program and a cannabis library consisting of a few hundred strains.

On March 22, 2019, the Company entered into a share purchase agreement with South African Ventures, Inc., a Nevada corporation (“SAV”) and its shareholders pursuant to which the Company acquired all of the outstanding capital stock of SAV, which became a wholly-owned subsidiary of the Company. At the closing, SAV had no operations and held approximately $5.75 million cash. In addition, the Company held an additional $2.5 million in escrow for the benefit of SAV, which it delivered to SAV at the closing. These funds were raised by SAV from various investors, who became Company shareholders at the Closing. In 2019, we fully impaired our investment of $5.75 million in Stempro International which was acquired in connection with our acquisition of SAV.

On March 29, 2019, the Company executed a definitive agreement to acquire Western Coast Ventures, Inc. (“WCV”). WCV had a working capital surplus of approximately $2,000,000 and had negotiated a joint venture (the “JV”) with ILCA Holdings, Inc. (“ILCA”). ILCA has been issued a limited Conditional Use Permit for a Marijuana Production Facility (a “MPF”) by the City of San Diego, California, which will only be initially granting a total of 40 MPFs. Upon issuance of the final MPF permit and the completed construction, the JV will: (1) operate an advanced cannabis facility to grow and cultivate cannabis; (2) manufacture cannabis-derived products; and (3) distribute cannabis and cannabis-derived products state-wide throughout California. The Conditional Use Permit expires on August 30, 2023 and is subject to various terms and conditions detailed in the Permit.

The MPF encompasses 10,700 square feet and will feature state-of-the-art technology for cultivation, production and distribution. A complex, sophisticated, portable racking system will create a 10,000 square foot canopy that has the potential to produce over 6,000 pounds of product per year with the help of high efficiency LED lights. The production sector of the MPF will deliver a large variety of cannabis-derived offerings such as flowers, pre-rolls, infused edibles, and topicals.

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SOK Management, LLC

During the year ended September 30, 2019, the Company advanced approximately $830,000 to a group of companies attempting to start up cannabis operations in Oklahoma. In May 2019, the Company and the group of entities entered into a formal agreement in which $500,000 of the advanced funds would become a 7% ownership interest in SOK Management, LLC. The remaining $330,000 of advanced funds were returned to the Company, and the Company is no longer required to advance further amounts. The Company accounted for its $500,000 investment in SOK Management LLC using the equity method of accounting. As of September 30, 2019, the Company recorded a loss on investment of $500,000, bringing its total investment to zero.

Tilstar Medical, LLC

In April 2019, the Company entered into an agreement to acquire 48% of the membership interest of Tilstar Medical, LLC (“TIL”). TIL is a startup operation located in Laurel, Maryland and owns a project management company which assists in procuring licenses for the production and sale of cannabis. The purchase price for the 48% interest was $550,000 to capitalize TIL which under the operating agreement occurs upon the execution of the agreement. As of September 30, 2019, the Company had funded the $550,000 and accounted for its investment using the equity method of accounting. During the year ended September 30, 2019, the Company recorded a loss on investment of approximately $279,000. The Company was not made aware at time of its investment in the type and magnitude of expenses that would be funded with its investment capital and is currently in the process of renegotiating the terms of the operating agreement. During the year ended September 30, 2019, Tilstar Medical along with its partner, Stem Holdings, Inc, received a letter from the Maryland Medical Cannabis commission with notification that we received stage one pre-approval for a processor license. The Companies application ranked amongst the top nine highest scoring applications for a medical cannabis processor license. Final awards will be issued during calendar year 2020. As of September 30, 2019, the difference between the investment and the percentage of net assets attributable to the Company’s investment was approximately $0.28 million

On January 7, 2020, the Company entered into a joint venture with Community Growth Partners, Inc. (“CGP”), a vertically-integrated cannabis company with provisional licensed operations in Massachusetts.

The Massachusetts Cannabis Control Commission recently awarded CGP three provisional cannabis licenses for cultivation, manufacturing and retail – making CGP one of the Commonwealth’s first women- and minority-founded and owned businesses to become approved as a vertically-integrated cannabis operation. A new state-of-the-art indoor cultivation and manufacturing facility will be constructed in Northampton, MA for completion by Fall 2020, which will provide extraction and distribution capability. The Company intends to commence Dispensary operations during 2020 to begin serving the market with partner cannabis brands.

Stem will acquire 49% of CGP’s common stock and provide CGP with a revolving line of credit for future expansion into Massachusetts. Stem will also provide CGP with administrative, cultivation, and manufacturing support services. Stem will also license and market CGP’s Rebelle™-brand products in its other licensed markets, including California, Oregon, Oklahoma and Nevada. The agreements are subject to approval of the Massachusetts Cannabis Control Commission and other local state authorities.

On March 5, 2020, the Company closed the acquisition of Seven Leaf Ventures Corp. (“7LV”), a private Alberta, Canada corporation, and its subsidiaries, pursuant to the terms of a share purchase agreement dated March 5, 2020. 7LV owns Foothills Health and Wellness, a medical dispensary, in the greater Sacramento, California area (the “Sacramento Dispensary”). Company management believes that the Sacramento Dispensary is expected to drive synergies with Stem’s premium branded dispensaries in Oklahoma City, OK, and in Eugene and Portland, OR. Stem also expects that the Sacramento Dispensary will receive its recreational license in the near term. 7LV also has an option to acquire a dispensary in Los Angeles, California.

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Company purchase of Opco businesses

As long as the Company has fully satisfied all of its obligations and milestones pursuant to the Multiparty Agreement, the Company had the obligation to acquire the business operations of Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care (the “Operating Companies”) has the obligation to sell such operations to the Company, within a reasonable time after the Company receives a legal opinion that the operation of the Opco marijuana businesses in the State of Oregon by Stem will not violate any federal or state laws. On August 12, 2019, the parties agreed to waive this condition with the Company proceeding with the purchase of the operating companies.

Pursuant to the terms of a merger agreement between the parties, Stem will acquire Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care for a deemed aggregate purchase price of 12.5 million shares of the Company’s common stock. The purchase price will be satisfied by releasing these shares which are currently being held in escrow, to the beneficial owners of above-mentioned entities. As previously disclosed, certain beneficial owners of these entities are also directors, officers and/or shareholders of Stem. The transaction remains subject to receipt of all necessary regulatory approvals from government entities of the State of Oregon and therefore is outside the control of the Company. Closing of the transaction is expected to occur this calendar year. Definitive agreements have been executed and filed with the regulatory agency. On September 4, 2020, the Company received all of the necessary regulatory approvals from government entities of the State of Oregon and, pursuant to the Merger Agreements, the transaction was consummated on that date.

Principal Products and Markets

The Company’s principal operations have historically related to the leasing of properties, funding of capital, tenant improvements and administration of its leases and provision of financing to certain lessees, engaged in the production and sale of cannabis. While the Company originally operated primarily as a real estate holding company, it is now engaged in direct operations, primarily the production and sale of cannabis in states where it is legal to do so, with respect to its properties and activities other than the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees. Historically, the Company’s principal market has been in the State of Oregon, but it is now engaged in expansion into other markets where sale of marijuana is legal, including California, Nevada, Massachusetts, Maryland and, Oklahoma.

Production and Sales

The Company’s business requires that it possess or be in a position to access specialized knowledge and expertise regarding the state-licensed cannabis industry and those persons and entities who are involved in the industry. The Company believes that its management has such specialized expertise and experience, and the Company retains legal counsel that has recognized expertise in the industry. The Company does not believe that any aspect of its business is either: (i) cyclical or seasonal; or (ii) dependent on any particular franchise or license or other agreement to use a patent, formula, trade secret, process or trade name. The Company has not identified any specific environmental protection issues which will affect its business. The Company does not own significant identifiable intangible properties outside of its cannabis licenses.

The Company does not believe that its operations are dependent on any factors within the general economy. However, any material changes in either U.S. federal law enforcement priorities or the law of the State of California, Oregon, Nevada Massachusetts, Maryland and Oklahoma or other states where the Company operates affecting the cultivation and sale of cannabis could have a material impact on the Company’s business, particularly since the growth, marketing, sale, and use of marijuana is illegal under federal law.

Company Funding

Private Placement Transactions

The Company has sold shares of its common stock in private placement transactions under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and certain exemptions of the laws of the jurisdictions where any offering is made. In the fiscal years ended September 30, 2019 and 2018, the Company raised gross proceeds of approximately $35,000 and $6,571,000, respectively.

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The securities issued in the above-mentioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D. Investors who acquired shares of our common stock in the foregoing private placement transactions were all accredited investors and were required to complete, execute and deliver a subscription agreement and related documentation, which included customary representations and warranties, certain covenants and restrictions and indemnification provisions.

Convertible Promissory Notes and Mortgages

In the fiscal year ended September 30, 2018, the Company entered into mortgages on two existing properties. The mortgages have a principal amount of $864,000 with maturity dates ranging between March and April 2020. The net proceeds received by these mortgages by the Company was approximately $739,000.

In the fiscal year ended September 30, 2018, the Company entered into convertible promissory notes with accredited investors and received gross proceeds (before fees and costs) of $2,475,000. The Convertible notes matured between March and June 2019, but were fully converted in October 2018.

Short Term Financing

In the fiscal year ended September 30, 2018, the Company entered into two separate promissory notes each for $100,000 with maturity dates in March 2018. One of the notes was repaid in full at maturity, the other note had its maturity date extended to March 2019, its interest rate reduced and had added a conversion feature.

In September 2018, in the course of one of the convertible note offerings detailed above, the Company received an advance of $168,000 in contemplation of an investment into the offering. This was fully repaid in the year ended September 30, 2019.

CD Special Warrant Offering

On December 27, 2018, the Company entered into an Agency Agreement (the “Agreement”) with respect to a private offering of up to 10,000 special warrants of the Company (the “CD Special Warrants”) for aggregate gross proceeds of up to C$10,000,000 (the “Offering”). On March 14, 2019, the Company closed the second and final tranche of the Offering, consisting of 962 CD Special Warrants at a price of C$1,000 per CD Special Warrant for aggregate gross proceeds of C$962,000, bringing the total aggregate proceeds for the Offering to C$4,083,000. The Offering was led by Canaccord Genuity Inc., together with a syndicate of agents (the “Agents”).

Each CD Special Warrant will be exchanged (with no further action on the part of the holder thereof and for no further consideration) for one convertible debenture unit of the Company (a “Convertible Debenture Unit”), on the earlier of: (i) the third business day after the date on which both (A) a receipt (the “Receipt”) for a (final) prospectus (the “Qualification Prospectus”) qualifying the distribution of the Convertible Debentures (as defined below) and Warrants (as defined below) issuable upon exercise of the CD Special Warrants has been issued by the applicable securities regulatory authorities in the Canadian jurisdictions in which purchasers of the CD Special Warrants are resident (the “Canadian Jurisdictions”), and (B) a registration statement (the “Registration Statement”) registering the resale of the common shares underlying the Convertible Debentures and Warrants has been declared effective by the Securities and Exchange Commission (the “Registration”); and (ii) the date that is six months following the closing of the Offering. The Company has also provided certain registration rights to purchasers of the CD Special Warrants.

Each Convertible Debenture Unit is comprised of C$1,000 principal amount 8.0% senior unsecured convertible debenture (each, a “Convertible Debenture”) of the Company and 167 common share purchase warrants of the Company (each, a “Warrant”). Each Warrant entitles the holder to purchase one common share of the Company (each, a “Warrant Share”) at an adjusted exercise price of C$1.50 per Warrant Share for a period of 24 months following the closing of the Offering.

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The Company paid the Agents a cash commission equal to 7.0% of the gross proceeds raised in the second tranche of the brokered portion of the Offering(C$157,290), and additional C$50,000 and C$30,000 of fees and expenses. As additional consideration, the Company issued the Agents such number of non-transferable broker convertible debenture special warrants (the “Broker CD Special Warrants”) as is equal to 7.0% of the number of CD Special Warrants sold under the first tranche of the brokered portion of the Offering. Each Broker CD Special Warrant shall be exchanged, on the same terms as the CD Special Warrants, into broker warrants of the Company (the “Broker Warrants”). Each Broker Warrant entitles the holder to acquire one Convertible Debenture Unit at an exercise price of C$1,000, until the date that is 24 months from the closing date of the Offering. The distribution of the Broker Warrants issuable upon the exchange of the Broker CD Special Warrants shall also be qualified under the Qualification Prospectus and the resale of the common shares underlying the Broker Warrants will be registered under the Registration Statement. The Company failed to comply on a timely basis with the registration provisions and incurred a 5% penalty as a result.

The net proceeds of the Offering were used to for expansion initiatives and general corporate purposes.

The issuance of the securities was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, Regulation D promulgated under the Securities Act, Regulation S, in Canada to “accredited investors” within the meaning of National Instrument 45-106 and other exempt purchasers in each province of Canada, except Quebec, and/or outside Canada and the United States on a basis which does not require the qualification or registration.

OTHER

Employees

We currently have approximately 100 employees.

Websites

The Company operates websites at www.stemholdings.com.

LEGAL PROCEEDINGS

D.H. Flamingo, Inc. v. Department of Taxation, et. al.

On February 27, 2020, a subsidiary of the Company (YMY Ventures, LLC) was served with a Summons and Second Amended Complaint in a matter pending in the District Court of Clark County Nevada (Case # A-19-787004-B) which is styled “D.H. Flamingo, Inc. v. Department of Taxation, et. al.” (the DOT Litigation”). In this matter, the Plaintiff is alleging that certain parties (including YMY Ventures, LLC) received Conditional Recreational Marijuana Establishment Licenses, while certain other parties (including Plaintiff) were denied licenses. In the matter, Plaintiff seeks declaratory relief, injunctive relief, relief from violation of procedural and substantive due process, violation of equal protection, unjust enrichment, judicial review of the entire matter, together with a Petition for Writ of Mandamus. The Plaintiff seeks damages in an unspecified amount. Thereafter, on April 20, 2020, YMY Ventures, LLC filed a Notice of Non-Participation and Request for Dismissal. The Company believes it will ultimately be dismissed from the action without any liability exposure. Notwithstanding, there is no guarantee at this time that this will occur, and the ultimate result of the matter could potentially be the loss of YMY Ventures, LLC’s Conditional Recreational Marijuana Establishment License. The Company believes that this result would be highly unlikely and that the matter will be fully resolved as to YMY Ventures, LLC in the near term.

Chord Advisors, LLC v. Stem Holdings, Inc., et. al.

On June 5, 2020 Chord Advisors, LLC (“Chord”) filed a Complaint in the Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida (Case # 502020CA006097) alleging that Stem Holdings, Inc. owes Chord approximately $260,000 on account of fees for accounting services accrued pursuant to a Letter of Agreement dated October 2019. On July 6, 2020, the Company filed an Answer and Affirmative Defenses to the Complaint. This matter is in its early stages and, while the Company believes that it has meritorious defenses to the matters detailed in the Complaint, it is impossible to predict the outcome of the matter.

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Lili Enterprises, LLC adv. YMY Ventures and OPCO, LLC

In July 2020, a dispute arose with the Company’s joint venture partner in connection with the Company’s operations in the State of Nevada. In this regard, the Company’s joint venture partner claims that it is owed certain amounts totaling approximately $307,500 pursuant to the joint venture Operating Agreement. On the other hand, the Company claims that the joint venture partner is in breach of its agreements with the Company and that the Company has heretofore advanced over $1 million in excess of its commitments under the Operating Agreement. The operative agreements require the disputes to be arbitrated. The parties have engaged an arbitrator and the matters are set for an arbitration hearing in February 2021. Ultimately, while the Company believes that a settlement will be reached, it is impossible to predict the outcome of the matter.

Additionally, we are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of September 30, 2020, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements.

DESCRIPTION OF PROPERTY

In March 2018, the Company entered into a 3-year lease for the occupancy of the Company’s corporate office located in Boca Raton, Florida. The lease requires the Company to pay a base rental fee of $3,024 per month. All taxes, maintenance and utilities are billed separately. In addition, the Company also remitted $6,048 or a security deposit to the landlord. The landlord provided the Company with 2 free months.

In September 2016, the Company entered into a 10-year lease with respect to certain property located in Springfield, OR (the “42nd Street Property”) with the landlord that commenced in November 2016. The lease requires the Company to pay a base rental fee of $7,033 plus an additional estimated $315 per month in real estate taxes in which the base rental fee escalates each year by approximately 2%. All taxes (including reconciling real estate taxes), maintenance and utilities are included at the end of each year as a one-time payment. In addition, the Company also remitted $14,000 for a security deposit to the landlord. In July 2017, the Company entered into a lease agreement to lease the property to a related entity. The lease agreement is for a term of ten years, after completion of the buildout by the Company of the property, and a monthly rent obligation of $64,640, subject to annual increases of 3% per year plus an amount for additional rent based on final buildout costs incurred by the Company. The lease is a double net lease with maintenance and real property taxes to be paid by the tenant and insurance costs paid by the Company. Rent payments have not yet commenced. The Company has treated tenancy for the period prior to rent commencement as a free rental period for accounting purposes. The lease was included in the consolidated financial statements for the year ended September 30, 2019.

On November 1, 2016, the Company acquired certain property located in Eugene, OR (the “Willamette Property”) for a total cash purchase price plus closing costs of approximately $918,000. In July 2017, the Company entered into an operating lease agreement with a marijuana dispensary, which is a related party to the Company, to move into the Willamette Property. The lease agreement is for a base term of ten years (see note below) and a monthly rent obligation of $13,800, subject to annual increases of 3% per year, plus an amount for additional rent based on final buildout costs incurred by the Company. The lease was included in the consolidated financial statements for the year ended September 30, 2019. The lease is a double net lease with maintenance and real property taxes to be paid by the Tenant and insurance costs paid by the Company. The Company provided the tenant with one month of free rent. Upon the expiration of the term of ten years, the Lessee has the option to renew the lease agreement for one five-year term, on the same terms as provided in the lease agreement. On February 28, 2018, the Company executed a $550,000 mortgage payable on the Willamette property to acquire additional funds. The mortgage bears interest at 15% per annum. Monthly interest only payments began March 1, 2018 and continue each month thereafter until paid. The entire unpaid balance is due on March 1, 2020, the maturity date of the mortgage, and is secured by the underlying property. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. For the twelve months ended September 30, 2019, interest expense related to this mortgage amounted to $82,500.00. The note has been cross guaranteed by the CEO and Director of the Company. In March 2020, the Company completed a refinance of this mortgage. In the refinance, the Company entered into a mortgage, secured by the property with an additional personal guaranty of the CEO of the Company, for $700,000 with an annual interest rate of 15%, paid points at closing totaling $42,000 and a maturity date of March 31, 2022. The Company has included the mortgage outstanding as of March 31, 2020 in long-term liabilities as a result of the refinance.

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On February 6, 2017, the Company acquired certain real property located at 7827 SE Powell Blvd, Portland, OR 97206 (the “Powell Property”) for a total purchase price plus closing costs of approximately $656,498. In July 2017, the Company entered into a lease agreement for the Powell Property, with a related party as tenant. The lease agreement is for a term of ten years and a monthly rent obligation of $6,523, subject to annual increases of 3% per year. Maintenance and real property taxes shall be paid by the Tenant and insurance paid by the Company. Additional rents will be added to pay landlord back for tenant improvements by the end of the first term of the lease, payments will include annual interest at 12% compounded monthly. The Company has treated tenancy for the period prior to rent commencement as a free rental period for accounting purposes. The lease was included in the consolidated financial statements for the year ended September 30, 2019. On April 4, 2018, the Company executed a $314,000 mortgage payable on the Powell property to acquire additional funds. The mortgage bears interest at 15% per annum. Monthly interest only payments began May 1, 2018 and continue each month thereafter until paid. The entire unpaid balance is due on April 1, 2020, the maturity date of the mortgage, and is secured by the underlying property. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company. In January 2020, the Company completed a refinance of this mortgage. In the refinance, the Company entered into a mortgage, secured by the property with an additional personal guaranty of the CEO plus an assignment of the right and title in all of CEO’s common shares of the Company as collateral under the mortgage, for $400,000 with an annual interest rate of 15%, paid points at closing totaling $24,000 and a maturity date of January 31, 2022. The Company has included the mortgage outstanding as of March 31, 2020 in long-term liabilities as a result of the successful refinance.

In January 2018 the Company consummated a “Contract for Sale” for a Farm Property in Mulino OR (the “Mulino Property”). The purchase price was $1,700,000 which was reduced by a rental credit of approximately $135,000 which is equivalent to nine months’ rent at $15,000 a month and an additional credit of $9,500 for additional work done on the property. In connection with the purchase of the property, the Company made a cash payment as down payment plus payment of closing costs in the amount of $370,637 and issued a promissory note in the amount of $1,200,000 with a maturity of January 2020. The note is currently being extended through mutual negotiations with its management including the same terms and conditions as previously adhered to. The Company will pay monthly installments of principal and interest (at a rate of 2% per annum) in the amount of $13,500, commencing in July 2018 through the maturity date (January 2020), at which time the entire unpaid principal balance and any remaining accrued interest shall be due and payable in full. The note is secured by a deed of trust on the property. At March 31, 2020, the balance due was $958,500. Currently the Company has received a verbal extension through June 30, 2020 to procure additional financing on this property to pay off the indebtedness.

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (buildings and improvements) located at 399 and 451 Wallis Street, Eugene, OR 97402 for a total purchase price tendered in kind for approximately 6,322,058 shares of the Company’s common stock, which included the grant of 457,191 shares as the Company determined certain milestones were met within the Mutli-Party Agreement.

On July 10, 2019, the Company entered into an asset purchase agreement with a Oregon limited liability company which owns title to Real property (land) located at 12590 Highway 238, Jacksonville, OR 97503 for a total purchase price tendered in kind for 1,233,665 shares of the Company’s common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR PLAN OF OPERATION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REPORT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD- LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REPORT.

RESULTS OF OPERATIONS

The following comparative analysis on results of operations was based primarily on the comparative consolidated financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the years ended September 30, 2019 and 2018, which are included elsewhere in this Prospectus. The results discussed below are for the years ended September 30, 2019 and 2018 (in thousands).

	Years Ended September 30,		Change
	2019	2018	$	%
Revenue	$2,451	$1,296	$(1,155)	(89)%
Cost of goods sold	(1,935)	-	$1,935	N/A
Consulting fees	(2,914)	(1,054)	$1,860	(176)%
Professional fees	(1,454)	(779)	$675	(87)%
General and administration	(14,920)	(7,860)	$7,060	(90)%
Loss from equity method investees	(6,547)	-	$6,547	N/A
Loss on extinguishment of rent	(1,159)	-	$1,159	N/A
Impairment of PP&E and intangibles	(2,132)	-	$2,132	N/A
Other income (expenses), net	(375)	(301)	$74	(25)%
Net loss	$(28,985)	$(8,698)	20,287	(233)%

Revenues

As of 2019, the Company engages directly in the cultivation, production and sale of cannabis and related products. Prior to 2019, the Company was engaged in renting properties used in the cultivation, production and sale of cannabis. Therefore, comparison of revenue between the two periods is comparing disparate business models. 100% of the revenue in 2019 is from the cultivation, production and sale of cannabis, and related. 100% of the revenue from 2018 is from rental of real estate. Going forward, the cultivation, production and sale of cannabis related products will constitute most of the Company’s revenues.

In 2019, all of the Company’s revenue originates in the state of Oregon. Going forward, the Company has recorded revenue from the states of Nevada and California. The Company has also targeted Florida, Maryland, Massachusetts and has invested in obtaining these licenses.

Cost of Revenues

Cost of revenues for the year ended September 30, 2019 totaled approximately $1.9 million and consisted of contracted labor, growing and trimming expenses, and product testing. No cost of revenues was recognized during the year ended September 30, 2018. The Company expects its cost of revenues to grow in line with its future revenue growth.

Operating Expenses

Consulting Fees

Consulting fees for the years ended September 30, 2019 and 2018 totaled approximately $2.9 million and $1.1 million, respectively. The increase of $1.9 million is primarily related to stock-based compensation expenses recognized during the year ended September 30, 2019 for restricted stock awards and warrants to acquire the Company’s common stock issued to consultants.

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Professional Fees

Professional fees for the years ended September 30, 2019 and 2018 totaled approximately $1.5 million and $0.8 million, respectively. The increase of $0.7 million is primarily related to legal, accounting and other professional fees incurred during the year ended September 30, 2019. We expect our professional fees to increase as we continue to grow our business.

General and Administrative

General and administrative expenses for the years ended September 30, 2019 and 2018 totaled approximately $14.9 million and $7.9 million, respectively. The increase of $7.0 million is primarily related to increases in salaries and wages and stock-based compensation expense for restricted stock awards and options and an increase of general and administrative costs of $1.0 million (insurance, rent, etc.).

Impairment of Property and Equipment and Intangibles

Impairment expenses related to property and equipment totaled approximately $1.7 million for the year ended September 30, 2019. We recorded an expense of $1.0 million related to our property and equipment acquired with our acquisition of Never Again Real Estate and Never Again 2 Real Estate and $0.7 million in other related properties.

Impairment expenses related to intangible assets totaled approximately $0.5 million for the year ended September 30, 2019 and were incurred in connection with our investment in YMY. This impairment is with respect to the granting of an option to effectuate the balance of one hundred percent of an acquisition that never took place.

Loss on Extinguishment of Rent

Loss on extinguishment of rent expense for the year ended September 30, 2019, was approximately $1.1 million and was related to deferred rent.

Other Income (Expense)

Other expenses for the years ended September 30, 2019 and 2018, totaled approximately $0.4 million and $0.3 million, respectively. Interest expense increased by $2.2 million in fiscal 2019 compared to fiscal 2018. That increase was primarily the result of our new borrowings from Canaccord convertible notes and the discounts associated with the notes. This increase in interest expense was offset by $2.2 million in gains from the reduction of liabilities that resulted from the bifurcation of certain embedded features in the Canaccord convertible notes and warrants that the Company treated as liabilities.

Loss from Equity Method Investees

In 2019, we incurred losses from equity method investees of approx. $6.5 million. This loss was primarily the result of fully impairing the investment of $5.7 million in Stempro International acquired from our acquisition of South African Ventures and fully impairing the investment of $0.5 million in SOK Management and related investees.

Liquidity and Capital Resources

The Company had cash of $1,913 as of June 30, 2020. Our primary uses of cash have been for salaries, fees paid to third parties for professional services, insurance, general and administrative expenses, and the acquisitions and development of rental properties and their improvement. All funds received have been expended in the furtherance of growing the business. We have received funds from financing activities such as from equity offerings and debt financing as well as the proceeds from advances to be contributed to new ventures. The following trends are reasonably likely to result in changes in our liquidity over the near to long term:

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●	An increase in working capital requirements to finance our entry into the cultivation, production, and sale of cannabis:
●	Acquisition and buildout of rental properties;
●	Addition of administrative and sales personnel as the business grows and
●	The cost of being a public company.

Subsequent to June 30, 2020, we have not raised any additional funds in our private placements. Our efforts to raise additional capital are ongoing and we expect to continue our efforts in the following quarters.

With respect to the company’s investments in the projects pertaining to the equity method investee’s and affiliates, we have committed that we need to spend an estimated $4 million in expansion, buildout and improvements potentially in the near term. These capital expenditures are contingent upon several factors including the Company obtaining financing for the development of the properties and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company.

On January 6, 2020, the Company issued a convertible promissory note to Community Growth Partners Holdings, Inc., (“CGS”) which will act as a line of credit. Subject to the terms and conditions of the note, CGS promises to pay the Company all of the outstanding principal together with interest on the unpaid principal balance upon the date that is twelve months after the effective date and shall be payable as follows: (a)The Company agrees to make several loans to CGS from time to time upon request of CGS in amounts not to exceed the principal sum of $2,000,000, (b) Payment of principal and interest shall be immediately available funds, (c) This note may be prepaid in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied against the principal amount outstanding, (d) The unpaid principal amount outstanding under this note shall bear interest commencing upon the first advance at the rate of 10% per annum through the maturity date, calculated on the basis of a 365-day, until the entire indebtedness is fully paid, (e) Upon the closing of a $2,000,000 financing by the Company, all of the principal and interest shall automatically convert into equity shares of CGS at the price obtained by the qualified financing. Balance outstanding as of June 30, 2020 is approximately $600,000 leaving $1,400,000 availability to fund.

As of December 23, 2019 has entered into a stock purchase agreement with Attollo Capital Holdings A, LLC (the “Purchaser”) pursuant to which Stem will issue 11,764,706 shares of preferred stock of the Company (the “Preferred Stock”) at a purchase price of US$0.85 per share of Preferred Stock (the “Original Issue Price”) for gross proceeds to the Company of approximately US$10,000,000 (the “Investment”). As of the date of this filing, the Company has not yet closed on this transaction.

We have used our available funds to fund our operating expenses, pay our obligations, acquire and develop rental properties, and grow our company. We need to raise significant additional capital or debt financing to acquire new properties, to develop existing properties, and to assure we have sufficient working capital for our ongoing operations and debt obligations. There is no guarantee that such funding will be available to the Company at a viable cost, if at all.

Cash Flow

For the nine months ended June 30, 2020 and 2019

Net cash flows used in operating activities was $4,053 for the nine months ended June 30,2020 as compared net cash flow used in operating activities to $4,117 for the nine months ended June 30, 2019, a change of $295.

● Net cash flow used in operating activities for the nine months ended June 30, 2020 primarily reflected a net loss of $9,033 adjusted for the add-back of non-cash items consisting of depreciation and amortization of $1,632, stock-based compensation expense of $1,913, non-cash interest $953 and a loss of $253 from equity method investee, and a change operating assets and liabilities consisting of an increase in accounts receivable of $267, an increase in prepaid expenses of $539, an decrease in inventory of $163 and a decrease in other assets of 83 coupled with an increase in accounts payable of $488.

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● Net cash flow used in investing activities for the nine months ended June 30, 2020 amounted to $750 and consisted of $60 in related party advances, $349 cash acquired in acquisition, and $229 return of cash of equity method investees, offset by $433 used in the purchase of property and equipment and $955 in advances to related parties.

● Net cash provided by financing activities was $3,377 for the nine months ended June 30, 2020 as compared to $3,061 for the nine months ended June 30, 2019. During the nine months ended June 30, 2020, we received proceeds from notes payable and advances of $4,596 and other proceeds of $81. Additionally, an offset of $1,300 of payment on notes payable was incurred.

CRITICAL ACCOUNTING POLICIES

Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The condensed financial statements included herein are unaudited. Such financial statements, in the opinion of management, contain all adjustments necessary to present fairly the financial position and results of operations as of and for the periods indicated. All such adjustments are of a normal recurring nature. These interim results are not necessarily indicative of the results to be expected for the year ending September 30, 2020 or for any other period. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and because of this, for further information, readers should refer to the financial statements and footnotes included herein. The Company believes that the disclosures are adequate to make the interim information presented not misleading.

Principals of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Stem Holdings, Inc. and its wholly-owned or controlled operating subsidiaries, Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

Use of estimates

The preparation of these financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and judgments used are based on management’s experience and the assumptions used are believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. The significant estimates included in these financial statements are those associated with the assumptions used to value equity instruments, valuation of its properties for impairment testing and the deferral of rents. Actual results may differ from these estimates.

Revenue recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

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Revenue for the Company’s product sales has not been adjusted for the effects of a financing component as the Company expects, at contract inception, that the period between when the Company’s transfers control of the product and when the Company receives payment will be one year or less. Product shipping and handling costs are included in cost of product sales.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As noted earlier in Note 1, the Company, engages in a business that constitutes an illegal act under the laws of the United States Federal Government. This raises several possible issues which may impact the Company’s overall operations, not the least of which are related to traditional banking and other key operational risks. Since cannabis remains illegal on the federal level, and most traditional banks are federally insured, those financial institutions will not service cannabis businesses. In states where medical or recreational marijuana is legal, dispensary owners, manufacturers, and anybody who “touches the plant,” continue to face a host of operational hurdles. While local, state-chartered banks and credit unions now accept cannabis commerce, there remains a reluctance by traditional banks to do business with them. Aside from a huge inconvenience and the need to find creative ways to manage financial flow, payroll logistics, and payment of taxes, this also poses tremendous risks to controls as a result of operating a lucrative business in cash. This lack of access to traditional banking may inhibit industry growth. In the period ended March 31, 2020, the Company’s accounts with a major money center bank were closed as the bank would not allow the Company to continue to use its banking network.

Despite the uncertainties surrounding the Federal government’s position on legalized marijuana, the Company does not believe these risks will have a substantive impact on its planned operations in the near term.

As of June 30, 2020, the Company has acquired interests in several entities. As part of those interests, the Company has commitments to fund the acquisition of licenses and permits to allow for the cultivation and sale of cannabis and related products in the United States and Eswatini. As of June 30, 2020, the Company estimates that its investees will need up to approximately $4 million to complete the acquisition of licenses and permits, to fund the buildout or expansion of facilities to fully operate in their respective cannabis markets, which will encompass several years of development.

Going Concern

At June 30, 2020, the Company had approximate balances of cash and cash equivalents of $1.913 million, negative working capital of $9.618 million, total stockholders’ equity of $26.668 million and an accumulated deficit of $48.952 million.

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

While the recreational use of cannabis is legal under the laws of certain States, where the Company has and is working towards further finalizing the acquisition of entities or investment in entities that directly produce or sell cannabis, the use and possession of cannabis is illegal under United States Federal law for any purpose, by way of Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, otherwise known as the Controlled Substances Act of 1970 (the “ACT”). Cannabis is currently included under Schedule 1 of the Act, making it illegal to cultivate, sell or otherwise possess in the United States.

On January 4, 2018, the office of the Attorney General published a memo regarding cannabis enforcement that rescinds directives promulgated under former President Obama that eased federal enforcement. In a January 8, 2018 memo, Jefferson B. Sessions, then Attorney General of the United States, indicated enforcement decisions will be left up to the U.S. Attorney’s in their respective states clearly indicating that the burden is with “federal prosecutors deciding which cases to prosecute by weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of federal prosecution, and the cumulative impact of particular crimes on the community.” Subsequently, in April 2018, President Trump promised to support congressional efforts to protect states that have legalized the cultivation, sale and possession of cannabis, however, a bill has not yet been finalized in order to implement legislation that would, in effect, make clear the federal government cannot interfere with states that have voted to legalize cannabis. Further in December 2018, the US Congress passed legislation, which the President signed on December 20, 2018, removing hemp from being included with Cannabis in Schedule I of the Act.

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In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the filing of this Post-Effective Amendment #1 to Form S-1, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. The existence of a worldwide pandemic, the fear associated with COVID-19, or any, pandemic, and the reactions of governments in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact our ability to conduct normal business operations, which could adversely affect our results of operations and liquidity. Disruptions to our supply chain and business operations disruptions to our retail operations and our ability to collect rent from the properties which we own, personnel absences, or restrictions on the shipment of our or our suppliers’ or customers’ products, any of which could have adverse ripple effects throughout our business. If we need to close any of our facilities or a critical number of our employees become too ill to work, our production ability could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse consequences due to COVID-19, or any other, pandemic, demand for our products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the markets in which we operate. Any of these uncertainties could have a material adverse effect on our business, financial condition or results of operations.

These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Should the United States Federal Government choose to begin enforcement of the provisions under the Act, the Company through its wholly owned subsidiaries could be prosecuted under the Act and the Company may have to immediately cease operations and/or be liquidated upon their closing of the acquisition or investment in entities that engage directly in the production and or sale of cannabis.

Management believes that the Company has access to capital resources through potential public or private issuances of debt or equity securities. However, if the Company is unable to raise additional capital, it may be required to curtail operations and take additional measures to reduce costs, including reducing its workforce, eliminating outside consultants and reducing legal fees to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Summary of Results

The operations of the Company have changed dramatically over the past year and therefore the results presented herein in this management’s discussion and analysis are not directly comparable. For the three and nine months ended June 31, 2019, our results are only for Stem Holdings, Inc. and they comprise only real estate rental and general and administrative operations. At this time, the results of operations and financial position for the variable interest entities and affiliates we consolidated at our 2019 fiscal year end and ongoing into the 2nd quarter of fiscal 2020, were immaterial and therefore not included in the three and nine months ended June 30, 2019. In the three and nine months ended June 30, 2020, none of our results encompass real estate rental operations. The entirety of our operations now results directly from our cultivation, production and sale operations for cannabis and related products. In addition, we have in this period expanded beyond the state of Oregon, and in the three and nine months ended June 30, 2020, our results include operations in the state of Oregon, California, and Nevada.

	For the Three Months Ended June 30,		Change
($ in thousands)	2020	2019	$	%
Gross Revenue	$6,696	$621	$6,075	978%
Returns	2	-	2	100%
Discounts	1,496	-	1,496	100%
Net revenue	5,198	621	4,577	737%
Net (loss)	(947)	(3,693)	$2,746	(74%)
Basic and diluted earnings (loss) per share	(0.01)	(0.10)

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Comparison of the results of operations for the three months ended June 30, 2020 compared to the three months ended June 30, 2019

The Company had gross revenues during the three months ended June 30, 2020 of $6,696 compared with $621for the comparable period of 2019, the increase is primarily due to the acquisitions of both Yerba Buena and Seven Leaf and the consolidation of eleven related entities. The company’s net revenue for the three months ended June 30, 2020 of $5,197 compared with $921 for the comparable period of 2019, the increase due to the acquisitions of both Yerba Buena and Seven Leaf and the consolidation of eleven related entities.

Cost of goods for the three months ended June 30, 2020 amounted to approximately $3,420 compared to $258 in the comparable period of the prior year. These costs include both the cost of finished product purchased for retail and the cost of cultivation and processing for the grow facilities and sold at the wholesale level.

In the three months ended June 30, 2020, we incurred consulting costs of $124 compared to $115 in the comparable period of the prior year. We expended those fees as we have yet to build up a significant employee base and currently outsource certain tasks to consultants. We expect in the upcoming year to increase our consulting fees as we continue to grow, even though we do expect to increase staffing, as we do not expect that growth will be commensurate with our growth from operations in the near term.

In the three months ended June 30, 2020, we incurred professional fees of approximately $257 compared to $418 in the comparable period of the prior year. Those fees are primarily for legal, accounting and related services relating to our being a public company in both the United States and Canada. We expect as we grow our operations these costs will continue to grow.

In the three months ended June 30, 2020, we incurred general and administrative costs of approximately $2,176 compared to $2,948 which included a decrease in option and stock based consulting and employee compensation expenses, a decrease in travel, legal fees and investor relations slightly offset by an increase in depreciation and amortization. We expect general and administrative costs will increase as we increase our operations.

	For the Nine Months Ended June 30,		Change
($ in thousands)	2020	2019	$	%
Total Revenue	$10,315	$1,314	$9,001	685%
Returns	2	-	2	100%
Discounts	1,496	-	1,496	100%
Net revenue	8,818	1,314	7,504	571%
Net (loss)	(8,567)	(10,379)	$1,811	(17%)
Basic and diluted earnings (loss) per share	(0.15)	(0.48)

Comparison of the results of operations for the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019

The Company had revenues during the nine months ended June 30, 2020 of $10,315 compared with $1,314 for the comparable period of 2019, the increase is primarily due to the acquisitions of both Yerba Buena and Seven Leaf and the consolidation of four related entities. The company’s net revenue for the nine months ended June 30, 2020 of $8,818 compared with $1,314 for the comparable period of 2019, the increase due to the acquisitions of both Yerba Buena and Seven Leaf and the consolidation of eleven related entities.

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Cost of goods for the nine months ended June 30, 2020 amounted to approximately $6,062 compared to $258 in the comparable period of the prior year. These costs include both the cost of finished product purchased for retail and the cost of cultivation and processing for the grow facilities and sold at the wholesale level.

In the nine months ended June 30, 2020, we incurred consulting costs of $2,031 compared to $297 in the comparable period of the prior year. We mitigated our consulting expenses which were stock based the prior year.

In the nine months ended June 30, 2020, we incurred professional fees of approximately $1,780 compared to $1,269 in the comparable period of the prior year. Those fees are primarily for legal, accounting and related services relating to our being a public company in both the United States and Canada. We expect as we grow our operations these costs will continue to grow.

In nine months ended June 30, 2020, we incurred general and administrative costs of approximately $6,234 compared to $7,513, these costs decreased related to option and stock based consulting and employee compensation expenses, travel, legal fees and investor relations slightly offset by an increase in depreciation and amortization. We expect general and administrative costs will increase as we increase our operations.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

SEASONALITY

Our operating results are not affected by seasonality.

INFLATION

Our business and operating results are not affected in any material way by inflation.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain biographical information concerning our current executive officers and directors.

Name	Age	Position with the Company

Adam Berk	42	Chief Executive Officer, President and Director
Steven Hubbard	72	Chief Financial Officer, Secretary and Director
Ellen B. Deutsch	58	Chief Operating Officer
Garrett M. Bender	59	Director
Lindy Snider	59	Director
Arthur H. Kwan	47	Director
Dennis Suskind	74	Director

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Adam Berk (42)

Mr. Berk has been a director, President and Chief Executive Officer of the Company since its inception in June 2016. From January 2013 until January 2015 Adam was the CEO of HYD For Men, an artisanal men’s grooming company that patented the first solution to extend the life of a razor blade by 400%. HYD For Men is currently sold at HSN, Walgreens, Bed Bath & Beyond, Drugstore. com, Birchbox, GiantEagle, Meijers, and Kinney Drugs. Recently, HYD For Men was acquired by Lucas Investment Group. From January 2015 until January 2017 Adam was the Co-President of Consolidated Ventures of Oregon a Cannabis holding company. Mr. Berk’s experience as a founder and principal executive of several start-up companies and skills associated therewith led to the conclusion that he should serve as an executive and director of the Company. From 2002 through 2013, Mr. Berk was employed with Osmio, Inc. (currently GrubHub, an Aramark subsidiary), the first patented web-based corporate expense management system that concentrated on food ordering for law firms, investment banks and consulting firms. He served as chief executive of Osmio from 2002-2007.

Steven Hubbard (72)

Mr. Hubbard has served as Chief Financial Officer, Secretary and a member of the Board of Directors of the Company since its inception in June 2016. He served as Chief Financial Officer and Secretary of Diego Pellecer, Inc., a cannabis-related real estate company From April 2013 through September 2013 and Chief Financial Officer and Secretary of Diego Pellicer Worldwide, Inc. (a publicly reporting company) from September 2013 through December 2014. He served as Chief Financial Officer of Kind Care LLC DBA TJ’s Organic Garden from December 2014 through August 2015 and has been Chief Financial Officer of Consolidated Ventures of Oregon, Inc. since August 2015. Commencing several years prior to April 2013, Mr. Hubbard served as an outside management consultant to several early stage companies, primarily providing financial services. Mr. Hubbard’s experience as a founder and principal executive of several start-up companies, his experience as an auditor with Arthur Andersen & Co prior to 2012 and the skills associated therewith led to the conclusion that he should serve as a director of the Company.

Ellen B. Deutsch (58)

Ms. Deutsch serves as Executive Vice President and Chief Operating Officer of the Company effective from October 3, 2019. Prior to joining the Company, she was employed by The Hain Celestial Group (NASDAQ:HAIN) from 1996 to 2019, serving in successive leadership roles for over 23 years. Hain Celestial is a leading natural and organic food and personal care products company in North America, Europe and India. In 2014, she became Senior Vice President/Chief Marketing Officer, directing the Company’s Hain Pure Protein businesses including Empire® Kosher Poultry, Plainville Farms®, and FreeBird®, in addition to other company responsibilities. Previously, she had served as the company’s Chief Growth Officer, where she led numerous business teams and functional areas, identified and integrated acquisitions, and created the company’s technical and corporate social responsibility platforms. She completed both her B.B.A. and M.B.A. degrees at Hofstra University’s Frank G. Zarb School of Business.

Garrett M. Bender (59)

Mr. Bender has served as a member of the Board of Directors of the Company since its inception in June 2016. He is the Principal and Co-Founder of Ascot Development LLC, a real estate development firm, which commenced operations in 2003. He has guided Ascot through numerous acquisition and sale transactions and strategically manages Ascot’s land portfolio. Mr. Bender’s experience as a founder and principal executive of several start-up companies and the sales and marketing skills associated therewith led to the conclusion that he should serve as a director of the Company.

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Lindy Snider (59)

Ms. Snider has served as a member of the Board of Directors of the Company since its inception in June 2016. She is the founder and for over five years has been CEO of Lindi Skin, the first full line of skin care products for cancer patients. This botanically based skin care line serves the special needs of individuals undergoing cancer treatment and is found in most major cancer centers in the U.S.

Ms. Snider is an active investor in cannabis related businesses. Focused on new business development, brand marketing and investing, Ms. Snider identifies and helps develop innovative companies in the space. She is a passionate entrepreneur and a champion of both start-ups and women-owned businesses. She serves on the following boards and advisories: Sqor.com, Greenhouse Ventures, Intiva, Blazenow, Kind Financial, Elevated Nation, as well as the following philanthropic boards: Fox Chase Cancer Foundation, Cancer Forward, Philadelphia Orchestra, PSPCA, Schuylkill Center for Environmental Education, National Museum of American Jewish History, The Middle East Forum, Shoah Foundation’s Next Generation Council, The Ed Snider Youth Hockey Foundation, and The Snider Foundation. Ms. Snider’s experience as a founder and principal executive of several start-up companies and her service as an independent director of several for-profit and charitable organizations and the skills associated therewith led to the conclusion that she should serve as a director of the Company.

Arthur H. Kwan (47)

Mr. Kwan has been a director of the Company since March 2020. He currently serves as President and Chief Executive Officer of CannaIncome Fund, a private investment firm focused on the cannabis sector.

He began his investment career in 1997 with TD Asset Management and brings over 20 years of investment banking, capital markets, and private equity experience. Mr. Kwan has since held increasingly senior investment banking positions with Scotia Capital, PI Financial, and Paradigm Capital, where he was Managing Director, Investment Banking.

Mr. Kwan has led the origination, negotiation, and execution of many investment banking transactions including mergers, acquisitions, divestitures, initial public offerings, short-form prospectus offerings, private placements of equity, debt, and hybrid securities, restructurings, refinancings, and reorganizations. Over his career, he has successfully originated, advised, negotiated, and executed on transactions with an aggregate value exceeding $1 billion.

He has been involved as an investor, financier, and advisor to several early-stage cannabis companies. Mr. Kwan’s current and past appointments include:

●	High Tide (CSE:HITI) – Board of Directors

●	Newbridge Global Ventures (OTCQB:NBGV) – Board of Directors § 7LV | Seven Leaf Ventures (private) – Board of Directors

In addition, Mr. Kwan has been a speaker at several cannabis and business conferences, including:

●	International Cannabis Business Conferences – Portland and Vancouver

●	Kahner Global Cannabis Private Investment Summits – Beverly Hills and Toronto

●	New Green Frontier Cannabis Investor Conference – Toronto

●	Pinnacle Wealth National Conference – Calgary

●	World Outlook Financial Conference / Michael Campbell’s MoneyTalks – Vancouver

Mr. Kwan holds a Bachelor of Business Administration in Finance from Simon Fraser University, a Master of Business Administration in International Finance from Wilfrid Laurier University, the Chartered Financial Analyst designation from the CFA Institute, and the ICD.D designation from the Institute of Corporate Directors. He is also a graduate of the European Summer School for Advanced Management program from the University of Aarhus in Denmark.

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Dennis Suskind (74)

Mr. Suskind has been a director of the Company since May 2020. During his career, he has worked jointly with the Commodity Futures Trading Commission (CFTC) to develop hedge exemptions and went on to build the most significant global precious metals arbitrage business. His team traveled worldwide to educate producers and consumers on the reasons for using futures as their pricing medium to bring credibility to these markets. He has served as Vice Chairman of the Commodity Exchange (COMEX), Vice Chairman of the New York Mercantile Exchange (NYMEX), a member of the Board of Directors Futures Industrial Association, and a member of the Board of International Precious Metals Institute. Mr. Suskind was elected as an inaugural member to the Futures Industry Association’s Hall of Fame in 2005.Suskind was elected to hold a Town Council seat in the Town of Southampton, New York. He has also served as President of the Board of Directors of the Arthur Ashe Institute for Urban Health, as a member of the President’s Council of the Peconic Land Trust, a founding member of Mt. Sinai’s Hospital Associates, a board member of the Nature Conservancy, and a board member of the Collegiate School and Marymount Schools in New York. In 2005 the Preservation League of New York State presented Mr. Suskind with its Pillar of New York Award.

All of our directors hold office until the next annual meeting of stockholders and until their respective successors have been elected or qualified. Officers serve at the discretion of the board of directors. There are no family relationships among our directors or executive officers. There is no arrangement or understanding between or among our officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors.

None of our directors and executive officers have during the past five years:

●	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;

●	been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

●	or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities are required to file with the SEC reports of their ownership of, and transactions in, the Company’s common stock.

Family Relationships

None.

Committees of the Board of Directors

Our board of directors has established the following committees: an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors may from time to time establish other committees.

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The Board of Directors has approved charters for each committee. The Audit Committee is currently composed of Steve Hubbard Chairman and Lindy Snider. Lindy Snider is an independent director. Mr. Hubbard and Ms. Snider are each considered financially literate. The Company is currently in the process of adding additional independent board members who will also be members of the Audit Committee. The relevant education and experience of the members of the Audit Committee is detailed above. The Board has yet to make appointments to the other Board committees, neither of which has met as of the date of this report.

Audit Committee

The purpose of the Audit Committee is to oversee the processes of accounting and financial reporting of the Company and the audits and financial statements of the Company. The Audit Committee’s primary duties and responsibilities are to:

●	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

●	Monitor the independence and performance of the Company’s independent auditors and the Company’s accounting personnel.

●	Provide an avenue of communication among the independent auditors, management, the Company’s accounting personnel, and the Board.

●	Appoint and provide oversight for the independent auditors engaged to perform the audit of the financial statements.

●	Discuss the scope of the independent auditors’ examination.

●	Review the financial statements and the independent auditors’ report.

●	Review areas of potential significant financial risk to the Company.

●	Monitor compliance with legal and regulatory requirements.

●	Solicit recommendations from the independent auditors regarding internal controls and other matters.

●	Make recommendations to the Board.

●	Resolve any disagreements between management and the auditors regarding financial reporting.

●	Prepare the report required by Item 407(d) of Regulation S-K, as required by the rules of the Securities and Exchange Commission (the “SEC”).

●	Perform other related tasks as requested by the Board.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Compensation Committee

The Compensation Committee’s responsibilities include, but are not limited to, the responsibilities which are required under the corporate governance rules of NASDAQ, including the responsibility to determine compensation of the Chairman of the Board, the Chief Executive Officer (“CEO”), the President and all other executive officers. The Compensation Committee’s actions shall generally be related to overall considerations, policies and strategies.

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The following are specific duties and responsibilities of the Compensation Committee:

●	Review the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company’s business objectives, and I the alignment of the interests of key leadership with the long-term interests of the Company’s stockholders.

●	Review and determine the annual salary, bonus, stock options, other equity-based incentives, and other benefits, direct and indirect, of the Company’s executive officers, including development of an appropriate balance between short-term pay and long-term incentives while focusing on long-term stockholder interests.

●	Determine salary increases and bonus grants for the Chairman of the Board, the CEO, the President and all other executive officers of the Company.

●	Review and approve corporate goals and objectives for purposes of bonuses and long- term incentive plans.

●	Review and approve benefit plans, including equity incentive plans, and approval of individual grants and awards.

●	Review and approve employment or other agreements relating to compensation for the Chairman of the Board, the CEO, the President and the other executive officers of the Company.

●	Review and discuss with management the Company’s CD&A and recommend to the Board that the CD&A be included in the Post-Effective Amendment #1 to Form S-1 and/or proxy statement in accordance with applicable SEC rules.

●	If required by SEC rules, provide a Compensation Committee Report on executive compensation to be included in the Company’s annual proxy statement in accordance with applicable SEC rules.

●	Perform an annual evaluation of the performance of the Chairman of the Board, the CEO, the President and the other executive officers.

●	Perform an annual review of non-employee director compensation programs and recommend changes thereto to the Board when appropriate.

●	Plan for executive development and succession.

●	Review and approve all equity-based compensation plans and amendments thereto, subject to any stockholder approval under the listing standards of NASDAQ.

●	Recommend an appropriate method by which stockholder concerns about compensation may be communicated by stockholders to the Committee and, as the Committee deems appropriate, to respond to such stockholder concerns.

●	Perform such duties and responsibilities as may be assigned by the Board to the Committee under the terms of any executive compensation plan, incentive compensation plan or equity-based plan.

●	Review risks related to the Company’s compensation policies and practices and review and discuss, at least annually, the relationship between the Company’s risk management policies and practices, corporate strategy and compensation policies and practices.

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Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s responsibilities include, but are not limited to, the responsibilities which are required under the corporate governance rules of NASDAQ, including the responsibilities to identify individuals who are qualified to become directors of the Company, consistent with criteria approved by the Board, and make recommendations to the Board of nominees, including Stockholder Nominees (nominees whether by appointment or election at the Annual Meeting of Stockholders) to serve as a directors of the Company. To fulfill its purpose, the responsibilities and duties of the Nominating/Corporate Governance Committee are as follows:

●	Evaluate, in consultation with the Chairman of the Board and Chief Executive Officer (“CEO”), the current Composition, size, role and functions of the Board and its committees to oversee successfully the business and affairs of the Company in a manner consistent with the Company’s Corporate Governance Guidelines and make recommendations to the Board for approval.

●	Determine, in consultation with the Chairman of the Board and CEO, director selection criteria consistent with the Company’s Corporate Governance Guidelines and conduct searches for prospective directors whose skills and attributes reflect these criteria.

●	Assist in identifying, interviewing and recruiting candidates for the Board.

●	Evaluate, in consultation with the Chairman of the Board and CEO, nominees, including nominees nominated by stockholders in accordance with the provisions of the Company’s Bylaws, and recommend nominees for election to the Board or to fill vacancies on the Board.

●	Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

●	Evaluate, in consultation with the Chairman of the Board and CEO and make recommendations to the Board concerning the appointment of directors to Board committees and the selection of the Chairman of the Board and the Board committee chairs consistent with the Company’s Corporate Governance Guidelines.

●	Determine the methods and execution of the annual evaluations of the Board’s and each Board committee’s effectiveness and support the annual performance evaluation process.

●	Evaluate and make recommendations to the Board regarding director retirements, director re-nominations and directors’ changes in circumstances in accordance with the Company’s Corporate Governance Guidelines.

●	Review and make recommendations to the Board regarding policies relating to directors’ compensation, consistent with the Company’s Corporate Governance Guidelines.

●	As set forth herein, monitor compliance with, and at least annually evaluate and make recommendations to the Board regarding, the Company’s Corporate Governance Guidelines and overall corporate governance of the Company.

●	Assist the Board and the Company’s officers in ensuring compliance with an implementation of the Company’s Corporate Governance Guidelines.

●	Develop and implement continuing education programs for all directors, including orientation and training programs for new directors.

●	Annually evaluate and make recommendations to the Board regarding the Committee’s performance and adequacy of this Charter.

●	Review the Code of Ethics periodically and propose changes thereto to the Board, if appropriate.

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●	Review requests from outside the Committee for any waiver or amendment of the Company’s Code of Business Conduct and Ethics and recommend to the Board whether a particular waiver should be granted or whether a particular amendment should be adopted.

●	Oversee Committee membership and qualifications and the performance of members of the Board.

●	Review and recommend changes in (i) the structure and operations of Board Committees, and (ii) Committee reporting to the Board.

●	Make recommendations annually to the Board as to the independence of directors under the Corporate Governance Guidelines.

●	Review and make recommendations to the Board regarding the position the Company should take with respect to any proposals submitted by stockholders for approval at any annual or special meeting of stockholders.

●	Regularly report on Committee activities and recommendations to the Board.

●	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, as amended from time to time, the NASDAQ company guide, and any governing law, as the Board considers appropriate and delegates to the Committee.

Code of Business Conduct and Ethics

Effective May 11, 2020, the Board of Directors (the “Board”) of Stem Holdings, Inc. (the “Company”) adopted a Code of Ethics (the “Code of Ethics”) applicable to the Company and all subsidiaries and entities controlled by the Company and the Company’s directors, officers and employees. Compliance with the Code of Ethics is required of all Company personnel at all times. The Company’s senior management is charged with ensuring that the Code of Ethics and the Company’s corporate policies will govern, without exception, all business activities of the Company. The Code of Ethics addresses, among other things, the use and protection of Company assets and information, avoiding conflicts of interest, corporate opportunities and transactions with business associates and document retention.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Officers and Directors Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

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Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended September 30, 2019 and 2018, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended September 30, 2019 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as an executive officer as of the end of our last fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Adam Berk	2019		$300,000	—	3,032,000	1,407,000	—	—	—	4,739,000
CEO	2018		$220,000	—	960,000	2,374,900	—	—	—	3,554,900

Steven Hubbard	2019		$60,000	—		527,200	—	—	—	587,200
CFO	2018		$60,000	—	240,000	652,500	—	—	—	952,500

Garrett M. Bender	2019		$—	—	—	555,170	—	—	—	555,170
Director	2018		$—	—	—	117,350	—	—	—	117,350

Lindy Snider	2019		$—	—	—	136,200	—	—	—	136,200
Director	2018		$—	—	—	117,350	—	—	—	117,350

Ellen B. Deutsch	2019		$—	—	—	—	—	—	—	—
EVP & COO	2018		$—	—	—	—	—	—	—	—

Jessica Michelle Feingold	2019	$		—	7,850	70,800	—	—	—	78,650
Former Director and General Counsel	2018		$112,500	—	25,000	97,500	—	—	—	235,000

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OUTSTANDING EQUITY AWARDS

Grants of Plan-Based Awards

		Option Awards
Name	Grant Date Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Adam Berk, CEO, Director	6/1/2017	-	50,000	2.40	5/31/2020
Adam Berk, CEO, Director	6/1/2018	-	50,000	2.40	6/1/2021
Adam Berk, CEO, Director	6/1/2018	-	1,000,000	2.40	6/1/2021
Adam Berk, CEO, Director	6/1/2018	-	50,000	2.40	6/1/2021
Steven Hubbard, CFO, Director	6/1/2017	-	100,000	2.40	5/31/2020
Steven Hubbard, CFO, Director	6/1/2018	-	100,000	2.40	6/1/2021
Steven Hubbard, CFO, Director	6/1/2018	-	100,000	2.40	6/1/2021
Steven Hubbard, CFO, Director	6/1/2018	-	100,000	2.40	6/1/2021
Garrett M. Bender, Director	6/1/2017	-	50,000	2.40	5/31/2021
Garrett M. Bender, Director	6/1/2018	-	50,000	2.40	6/1/2022
Lindy Snider, Director	6/1/2017	-	50,000	2.40	5/31/2021
Lindy Snider, Director	6/1/2018	-	50,000	2.40	6/1/2022
Jessica Michelle Feingold, Former Director and Senior Legal Counsel	5/20/2018	-	50,000	2.40	2/14/2021

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	1,850,000	2.40	996,453
Total	1,850,000	2.40	996,453

(1) As of June 30, 2020

Warrants Issued to Management

Name	Grant Date	Number of Securities Underlying Unexercised Exercisable Warrants	Number of Securities Underlying Unexercised Exercisable Warrants	Warrant Exercise Price($)	Warrant Expiration Date
None

Total

Employment Agreements

Adam Berk—On June 1, 2017, the Company entered into an Employment Agreement for an initial term of one year, subject to automatic renewals for additional one-year periods until terminated, with the remaining term at all times being not less than one year. The Employment Agreement provides for a base salary of $10,000 per month. Mr. Berk also received a restricted stock grant of 100,000 shares of Company common stock and options to purchase 50,000 shares of Company common stock exercisable for a period of three years at an exercise price of $2.40 per share. At the end of the initial one-year term of the Employment Agreement, and assuming that the term is extended, Mr. Berk is entitled to receive an additional restricted stock grant of 100,000 shares of Company common stock and options to purchase 50,000 shares of Company common stock at the then market value, exercisable for a period of three years.

63

Steven Hubbard— On June 1, 2017, the Company entered into an Employment Agreement for an initial term of one year, subject to automatic renewals for additional one-year periods until terminated, with the remaining term at all times being not less than one year. The Employment Agreement provides for a base salary of $5,000 per month. Mr. Hubbard also received a restricted stock grant of 50,000 shares of Company common stock and options to purchase 100,000 shares of Company common stock exercisable for a period of three years at an exercise price of $2.40 per share. At the end of the initial one-year term of the Employment Agreement, and assuming that the term is extended, Mr. Hubbard is entitled to receive an additional restricted stock grant of 50,000 shares of Company common stock and options to purchase 100,000 shares of Company common stock at the then market value, exercisable for a period of three years.

Compensation of Directors

Independent members of the Board of Directors receive periodic stock option grants (see Grants of Plan-Based Awards, above). At this time, there is no other board of director compensation plan in place.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of June 30, 2020. Unless noted, the address for the following beneficial owners and management is 2201 NW Corporate Blvd., Suite 205, Boca Raton, FL 33431.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class
Common Stock	Adam Berk (2)	4,074,424	6.01%
Common Stock	Steven Hubbard (3)	1,132,258	1.69%
Common Stock	Garrett M. Bender (4)	3,922,355	5.88%
Common Stock	Lindy Snider (5)	259,044	0.39%
Common Stock	Ellen B. Deutsch (6)	100,000	0.15%
Common Stock	Dennis Suskind (7)	62,500	0.10%
Common Stock	All executive officers and directors as a group	9,550,581	14.38%
Common Stock	Mitchell Gevinson (5% holder) 3299 Harrington Dr. Boca Raton, FL 33496	3,548,266	5.33%
Common Stock	Opco Holdings, Inc. (5% holder) (8) 2201 NW Corporate Blvd., Suite 205 Boca Raton, FL 33431	9,326,207	14.0%

(1)	In determining beneficial ownership of our Common Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of debentures, warrants and options which may be acquired within 60 days. In determining the percent of Common Stock owned by a person or entity on October 9, 2020, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which the beneficial ownership may acquire within 60 days of exercise of debentures, warrants and options; and (b) the denominator is the sum of (i) the total shares of that class outstanding on October 9, 2020 (66,621,247 shares of Common Stock) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the debentures, warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	Includes 2,924,424 shares and options to purchase 1,150,000 shares.

(3)	Includes 732,258 shares and options to purchase 400,000 shares

64

(4)	Includes 3,822,355 shares and options to purchase 100,000 shares

(5)	Includes 159,044 shares and options to purchase 100,000 shares

(6)	Includes 100,000 shares granted under Employment Agreement

(7)	Includes 62,500 shares

(8)	The beneficial owner of Opco Holdings, Inc. is Oregon Acquisitions JV, LLC.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Due to related parties

As of September 30, 2019, there were no amounts due to related parties. As of September 30, 2018, related parties had advanced cash and equipment, on a due on demand, unsecured and undocumented basis, to the Company in the amount of approximately $34,000.

Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”)

In August 2016, the Company and certain shareholders of the Company entered into a “Multi Party” Agreement, in which the Company became obligated to lease or acquire three separate real estate assets, and separately, if certain events occur, additional real estate assets held by entities related to those shareholders. The Agreement also gives the Company the right of first refusal in regard to certain properties owned by the persons and entities affiliated with the parties of the Agreement so long as certain targets are met. In the quarter ended June 30, 2019, the Company issued 12,500,000 shares of its common stock (shares are held in escrow) in connection with its acquisition of Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”) which comprise the entities within the Multi Party Agreement. In addition, the Company is also currently negotiation with the owners of certain properties contained within the Multi Party Agreement. The Company and owners of CVO and Opco closed the Company’s acquisition of CVO and Opco on September 4, 2020. Effective the completion of these transactions, the Company will no longer be engaged primarily in property rental operations, but will take over the operations of its primary renters, which is the cultivation, production and sale of cannabis and related productions. Because CVO and Opco are related to the Company, it will not be accounted for as a business combination at fair value under the codification sections of ASC 805. The assets and liabilities will transfer at their historical cost and the company will include the operations of CVO and Opco for all periods presented and the rental revenue recorded by the Company will eliminate in full the rental expense recorded by CVO and Opco. The Company has therefore recorded the par value of the shares issued of $12,500 as of September 30, 2019. At September 30, 2019, the Company had advanced funds and paid expenses on behalf of CVO in the amount of approximately $492,000.

Purchase of Buildings with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (buildings) located at 399 and 451 Wallis Street, Eugene, OR 97402 for a total purchase price tendered in kind for approximately 6,322,058 shares of the Company’s common stock. The Company acquired the property from a related party and recorded the building and improvements at their carrying value of approximately $2.99 million. Included in the shares above were 457,191 shares which were issued because the Company determined that certain milestones were met contained within the Multi-Party Agreement. Those shares were valued at approximately $0.973 million and were recorded to impairment of property and equipment within the statement of operations.

Purchase of Land with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (land) located at 12590 Highway 238, Jacksonville, Or 97503 for a total purchase price tendered in kind for 1,233,665 shares of the Company’s common stock. The Company acquired the property from a related party and recorded the land at it’s carrying value of approximately $1.205 million.

65

Director Independence

As of May 15, 2020, of our six (7) directors, Garrett M. Bender, Lindy Snider, Arthur H. Kwan and Dennis Suskind are considered “independent” in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The remaining three (3) directors are not considered “independent”. Therefore, over fifty percent (50%) of the board is independent.

EXPERTS

The consolidated financial statements of Stem Holdings, Inc. as of September 30, 2019 and 2018 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of L J Soldinger Associates, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2019 consolidated financial statements of Stem Holdings, Inc. refers to a change in the method of accounting for stock based compensation in connection with grants of equity to employees and consultants, as part of employment agreements or service contracts, which are fully vested at the time of grant.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

The Company does not elect to incorporate any material by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

Our consolidated financial statements are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

66

Fiscal years ended September 30, 2019 and September 30, 2018 (audited)

TABLE OF CONTENTS FOR FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of Stem Holdings, Inc.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of Stem Holdings, Inc. and subsidiaries (the “Company”) as of September 30, 2019 and September 30, 2018, the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2019 and September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and September 30, 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

EXPLANATORY PARAGRAPH – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully explained in Note 1, the Company and its affiliates, net losses of $28.985 million and $8.698 million, negative working capital of $2.635 million and $3.11 million and accumulated deficits of $40.4 million and $11.533 million as of and for the year ended September 30, 2019 and 2018, respectively. In addition, the Company has commenced operations in the production and sale of cannabis and related products, an activity that is illegal under United States Federal law for any purpose, by way of Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, otherwise known as the Controlled Substances Act of 1970 (the “ACT”). These facts raises substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EXPLANATORY PARAGRAPH – CHANGE IN ACCOUNTING PRINCIPLE

As discussed in Note 2 to the consolidated financial statements, the Company has elected to change its methodology of accounting for stock based compensation such that for awards issued for compensation for services to be rendered to the Company over time in connection with employment and consulting agreements that fully vest at date of grant, that the Company will immediately expense in full those grants at grant.

EXPLANATORY PARAGRAPH – CORRECTION OF AN ERROR

The Company incorrectly included losses from its wholly owned subsidiary, South African Ventures, Inc., including the other than temporary impairment losses for its equity method investee losses of Stempro International, Inc. within its losses from non-controlling interests.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ LJ Soldinger Associates, LLC

Deer Park, IL

March 1, 2020, except for the correction of an error as described in Footnote 19, which is March 19, 2020

We have served as the Company’s auditor since 2017.

F-2

STEM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except for share and per share amounts)

	September 30, 2019	September 30, 2018
	As Amended
ASSETS
Current assets
Cash and cash equivalents	$3,339	$761
Accounts receivable	427	-
Inventory	611	-
Prepaid expenses and other current assets	491	156
Notes payable subscriptions receivable	-	150
Total current assets	4,868	1,067

Property and equipment, net	14,706	8,325
Investment in equity method investees	1,771	1,301
Investments in affiliates	1,827	2,076
Deposits and other assets	47	166
Rent receivable	-	1,442
Intangible assets	6,316	-
Goodwill	1,070	-
Due from related party	492	-
Total assets	$31,097	$14,377

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,082	$511
Due to related parties	-	34
Convertible notes, net	1,888	2,195
Short term notes and advances	3,384	1,268
Acquisition notes payable	708	-
Current portion of long-term notes	-	170
Derivative liability	158	-
Warrant liability	283	-
Total current liabilities	7,503	4,178

Long-term debt, net of short term portion	-	1,912
Total liabilities	7,503	6,090

Commitments and contingencies (Note 13)

Shareholders’ equity
Preferred stock, Series A; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2019 and September 30, 2018	-	-
Preferred stock, Series B; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2019 and September 30, 2018	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 52,254,941 and 10,177,496 shares issued, issuable and outstanding as of September 30, 2019 and 2018, respectively	52	10
Additional paid-in capital	61,202	19,810
Accumulated deficit	(40,384)	(11,533)
Total Stem Holdings stockholder’s equity	20,870	8,287
Noncontrolling interest	2,724	-
Total shareholders’ equity	23,594	8,287
Total liabilities and shareholders’ equity	$31,097	$14,377

The accompanying notes are an integral part of these audited consolidated financial statements.

F-3

STEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended September 30, 2019 and 2018

(in thousands except for share and per share amounts)

	For the Years Ended September 30,
	2019	2018
	As Amended
Revenues	$2,451	$1,296
Cost of goods sold	1,935	-
Gross Profit	516	1,296

Operating expenses:
Consulting fees	2,914	1,054
Professional fees	1,454	779
General and administration	14,920	7,860
Impairment of intangible assets	450	-
Impairment of property and equipment	1,682	-
Loss on extinguishment of rent	1,159	-
Total operating expenses	22,579	9,693
Loss from operations	(22,063)	(8,397)

Other income (expenses), net
Interest expense	(2,591)	(346)
Change in fair value of derivative liability	1,011	-
Change in fair value of warrant liability	1,209	-
Foreign currency exchange loss	36	-
Other expense	(40)	45
Total other expense	(375)	(301)

Loss from equity method investees	(6,547)	-

Net loss	(28,985)	(8,698)

Net loss attributable to non-controlling interest	391	-

Net loss attributable to Stem Holdings	$(28,594)	$(8,698)

Net loss per share, basic and diluted	$(1.01)	$(1.05)
Weighted-average shares outstanding, basic and diluted	28,245,297	8,305,383

The accompanying notes are an integral part of these audited consolidated financial statements.

F-4

STEM HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended September 30, 2019 and 2018

(in thousands, except for share and per share amounts)

					Total Stem
	Common Stock		Additional Paid-in	Accumulated Deficit	Holdings Shareholders’ Equity As	Non-Controlling Interest As	Total Shareholders’
	Shares	Amount	Capital	As Amended	Amended	Amended	Equity
Balance as of September 30, 2017	6,354,860	$6	$7,013	$(2,835)	$4,184	$-	$4,184
Common stock issued for cash	2,688,834	3	6,568	-	6,571	-	6,571
Beneficial conversion feature and warrants attached to convertible notes	-	-	528	-	528	-	528
Stock based compensation	1,055,416	1	5,676	-	5,677	-	5,677
Common stock issued for legal settlement	12,500	-	25	-	25	-	25
Common stock issued for options exercised	65,886	-	-	-	-	-	-
Noncontrolling interests issued for asset acquisitions	-	-	-	-	-	-	-
Net loss	-	-	-	(8,698)	(8,698)	-	(8,698)
Balance as of September 30, 2018	10,177,496	10	$19,810	$(11,533)	$8,287	$-	$8,287
Adjustments to consolidate variable interest entities	-	-	-	(257)	(257)	-	(257)
Common stock issued for cash	51,418	-	35	-	35	-	35
Common stock issued in connection with conversion of notes payable	1,430,556	1	2,574	-	2,575	-	2,575
Correction to 2018 cashless exercise of stock options	15,662	-	-	-	-	-	-
Investment in South African Ventures	8,250,000	8	14,017	-	14,025	-	14,025
Investment in West Coast Ventures	2,500,000	3	4,432	-	4,435	1,352	5,787
Investment in NVD RE	-	-	-	-	-	1,042	1,042
Issuance of common stock for related party acquisitions	12,500,000	12	-	-	12	-	12
Yerba Buena acquisition	2,492,266	2	3,487	-	3,489	-	3,489
Asset Purchase Agreement - 399 & 451 Wallis St and Applegate	7,553,723	8	5,160	-	5,168	-	5,168
Investment in YMY	187,500	-	487	-	487	721	1,208
Canaccord fee	16,666	-	35	-	35	-	35
Inducement cost to convert convertible notes	-	-	973	-	973	-	973
Issuance of common stock related to separation agreement	18,900	-	18	-	18	-	18
Stock based compensation	7,060,754	8	10,174	-	10,182	-	10,182
Net loss	-	-	-	(28,594)	(28,594)	(391)	(28,985)
Balance as of September 30, 2019	52,254,941	$52	$61,202	$(40,384)	$20,870	$2,724	$23,594

The accompanying notes are an integral part of these audited consolidated financial statements.

F-5

STEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended September 30, 2019 and 2018

(in thousands)

	For the Years Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(28,985)	$(8,698)
Adjustments to reconcile net loss to net cash used in operating activities:
Adjustments to consolidate variable interest entities	(257)	-
Stock-based compensation expense	10,182	5,677
Issuance of common stock in connection with convertible notes	35	-
Issuance of common stock related to separation agreement	18	-
Depreciation and amortization	1,228	1,363
Impairment of subscription receivable	700	-
Impairment of intangible assets	450	-
Impairment of property and equipment	1,682	-
Warrants issued in relation to consulting agreements	893	-
Accrued interest	431	197
Settlement gain	-	(44)
Amortization of debt discount	903	-
Inducement to convert convertible notes	973	-
Loss on equity method investments	6,547	-
Loss on extinguishment of rent	1,159	-
Change in fair value of derivative liability	(1,011)	-
Change in fair value of warrant liability	(1,209)	-
Foreign currency translation adjustment	36	-
Changes in operating assets and liabilities:
Accounts receivable	(257)	-
Prepaid expenses and other current assets	295	379
Other assets	(778)	-
Accounts payable and accrued expenses	438	410
Other liabilities	(22)	-
Deferred revenue	-	(1,144)
Net cash used in operating activities	(6,549)	(1,860)

Cash flows from investing activities
Purchase of property and equipment	(1,375)	(4,898)
Cash paid for acquisitions, net of cash received	8,753	-
Purchase of intangible assets	-	(6)
Investment in equity method investees	(1,383)	(1,301)
Refund of investment in equity method investee	333	-
Purchase of investments	-	(1,059)
Deposits	-	(81)
Net cash provided by (used in) investing activities	6,328	(7,345)

Cash flows from financing activities
Proceeds from issuance of common shares	35	6,571
Proceeds from notes payable and advances	-	368
Proceeds from the convertible notes, net of fees paid	2,736	2,325
Proceeds from mortgages	300	739
Repayments of notes payable	(272)	(428)
Net cash provided by financing activities	2,799	9,575

Net increase in cash and cash equivalents	2,578	370
Cash and cash equivalents at the beginning of the period	761	391
Cash and cash equivalents at the end of the period	$3,339	$761

Supplemental disclosure of cash flow information:
Cash paid for interest	$216	$137
Cash paid for taxes	$15	$-
Supplemental disclosure of noncash activities:
Common stock issued in connection with conversion of notes payable	$2,575	$-
Asset Purchase Agreement - 399 & 451 Wallis St and Applegate	$5,168	$-
Investment in South African Ventures	$6,475	$-
Investment in West Coast Ventures	$2,435	$-
Investment in Yerba Buena	$3,489	$-
Investment in YMY	$1,208	$-
Issuance of common stock for related party acquisitions	$12	$-
Note subscription receivable	$-	$150
Equipment purchases financed	$-	$65
Purchase of real estate with seller financing	$-	$1,200
Financed Insurance	$292	$345
Investment in affiliate financed with note	$1,000	$1,000
Project costs and construction deposits transferred to PP&E	$-	$185
Escrow holdback from mortgage	$-	$75
Stock issued for services	$-	$1,284
Issuance of common stock related to separation agreement	$18	$-
Yerba purchase note payable	$400	$-
YMY purchase note payable	$375	$-
Cancellation of related party rents as payment of accrual payroll	$-	$527

The accompanying notes are an integral part of these audited consolidated financial statements.

F-6

1. Incorporation and Operations and Going Concern

Stem Holdings, Inc. (“Stem” or the “Company”) is a Nevada corporation incorporated on June 7, 2016. The Company is a multi-state, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma. As of September 30, 2019, Stem had ownership interests in 26 state issued cannabis licenses including six (6) licenses for cannabis cultivation, three (3) licenses for cannabis production, five (5) licenses for cannabis processing, one (1) license for cannabis wholesale distribution, one (1) license for hemp production and ten (10) cannabis dispensary licenses.

Stem’s partner consumer brands are award-winning and nationally known, and include: cultivators, TJ’s Gardens, Travis X James, and Yerba Buena; retail brands, Stem and TJ’s; infused product manufacturers, Cannavore and Supernatural Honey; and a CBD company, Dose-ology. As of September 30, 2019, the Company has acquired three commercial properties and leased a fourth property, all in Oregon, and has entered into leases to related entities for these four properties (see Note 13). As of September 30, 2019, the buildout of these properties to support cannabis related operations was either complete or near completion.

The Company has recently incorporated six wholly-owned subsidiaries –Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. Stem, through its subsidiaries, is currently in the process of finalizing the investment in and acquisition of entities that engage directly in the production and sale of cannabis, thereby transitioning from a real estate company, with a focus on cannabis industry tenants, to a vertically integrated, multi-state cannabis operating company.

The Company’s stock is publicly traded and is listed on the Canadian Securities Exchange under the symbol “STEM” and the OTCQX exchange under the symbol “STMH”.

Going Concern

At September 30, 2019, the Company had approximate balances of cash and cash equivalents of $3.3 million, negative working capital of $2.6 million, total stockholders’ equity of $23.6 million and an accumulated deficit of $40.4 million.

These audited consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

While the recreational use of cannabis is legal under the laws of certain States, where the Company has and is working towards further finalizing the acquisition of entities or investment in entities that directly produce or sell cannabis, the use and possession of cannabis is illegal under United States Federal law for any purpose, by way of Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, otherwise known as the Controlled Substances Act of 1970 (the “ACT”). Cannabis is currently included under Schedule 1 of the Act, making it illegal to cultivate, sell or otherwise possess in the United States.

On January 4, 2018 the office of the Attorney General published a memo regarding cannabis enforcement that rescinds directives promulgated under former President Obama that eased federal enforcement. In a January 8, 2018 memo, Jefferson B. Sessions, then Attorney General of the United States, indicated enforcement decisions will be left up to the U.S. Attorney’s in their respective states clearly indicating that the burden is with “federal prosecutors deciding which cases to prosecute by weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of federal prosecution, and the cumulative impact of particular crimes on the community.” Subsequently, in April 2018, President Trump promised to support congressional efforts to protect states that have legalized the cultivation, sale and possession of cannabis, however, a bill has not yet been finalized in order to implement legislation that would, in effect, make clear the federal government cannot interfere with states that have voted to legalize cannabis. Further in December 2018, the US Congress passed legislation, which the President signed on December 20, 2018, removing hemp from being included with Cannabis in Schedule I of the Act.

F-7

These conditions raise substantial doubt as to the Company’s ability to continue as a going concern should it complete its acquisitions and investments, which it considers likely as of the date of these consolidated financial statements. Should the United States Federal Government choose to begin enforcement of the provisions under the Act, the Company through its wholly owned subsidiaries could be prosecuted under the Act and the Company may have to immediately cease operations and/or be liquidated upon their closing of the acquisition or investment in entities that engage directly in the production and or sale of cannabis.

Management believes that the Company has access to capital resources through potential public or private issuances of debt or equity securities. However, if the Company is unable to raise additional capital, it may be required to curtail operations and take additional measures to reduce costs, including reducing its workforce, eliminating outside consultants and reducing legal fees to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated during the consolidation process. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value equity instruments, valuation of its long live assets for impairment testing and the deferral of rents. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Principals of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which it is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of equity interest is presented as noncontrolling interests in the Company’s Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ Equity. The portion of net loss attributable to the noncontrolling interests is presented as net loss attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations.

F-8

The accompanying consolidated financial statements include the accounts of Stem Holdings, Inc. and its wholly-owned subsidiaries, Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. Our wholly owned subsidiaries had no operations, assets or liabilities as of September 30, 2019.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company’s cash is primarily maintained in checking accounts. These balances may, at times, exceed the U.S. Federal Deposit Insurance Corporation insurance limits. As of September 30, 2019, and 2018, the Company had no cash equivalents or short-term investments. The Company has not experienced any losses on deposits of cash and cash equivalents.

Accounts Receivable

Accounts receivable are shown on the face of the consolidated balance sheets, net of an allowance for doubtful accounts. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends, in determining the allowance for doubtful accounts. The Company does not accrue interest receivable on past due accounts receivable. There is no reserve for doubtful accounts of as of September 30, 2019 and 2018.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes expenditures directly related to manufacturing and distribution of the products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory obsolescence to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include consulting, advertising, insurance, and service or other contracts requiring up-front payments.

Property and Equipment

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance expenditures that do not extend the useful lives of related assets are expensed as incurred.

F-9

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. See “Note 3 – Property, Equipment and Leasehold Improvements”.

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line method over the estimated useful lives of the assets. The Company estimates useful lives as follows:

Buildings	20 years
Leasehold improvements	Shorter of term of lease or economic life of improvement
Furniture and equipment	5 years
Signage	5 years
Software and related	5 years

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets, which include property and equipment, for indicators of impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events. The Company does not test for impairment in the year of acquisition of properties, so long as those properties are acquired from unrelated third parties.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. In cases where estimated future net undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset or asset group. Fair value is generally determined using the assets expected future discounted cash flows or market value, if readily determinable. If long- lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated and amortized prospectively over the newly determined remaining estimated useful lives.

During the year ended September 30, 2019, the Company determined that certain of its property and equipment had been impaired and recorded approximately $0.7 million of impairment charges. An impairment expense of $0.8 million was recorded in the year ended September 30, 2018.

Capitalization of Project Costs

The Company’s policy is to capitalize all costs that are directly identifiable with a specific property, would be capitalized if the Company had already acquired the property, and when the property, or an option to acquire the property, is being actively sought after, and either funds are available or will likely become available in order to exercise their option. All amounts shown capitalized prior to acquisition of a property are included under the caption of Project Costs within the “Deposits and other assets” line item in the consolidated balance sheet.

F-10

Equity Method Investments

Investments in unconsolidated affiliates are accounted for under the equity method of accounting, as appropriate. The Company accounts for investments in limited partnerships or limited liability corporations, whereby the Company owns a minimum of 5.0% of the investee’s outstanding voting stock, under the equity method of accounting. These investments are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss, and dividends paid.

During the year ended September 30, 2019, the Company recognized losses of approximately $6.5 million. The losses related to its investment in Stempro International, Inc. (acquired in its acquisition of South African Ventures, LLC (“SAV”) of approximately $5.775 million, East Coast Packers LLC (“ECP”) of approximately $0.03 million, SOK Management LLC (“SOK”) of approximately $0.5 million and Tilstar Medical, LLC (“TIL”) of approximately $0.25 million.

Asset Acquisitions

The Company has adopted ASU 2017-01, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as businesses acquisitions. As a result of adopting ASU 2017-01, acquisitions of real estate and cannabis licenses do not meet the definition of a business combination and were deemed asset acquisitions, and the Company therefore capitalized these acquisitions, including its costs associated with these acquisitions.

Goodwill and Intangible Assets

Goodwill. Goodwill represents the excess acquisition cost over the fair value of net tangible and intangible assets acquired. Goodwill is not amortized and is subject to annual impairment testing on or between annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of a reporting unit below its carrying value. In testing for goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not required. If the Company concludes otherwise, the Company is required to perform the two-step impairment test. The goodwill impairment test is performed at the reporting unit level by comparing the estimated fair value of a reporting unit with its respective carrying value. If the estimated fair value exceeds the carrying value, goodwill at the reporting unit level is not impaired. If the estimated fair value is less than the carrying value, further analysis is necessary to determine the amount of impairment, if any, by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of the reporting unit’s goodwill.

Intangible Assets. Intangible assets deemed to have finite lives are amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to our future cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. For amortizable intangible assets, impairment exists when the carrying amount of the intangible asset exceeds its fair value. At least annually, the remaining useful life is evaluated.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

F-11

During the year ended September 30, 2019, the Company determined that certain intangible assets were impaired and recorded impairment charges totaling approximately $0.5 million. The impairment charges included its intangible asset acquired with its investment in YMY Ventures, Inc. of approximately $0.5 million.

Business Combinations

The Company applies the provisions of ASC 805 in the accounting for acquisitions. ASC 805 requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately apply preliminary value to assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments in the current period, rather than a revision to a prior period. Upon the conclusion of the measurement period or final determination of the values of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date, including estimates for intangible assets, contractual obligations assumed, restructuring liabilities, pre-acquisition contingencies, and contingent consideration, where applicable. Although the Company believes the assumptions and estimates made have been reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired companies and are inherently uncertain. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates, or actual results.

Contingent Consideration

The Company accounts for “contingent consideration” according to FASB ASC 805, “Business Combinations” (“FASB ASC 805”). Contingent consideration typically represents the acquirer’s obligation to transfer additional assets or equity interests to the former owners of the acquiree if specified future events occur or conditions are met. FASB ASC 805 requires that contingent consideration be recognized at the acquisition-date fair value as part of the consideration transferred in the transaction. FASB ASC 805 uses the fair value definition in Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As defined in FASB ASC 805, contingent consideration is (i) an obligation of the acquirer to transfer additional assets or equity interests to the former owners of an acquiree as part of the exchange for control of the acquiree, if specified future events occur or conditions are met or (ii) the right of the acquirer to the return of previously transferred consideration, if specified conditions are met.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the warrants issued by the Company has been estimated using Monte Carlo simulation model and the Black-Scholes pricing model.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the statement of operations. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

F-12

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At September 30, 2019 and 2018, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

In December 2017, the Tax Cuts and Jobs Act (TJCA or the Act) was enacted, which significantly changes U.S. tax law. In accordance with ASC 740, “Income Taxes”, the Company is required to account for the new requirements in the period that includes the date of enactment. The Act reduced the overall corporate income tax rate to 21.0%, created a territorial tax system (with a one-time mandatory transition tax on previously deferred foreign earnings), broadened the tax base and allowed for the immediate capital expensing of certain qualified property.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605, “Revenue Recognition.” Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed risk of loss.

Cannabis Dispensary, Cultivation and Production

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives and returns, after discounts for the assurance program, veterans coverage program and compassionate programs.

Leasing Operations

The Company recognizes rental revenue from tenants, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured.

The Company makes estimates of the collectability of its tenant receivables related to base rents, straight-line rent and other revenues. In the current fiscal year, the Company began significant rental operations. The Company considers such things as historical bad debts, tenant creditworthiness, current economic trends, facility operating performance, lease structure, developments relevant to a tenant’s business, and changes in tenants’ payment patterns in its analysis of accounts receivable and its evaluation of the adequacy of the allowance for doubtful accounts. Specifically, for straight-line rent receivables, the Company’s assessment includes an estimation of a tenant’s ability to fulfill its rental obligations over the remaining lease term.

F-13

Geographical Concentrations

As of September 30, 2019, the Company is primarily engaged in the production and sale of cannabis, which is only legal for recreational use in 11 states and DC, with lesser legalization, such as for medical use in an additional 22 states and DC, as of the time of these consolidated financial statements. In addition, the United States Congress has passed legislation, specifically the Agriculture Improvement Act of 2018 (also known as the “Farm Bill”) that has removed production and consumption of hemp and associated products from Schedule 1 of the Controlled Substances Act.

Cost of Goods Sold

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. The Company recognizes the cost of sales as the associated revenues are recognized.

Fair value of Financial Instruments

As defined in the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Stock-based compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant. These options generally vest on the grant date or over a one- year period.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

F-14

Expected Term - The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility - The Company computes stock price volatility over expected terms based on its historical common stock trading prices.

Risk-Free Interest Rate - The Company bases the risk-free interest rate on the implied yield available on U. S. Treasury zero-coupon issues with an equivalent remaining term.

Expected Dividend - The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Effective January 1, 2017, the Company elected to account for forfeited awards as they occur, as permitted by Accounting Standards Update (“ASU”) 2016-09. Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested. Prior to making this election, the Company estimated a forfeiture rate for awards at 0%, as the Company did not have a significant history of forfeitures.

Loss per Share

ASC 260, Earnings Per Share, requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net loss per share of common stock excludes dilution and is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity unless inclusion of such shares would be anti-dilutive. Since the Company has only incurred losses, basic and diluted net loss per share is the same. Securities that could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share at September 30, 2019 and 2018 are as follows:

Net loss per share
	September 30,
	2019	2018
Convertible notes	1,429,050	1,031,667
Options to purchase common stock	1,105,416	2,925,416
Unvested restricted stock awards	-	-
Warrants to purchase common stock	2,241,920	175,966
	4,776,386	4,133,049

Advertising Costs

The Company follows the policy of charging the cost of advertising to expense as incurred. Advertising expense was $61,161 and $49,948 for the year ended September 30, 2019 and 2018, respectively.

F-15

Related parties

Parties are related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Segment reporting:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision–maker is its chief executive officer. The Company currently operate in one segment.

Recent Accounting Guidance

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the guidance in Topic 718 to include share-based payments for goods and services to non-employees and generally aligns it with the guidance for share-based payments to employees. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The new standard will be effective for the Company on the adoption date of ASU 2014-09. Adoption of this guidance will not have a material impact on the Company’s consolidated financial condition or results of operations.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective, including industry-specific revenue guidance. The standard specifically excludes lease contracts. The ASU allows for the use of either the full or modified retrospective transition method and will be effective for the Company on October 1, 2019, at which time the Company expects to adopt the updated standard using the modified retrospective approach. The financial information included in the Company’s 2020 Form 10-K will be updated for the October 1, 2019 adoption date; this new guidance will be reflected for the first time in the Company’s 2020 Form 10-K but effective as of October 1, 2019 in that filing. However, the Company will continue to account for revenue recognition under ASC Topic 605 for interim periods in 2020 and will not be required to amend its Form 10-Q filings filed throughout 2020 to reflect the October 1, 2019 adoption date. The guidance allows for the use of one of two retrospective application methods: the full retrospective method or the modified retrospective method. The Company plans to adopt the standard in fiscal year 2020 using the modified retrospective method. The Company does not expect the new standard to have a material impact on the recognition of revenue.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for the Company on October 1, 2020; however, early adoption of the ASU is permitted. The Company is still finalizing its analysis but expects to recognize additional operating liabilities of approximately $1.3 million, with corresponding ROU assets of approximately the same amount as of October 1, 2019 based on the present value of the remaining lease payments.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 provides guidance for recognizing credit losses on financial instruments based on an estimate of current expected credit losses model. The amendments are effective for fiscal years beginning after December 15, 2019. Recently, the FASB issued the final ASU to delay adoption for smaller reporting companies to calendar year 2023. The Company is currently assessing the impact of the adoption of this ASU on its financial statements.

F-16

3. Property, Plant & Equipment

Property and equipment consists of the following (in thousands):

	As of September 30,
	2019	2018

Land	$1,451	$300
Automobiles	61	18
Signage	19	19
Furniture and equipment	2,125	1,199
Leasehold improvements	3,197	2,719
Buildings and property improvements	9,719	4,720
Computer software	59	59
	16,631	9,034
Accumulated depreciation	(1,925)	(709)
Property and equipment, net	$14,706	$8,325

In January 2018, the Company acquired certain property located at 14336 South Union Hall Road, Mulino Oregon 97042 for a total purchase price of approximately $1.6 million which includes credits issued by the seller for prior rental payments and additional improvements on the property made by the Company. As part of the consideration for the purchase, the Company issued the seller a note for $1.2 million with a 2% interest rate and monthly payments beginning in July 2018 of $13,500 for a period of 19 months with a final balloon payment payable in January 2020 of approximately $957,000. The note is currently being extended through mutual negotiations with its management with the same terms and conditions as previously adhered to. The Company did not record a premium to the market rate of the note as it was immaterial at issuance.

Purchase of Building with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (buildings and improvements) located at 399 and 451 Wallis Street, Eugene, Or 97402 for a total purchase price tendered in kind for approximately 6,322,058 shares of the Company’s common stock, which included the grant of 457,191 shares as the Company determined certain milestones were met within the Mutli-Party Agreement. The building and improvement acquired was recorded at its carrying value of approximately $2.99 million as the seller was a related party. The Company has expensed the value of the shares issued as part of the Multi-Party Agreement which were valued at approximately $1 million in the year ended September 30, 2019 and is included in the impairment of property and equipment on the statement of operations.

Purchase of Land with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with a Oregon limited liability company which owns title to Real property (land) located at 12590 Highway 238, Jacksonville, Or 97503 for a total purchase price tendered in kind for 1,233,665 shares of the Company’s common stock. The land acquired was recorded at its carrying value of approximately $1.2 million as the seller was a related party.

Depreciation expense was approximately $1.2 million and $1.4 million for the years ended September 30, 2019 and 2018, respectively. Depreciation expense is included in general and administrative expense. Included in the depreciation amount above for the year ended September 30, 2018 is approximately $0.8 million in impairments to property, plant and equipment. In the year ended September 30, 2019 there was an impairment recorded of approximately $0.7 million recorded in the statement of operations under the line item impairment of property and equipment.

4. Inventory

Inventory consists of the following (in thousands):

September 30, 2019

Raw materials	$169
Work-in-progress	42
Finished goods	400
Total Inventory	$611

The Company’s inventory is related to five subsidiaries which are 100% owned by the Company and one subsidiary that is 50% owned by the Company. Raw materials and work-in-progress include the costs incurred for cultivation materials and live plants. Finished goods consists of cannabis products ready to be sold. No inventory reserve was recorded during the year ended September 30, 2019 due to management’s assessment of the inventory on hand. There was no inventory recorded as of September 30, 2018.

F-17

5. Equity method investments

2018 Transactions

East Coast Packers LLC

In July 2018, the Company entered into an agreement to acquire a 25% interest in East Coast Packers LLC (“ECP”) for the purchase price of $1.5 million, payable in the amount of $500,000 in cash at closing and a note for $1 million. All amounts are payable to ECP. At the time of closing, ECP was a dormant Florida LLC, but owned a citrus fruit dealer license active for the 2015-2016 growing season. This qualified ECP under newly enacted legislation in the state of Florida to apply for a license to produce and sell medical cannabis. Until such time as ECP is granted a medical cannabis license, the $500,000 paid into ECP may only be expended by ECP in acquiring a medical cannabis license. As of September 30, 2019, and the date of these consolidated financial statements, no license had been granted, however, the Company believes the license will be issued in calendar year 2020. In the event that ECP is unable to obtain the medical license, the agreement unwinds in full, the membership interest is returned to the seller and all amounts paid in not expended on the acquisition of the license are to be refunded to the Company along with cancellation of the $1 million note. As of September 30, 2019, the Company accounted for the investment under the equity method and the $500,000 paid at closing has been recorded in investments in equity method investees on the accompanying consolidated balance sheet. The interest in ECP will continue to be accounted for under the equity method until such time that the contingency (which is outside of the Company’s control) is met such that the Company would have a currently exercisable redemption right. Once the contingency is met, the Company may reclassify the equity investment upon exercise of the redemption feature.

The issuance of the license is outside the control of the Company and ECP. The agreement unwinds in full in the event the license is not issued, this has been recorded as an equity method investment as of September 30, 2019. In the event that the license is not issued the $500,000 cash investment is at risk. As of September 30, 2019, the difference between the investment and the percentage of net assets attributable to the Company’s investment was approximately $0.4 million excluding the $1 mm note investment, however, as of September 30, 2019, ECP had cash of approx. $0.25 million all of which would be returnable in the event of the Company withdrawal because of the no license being granted.

2019 Transactions

SOK Management, LLC

During the year ended September 30, 2019, the Company advanced approximately $830,000 to a group of companies attempting to start up cannabis operations in Oklahoma. In May 2019, the Company and the group of entities entered into a formal agreement in which $500,000 of the advanced funds would become a 7% ownership interest in SOK Management, LLC. The remaining $330,000 of advanced funds were returned to the Company, and the Company is no longer required to advance further amounts. The Company accounted for its $500,000 investment in SOK Management LLC using the equity method of accounting. As of September 30, 2019, the Company recorded a loss on investment of $500,000, bringing its total investment to zero.

Tilstar Medical, LLC

In April 2019, the Company entered into an agreement to acquire 48% of the membership interest of Tilstar Medical, LLC (“TIL”). TIL is a startup operation located in Laurel, Maryland and owns a project management company which assists in procuring licenses for the production and sale of cannabis. The purchase price for the 48% interest was $550,000 to capitalize TIL which under the operating agreement occurs upon the execution of the agreement. As of September 30, 2019, the Company had funded the $550,000 and accounted for its investment using the equity method of accounting. During the year ended September 30, 2019, the Company recorded a loss on investment of approximately $279,000. The Company was not made aware at time of its investment in the type and magnitude of expenses that would be funded with its investment capital and is currently in the process of renegotiating the terms of the operating agreement. During the year ended September 30, 2019, Tilstar Medical along with its partner, Stem Holdings, Inc, received a letter from the Maryland Medical Cannabis commission with notification that we received stage one pre-approval for a processor license. The Companies application ranked amongst the top nine highest scoring applications for a medical cannabis processor license. Final awards will be issued during calendar year 2020. As of September 30, 2019, the difference between the investment and the percentage of net assets attributable to the Company’s investment was approximately $0.28 million

F-18

6. Consolidated Asset Acquisitions

2018 Transactions

YMY Ventures LLC

In September 2018, the Company entered into an agreement to acquire 50% of the membership interest of YMY Ventures LLC (“YMY”). YMY is a startup operation located near Las Vegas, Nevada and owns licenses for the production and sale of cannabis. The purchase price for the 50% interest was $750,000, with the first $375,000 paid into escrow upon signing, with the final $375,000 due upon closing, which under the agreement occurs when the license is transferred by the Nevada Department of Taxation and receipt of approval in transfer of ownership by the Division of Public and Behavioral Health of the City of North Las Vegas. As of June 30, 2019, the Company had funded the $375,000 into escrow and had provided the joint venture with additional funds primarily in the form of payments for work performed to acquire four licenses from the Nevada Department of Taxation in the amount of approximately $690,238. As of February 28, 2019, the Nevada Department of Taxation approved the change of ownership for four medical and recreational cultivation and production licenses held by YMY Ventures now owned by Stem Holdings, Inc. Pursuant to the agreement, the escrowed amount of $375,000 was released and an additional payment of $67,500 was issued in August 2019. The balance of $307,500 is being held and negotiated with the partners due to the additional funds over and above the original obligation to provide tenant improvements of $650,000. $0.7 million non-controlling interest in connection with this asset acquisition is included in investment in affiliates

During the year ended September 30, 2019, the Company acquired an option for the acquisition of fifty percent (50%) membership interests of affiliated companies membership interest position in YMY and as consideration for the grant of the option, the Company issued four hundred and fifty thousand (450,000) dollars’ of its common stock at fair value of $2.40 per share. During the year ended September 30, 2019 the Company recorded an impairment related to this option in the amount of $450,000.

NVD RE Corp.

In April 2018, the Company received a 37.5% interest in NVD RE Corp. (“NVD”) upon its issuance to NVD of a commitment to contribute $1.275 million to NVD, which included the purchase price of $600,000 and an additional commitment to pay tenant improvement costs of $675,000. As of September 30, 2019, the Company paid $600,000 in cash for the real estate and not only fully funded its commitment but invested an additional $377,000 in capital over and above its original obligation. NVD used the funds provided to date by the Company to construct a cannabis indoor grow building and processing plant located near Las Vegas, Nevada and to continue the buildout of the property. The Company has no further commitment to fund the entity beyond its initial equity purchase commitment. NVD leases its facilities to YMY Ventures, LLC. $1.0 million non-controlling interest in connection with this asset acquisition is included in investment in affiliates.

In the fiscal year ended September 30, 2019, NVD obtained $300,000 in proceeds from a mortgage on its property. The funds from this mortgage were advanced to the Company.

South African Ventures, Inc.

On March 22, 2019, the Company entered into a definitive agreement to acquire South African Ventures, Inc. (“SAV”). The Company issued 8,250,000 shares of its common stock, with a fair value of $14.025 million or $1.70 per share, the closing price of the Company’s common stock on March 22, 2019. At the time of the acquisition, SAV was a shell with no operations with $7.55 million in cash, a subscription receivable of $0.7 million and a 49% ownership interest in a newly formed entity (see below). The Company has recorded a $5.775 million investment in equity method investees in connection with this acquisition (see below). As of September 30, 2019, the Company determined the investment was impaired and recorded a loss from equity method investees of $5.8 million on the accompanying consolidated statement of operations. In addition, the Company impaired the subscription receivable in full.

SAV holds a 49% interest in Stempro International, Inc., a Nevada Corporation. Profile Solutions, Inc (“PISQ”) owns the remaining 51%. Stempro International, Inc. has received preliminary approval to become the only licensed growing farm and processing plant for medical cannabis and industrial hemp (the “Facility”) in The Kingdom of eSwatini f/k/a Swaziland (“eSwatini”) for a minimum of 10 years.

Western Coast Ventures, Inc.

On March 29, 2019 the company entered into a definitive agreement to acquire Western Coast Ventures, Inc. (“WCV”). At the time of acquisition, WCV was a shell with cash of $2,000,000 and a 51% ownership with ILCA Holdings, Inc. (“ILCA”). At the time of acquisition of WCV, ILCA was also a shell with no operations, which has been issued a limited Conditional Use Permit for a Marijuana Production Facility (a “MPF”) by the City of San Diego, California, which will only be granting a total of 40 MPFs. As consideration for the acquisition, the Company issued 2,500,000 shares of its common stock, with a fair value of approximately $4.4 million or $1.47 per share, the Company’s closing stock price on March 29, 2019. The Company recorded $2.0 million of cash acquired and a $2.4 million investment in ILCA. The Company has recorded $3.8 million intangible assets (cannabis licenses) in connection with the acquisition of WCV and a $1.35 million non-controlling interest in connection with this acquisition.

F-19

7. Non-Controlling Interests

Non-controlling interests in consolidated entities are as follows (in thousands):

	As of September 30, 2018
	NCI Equity Share	Net Loss Attributable to NCI	NCI in Consolidated Entities	Non-Controlling Ownership %
NVD RE Corp.		$-	$-	62.5%
YMY Ventures, Inc.		-	-	50.0%
	$-	$-	$-

	As of September 30, 2019 (As Amended)
	NCI Equity Share	Net Loss Attributable to NCI	NCI in Consolidated Entities	Non-Controlling Ownership %
NVD RE Corp.	$1,042	$(53)	$989	62.5%
Western Coast Ventures, Inc.	1,352	(64)	1,288	49.0%
YMY Ventures, Inc.	721	(274)	447	50.0%
	$3,115	$(391)	$2,724

8. Business Combination - Yerba Buena, Oregon LLC

On June 24, 2019, the Company completed the Asset Purchase Agreement (the “APA) with Yerba Buena, Oregon LLC (“Yerba Buena”) and Preston Clarence Greene, Glenn R. McClish, Michael McClish, and Larry Heitman (collectively, the “Seller’s Members”) to purchase certain assets and assume certain liabilities of Yerba Buena (“the Net Assets”). Yerba Buena operates a wholesale cannabis production and sales operation in the state of Oregon.

Purchase Price Allocation

The Company allocated the purchase consideration to the fair value of the assets acquired and liabilities assumed as summarized in the table below (in thousands):

Intangible assets	$1,775
Goodwill	1,070
Accounts receivable	170
Inventory	372
Prepaid expenses and other current assets	25
Property and equipment	827
Accounts payable and accrued expenses	-
Purchase price	$4,239

Upfront Consideration

The upfront purchase price is paid as follows:

●	Cash of $350,000;
●	A promissory note in the principal amount of $400,000;
●	Shares of Stem whereby the number of shares issued is equal to $1,580,581 divided by the lesser of: (a) 85% of the average closing price of Stem’s shares for the 30 trading days before the Closing Date; and (b) $2.40. Stem issued 1,019,370 shares of its common stock to settle this purchase price consideration.
●	Shares of Stem whereby the number of shares issued is equal to $2,282,431.25 divided by the average closing price of Stem’s shares for the 30 trading days before June 30, 2019. On June 30, 2019, Stem issued 1,472,536 shares to settle the “June 30, 2019” purchase price consideration.

F-20

Contingent Consideration

Contingent consideration in the form of additional shares are issuable if the actual earnings before income taxes, depreciation and amortization (“EBITDA”) for calendar year 2018 and 2019 exceeds $1,930,581 and $2,682,431, respectively.

The Company assigned a zero probability to contingent consideration and as of September 30, 2019 and September 30, 2018, no contingent consideration was earned.

Consideration Transferred

Consideration transferred in a business combination is measured at fair value and is calculated as the sum of the acquisition-date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to the former owners of the acquire, and the equity interests issued by the acquirer.

The following represents the consideration transferred in the acquisition of Yerba Buena (in thousands):

Cash	$350
Notes payable	400
Common stock	3,489
Total Purchase Price	$4,239

Notes Payable – The note payable was issued on April 8, 2019 and is due on April 8, 2021. The note payable has a coupon interest rate of 8%. The Company determined that the principal balance approximates fair value on the acquisition date. The note payable requires twelve monthly interest only payments, followed by eleven monthly payments of $17,000 and a final payment for the entire unpaid principal balance together with accrued interest due on April 8, 2021. From April 8, 2019 to September 30, 2019, the Company has not made any principal payments and interest payments.

Common Stock - The fair value of the common stock was based on Stem’s closing stock price on the acquisition date (i.e., June 24, 2019) of $1.40, and includes both the shares issued in the interim closing on April 8 and the shares issued on June 30, 2019, as follows (in thousands, except for share and per share amounts):

	Shares Issued	Closing Stock Price - June 24	Fair Value
Interim Closing Date	1,019,730	$1.40	$1,428
June 30, 2019	1,472,536	$1.40	$2,061
Total	2,492,266		$3,489

The supplemental unaudited pro forma information, as if the Yerba acquisition had occurred on October 1, 2018, is as follows (in thousands):

2019
Revenues	$4,066
Net Loss Attributable to Stem	$(26,243)
Net Loss per Common Share Attributable to Stem Common Stockholders - Basic and Diluted	$(0.93)

F-21

The supplemental unaudited pro forma information above is based on estimates and assumptions that we believe are reasonable. The pro forma information presented is not necessarily indicative of the consolidated results of operations in future periods or the results that would have been realized had the acquisition occurred on October 1, 2018. The supplemental pro forma results above exclude any benefits that may result from the acquisition due to synergies that are expected to be derived from the elimination of any duplicative costs.

9. Intangible Assets, net

Intangible assets as of September 30, 2019 and 2018 (in thousands):

	Estimated Useful Life	Cannabis Licenses	Tradename	Customer Relationship	Non-compete	Accumulated Amortization	Net Carrying Amount
Balance as September 30, 2017		$-	$-	$-	$-	$-	$-
Balance as September 30, 2018		-	-	-	-	-	-
YMY Ventures (1)	15	758	-	-	-	-	758
Western Coast Ventures, Inc. (1)	15	3,786	-	-	-	-	3,786
Yerba Buena	3-15 years	1,270	150	135	220	-	1,775
Other	5	-	(3)	-	-	-	(3)
Balance as September 30, 2019		$5,814	$147	$135	$220	$-	$6,316

(1) These represent provisional licenses that the Company acquired during the fiscal years ended September 30, 2019 and 2018. Once these licenses are approved by their respective regulatory bodies, the Company will amortize these cannabis licenses over a 15-year estimated useful life.

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors or changes. No amortization was recorded for the period ended September 30, 2019 as it was deemed immaterial.

10. Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following (in thousands):

	September 30, 2019	September 30, 2018
Accounts payable	$707	$412
Accrued credit cards	31	28
Accrued interest	106	52
Other	238	19
Total Accounts Payable and Accrued Expenses	$1,082	$511

F-22

11. Notes Payable and Advances

The following table summarizes the Company’s short-term notes and advances as of September 30, 2019 and 2018:

	September 30,
	2019	2018
Equipment financing	$33	$53
Due to related parties	-	34
Insurance financing	160	100
Mortgages payable	2,191	1,081
Promissory note (cancellable)	1,000	-
	$3,384	$1,268
Acquisition notes payable	708	-
Total notes payable and advances	$4,092	$1,268

Equipment financing

Effective May 29, 2018, the Company entered into a 24-month premium finance agreement in consideration for a MT85 wide track loader in the principal amount of $27,844. The note bears no annual interest rate and requires the Company to make 24 monthly payments of $1,160 over the term of the note. As of September 30, 2019, the obligation outstanding is $9,281. No amount was recorded for the premium for the non- interest-bearing feature of the note as it was immaterial. The note is secured by the equipment financed.

In Effective April 29, 2018, the Company entered into a 36-month premium finance agreement in consideration for a John Deere Gator Tractor in the principal amount of $15,710. The note bears no annual interest rate and requires the Company to make thirty-six monthly payments of $442 over the term of the note. As of September 30, 2019, the obligation outstanding is $8,407. No amount was recorded for the premium for the non-interest bearing feature of the note as it was immaterial. The note is secured by the equipment financed.

November 2017, the Company entered into a promissory note in the amount of $21,749 from a vendor of the Company to finance the acquisition of a security electronics system in one of its properties. The promissory note bears an interest rate of 18% per annum and also contains a 10% servicing fee. The note matures 24 months after issuance and is secured by certain security electronics purchased with proceeds of the note. This vendor is currently in a restructuring and is likely to go out of business. As of September 30, 2019, the Company has been notified that the vendor holding the note is in bankruptcy and during the year ended September 30, 2019, the Company withheld payment under the note. The obligation remains outstanding at $14,950 as of September 30, 2019.

Due to related parties

As of September 30, 2019, there were no amounts due to related parties. As of September 30, 2018, related parties had advanced cash and equipment, on a due on demand, unsecured and undocumented basis, to the Company in the amount of approximately $34,000.

Insurance financing

Effective July 31, 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $63,101. The note bears an annual interest rate of 7.63% and requires the Company to make ten monthly payments of $4,582 over the term of the note. As of September 30, 2019, the obligation outstanding is $36,658.

Effective July 31, 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $78,900. The note bears an annual interest rate of 7.25% and requires the Company to make ten monthly payments of $5,756 over the term of the note. As of September 30, 2019, the obligation outstanding is $46,047.

F-23

Effective March 8, 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $5,975. The note bears an annual interest rate of 5.75% and requires the Company to make ten monthly payments of $513 over the term of the note. As of September 30, 2019, the obligation outstanding is $2,540.

In February 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $259,916. The note bears an annual interest rate of 5.75% and requires the Company to make ten monthly payments of $22,205 over the term of the note. As of September 30, 2019, the obligation outstanding is $66,615.

Effective May 24, 2019, the Company entered into a 9-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $11,440. The note bears an annual interest rate of 8.7% and requires the Company to make 9 monthly payments of $1,322 over the term of the note. As of September 30, 2019, the obligation outstanding is $6,611.

Effective July 31, 2018, the Company entered into a 9-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $54,702. The note bears an annual interest rate of 7.99% and requires the Company to make nine monthly payments of $4,435 over the term of the note. As of September 30, 2019, the obligation outstanding is $1,539.

Notes payable

As disclosed in Note 5, in July 2018 the Company entered into a promissory note in the principal amount of $1.0 million payable to ECP as part of its investment in the LLC. The promissory is payable in five installments commencing upon the effective date (the date of grant of license to engage in cannabis operations issuable by the government of the State of Florida), over the course of 1 year, with an interest rate of 1% per annum for the first six months, then increasing to 5.5% per annum for the remainder of the note period through maturity. In the event the LLC is denied the licenses necessary to operate, the note is cancelled in full.

Mortgages payable

On January 16, 2018 the Company consummated a “Contract for Sale” for a Farm Property in Mulino OR (the “Mulino Property”). The purchase price was $1,700,000 which was reduced by a rental credit of approximately $135,000 which is equivalent to nine months’ rent at $15,000 a month and an additional credit of $9,500 for additional work done on the property. In connection with the purchase of the property, the Company made a cash payment as down payment plus payment of closing costs in the amount of $370,637 and issued a promissory note in the amount of $1,200,000 with a maturity of January 2020. The Company will pay monthly installments of principal and interest (at a rate of 2% per annum) in the amount of $13,500, commencing in July 2018 through the maturity date (January 2020), at which time the entire unpaid principal balance and any remaining accrued interest shall be due and payable in full. No amount was recorded for the premium for the below market rate feature of the note as it was immaterial. The note is secured by a deed of trust on the property. The Company performed an analysis and determined that the rate obtained was below market, however, no premium was recorded as the Company determined it was immaterial. At September 30, 2019, the balance due is $1,027,500.

F-24

On February 28, 2018, the Company executed a $550,000 mortgage payable on the Willamette property to acquire additional funds. The mortgage bears interest at 15% per annum. Monthly interest only payments began March 1, 2018 and continue each month thereafter until paid. The entire unpaid balance is due on March 1, 2020, the maturity date of the mortgage, and is secured by the underlying property. The Company paid costs of approximately $28,000 to close on the mortgage. The mortgage terms do not allow participation by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company. As of September 30, 2019 $550,000 was outstanding under this mortgage.

On April 4, 2018, the Company executed a $314,000 mortgage payable on the Powell property to acquire additional funds. At closing $75,000 of the proceeds was put into escrow. The mortgage bears interest at 15% per annum. Monthly interest only payments began May 1, 2018 and continue each month thereafter until paid. The entire unpaid balance is due on April 1, 2020, the maturity date of the mortgage, and is secured by the underlying property. The Company paid costs of approximately $19,000 to close on the mortgage. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company. As of September 30, 2019 $314,000 was outstanding under this mortgage.

In April 2018, the Company received a 37.5% interest in NVD RE Corp. (“NVD”) upon its issuance to NVD of a commitment to contribute $1.275 million to NVD which included the purchase price of $600,000 and an additional commitment to pay tenant improvement costs of $675,000. In the year ended September 30, 2019, NVD obtained $300,000 in proceeds from a mortgage on its property. The funds from this mortgage were advanced to the Company. The advance is undocumented, non-interest bearing and due on demand. At September 30, 2019, the balance due totals $300,000.

Acquisition Notes Payable

As disclosed in Note 8, in April 2019, the Company entered into a promissory note with a principal balance of $400,000 related to its acquisition of Yerba Buena, Oregon LLC. The note was issued on April 8, 2019 and is due on April 8, 2021. The note has a coupon interest rate of 8%. As of September 30, 2019, the Company has not made any principal and interest payments.

As disclosed in Note 6, in September 2018, the Company entered into an agreement to acquire 50% of the membership interest of YMY. The purchase price for the 50% interest was approximately $0.8 million. In connection with this agreement, as of September 30, 2019, the Company has paid approximately $0.5 million and recorded a note payable of $0.3 million.

12. Convertible debt

8% Convertible notes

Twelve-month term

In May and June 2018, the Company issued senior unsecured convertible notes with a principal balance of $1.5 million to accredited investors (the “Note Holders”). The notes matured in May 2019 and had an annual rate of interest at 8%. Accrued interest was payable quarterly in arrears on the fifth day of each calendar quarter. The notes ranked senior to all obligations not designated as a primary obligation by the Company. The Note Holders were entitled to convert all or any amount of the principal balance then outstanding into shares of the Company’s common stock at a conversion price of $2.50 per share. In October 2018, the Company offered the convertible note holders the opportunity to receive a reduced conversion price from $2.50 per share to $1.80 per share as an inducement for the Note Holders to convert the notes. As of October 31, 2018, all of the convertible note holders agreed to convert at the reduced price offered by the Company. The Company issued 833,334 shares of common stock in conversion of the notes. The Company recognized an inducement cost associated with the conversion of the convertible promissory notes of approximately $0.567 million with a corresponding credit to additional paid-in capital.

F-25

Six-month term

On September 1, 2018, the Company entered into a Securities Purchase Agreement (the “Agreement” or “SPA”) with accredited investors. The securities offered by the Agreement were offered in a private offering with an aggregate amount of up to $2.0 million, comprising of up to $2.0 million of convertible promissory notes and a number of warrants to purchase a number of shares of Company’s common stock at a conversion price of $2.50 per share equal to 25% of the face amount of the notes purchased by the accredited investors.

During the year ended September 30, 2018, the Company issued convertible promissory notes with a principal balance of $975,000 to accredited investors (the “Note Holders”). The notes matured in March 2019 and had an annual rate of interest of 8%. Unless the notes are prepaid, the notes will automatically convert at the maturity date into shares of the Company’s common stock at a conversion price of $2.50 per share. In October 2018, the Company offered the convertible note holders the opportunity to receive a reduced conversion price from $2.50 per share to $1.80 per share as an inducement for the Note Holders to convert the notes. As of October 31, 2018, all of the convertible note holders agreed to convert at the reduced price offered by the Company. The Company issued 541,668 shares of common stock in conversion of the notes. The Company recognized an inducement cost associated with the conversion of the convertible promissory notes of approximately $0.368 million with a corresponding credit to additional paid-in capital.

In connection with the issuance of the convertible promissory notes, the Company issued the Note Holders common stock purchase warrants with a three year term from the issuance date, providing the Note Holders the right to purchase 97,500 shares of the Company’s common stock at $2.50 per share, with standard anti-dilution protection. After allocating issuance proceeds to the warrant liability, the effective conversion price of the convertible promissory notes was below the quoted market price of the Company’s common stock. As such, the Company recognized beneficial conversion feature equal to the intrinsic value of the conversion feature on the issuance date, resulting in an additional discount to the initial carrying value of the convertible promissory notes of approximately $0.5 million with a corresponding credit to additional paid-in capital.

Other Notes

The Company issued a $100,000 promissory note dated December 1, 2017 to an accredited investor which matured on March 1, 2018 and has an annual rate of interest at 24%. Both principal and interest were due at maturity. The promissory note ranks senior to all obligations not designated as a primary obligation by the Company. As an inducement to issue the promissory note, the Company granted the holder warrants to acquire 20,833 shares of the Company’s common stock. The warrants have an exercise price of $2.40 per underlying common share and are exercisable for 2 years from the anniversary date of issuance and were valued at approximately $46,000 and amortized to interest expense over the life of the initial note. On March 1, 2018, pursuant to the First Amendment to Loan Agreement and Promissory note, the parties agreed to extend the maturity date on the note for one more year which includes the following terms; (1) interest payment of $6,000 due from the original note is to be paid (2) interest rate decreases from an annual rate of 24% to 8% (3) the Company has the right to prepay the note combined with accrued interest at any time prior to maturity (4) the lender has the right to call the note together with accrued interest not less than 30 days written notice to the Company (5) at any time prior to maturity of the note, lender has the option to convert the indebtedness with accrued interest into the Company’s common stock at the rate of $2.40 a share). At issuance, the Company determined that there was no beneficial conversion feature. The Company considered the amendment an extinguishment, however, its determination was that the reduction in interest was offset by the inclusion of the conversion feature and therefore no gain or loss on extinguishment was required.

In October 2018, the Company offered the convertible note holder the opportunity to receive a reduced conversion price from $2.50 per share to $1.80 per share as an inducement for the Note Holder to convert the notes. As of October 31, 2018, the convertible note holder agreed to convert at the reduced price offered by the Company. The Company issued 55,556 shares of common stock in conversion of the notes. The Company recognized an inducement cost associated with the conversion of the convertible promissory notes of approximately $0.032 million with a corresponding credit to additional paid-in capital.

F-26

In September 2018, an investor interested in the then ongoing private placement of convertible notes advanced the Company $168,000 on an unsecured basis. The note had an interest rate of 8%, was payable quarterly and matured one year from the issuance date. The Company repaid the note in full during the fourth quarter of 2019.

Canaccord

On December 27, 2018, the Company entered into an Agency Agreement (the “Agency Agreement”) for a private offering of up to 10,000 convertible debenture special warrants of the Company (the “CD Special Warrants”) for aggregate gross proceeds of up to CDN$10,000,000 (the “Offering”). The net proceeds of the Offering were used for expansion initiatives and general corporate purposes. The Company’s functional currency is U.S. dollars.

In December 2018 and January 2019, the Company issued 3,121 CD Special Warrants in the first closing of the Offering, at a price of CDN $1,000 per CD Special Warrant, and received aggregate gross proceeds of CDN $3.1 million or $2.3 million USD. In connection with this offering, the Company issued the agents in such offering 52,430 convertible debenture special warrants (the “Broker CD Special Warrants”) as partial satisfaction of a selling commission.

On March 14, 2019, the Company issued 962 CD Special Warrants in the second and final closing of the Offering, at a price of CDN $1,000 per CD Special Warrant, and received aggregate gross proceeds of CDN $1.0 million or $0.7 million USD. In connection with this offering, the Company issued the agents in such offering 5,600 convertible debenture special warrants (the “Broker CD Special Warrants”) as partial satisfaction of a selling commission.

The total aggregate proceeds of the Offering totaled $4.1 million CDN or $3.1 million USD.

Each CD Special Warrant will be exchanged (with no further action on the part of the holder thereof and for no further consideration) for one convertible debenture unit of the Company (a “Convertible Debenture Unit”), on the earlier of: (i) the third business day after the date on which both (A) a receipt (the “Receipt”) for a (final) prospectus (the “Qualification Prospectus”) qualifying the distribution of the Convertible Debentures (as defined below) and Warrants (as defined below) issuable upon exercise of the CD Special Warrants has been issued by the applicable securities regulatory authorities in the Canadian jurisdictions in which purchasers of the CD Special Warrants are resident (the “Canadian Jurisdictions”), and (B) a registration statement (the “Registration Statement”) registering the resale of the common shares underlying the Convertible Debentures and Warrants has been declared effective by the U.S. Securities and Exchange Commission (the “Registration”); and (ii) the date that is six months following the closing of the Offering. The Company has also provided certain registration rights to purchasers of the CD Special Warrants. The CD Special Warrants were exchanged for Convertible Debenture Units after six months as U.S. and Canadian registrations were not effective at that time.

Each Convertible Debenture Unit is comprised of CDN $1,000 principal amount 8.0% senior unsecured convertible debenture (each, a “Convertible Debenture”) of the Company and 167 common share purchase warrants of the Company (each, a “Warrant”). Each Warrant entitles the holder to purchase one common share of the Company (each, a “Warrant Share”) at an exercise price of CDN $3.90 per Warrant Share for a period of 24 months following the closing of the Offering.

The Company has agreed to use its best efforts to obtain the Receipt and Registration within six months following the closing of the Offering. In the event that the Receipt and Registration have not been obtained on or before 5:00 p.m. (PST) on the date that is 120 days following the closing of the Offering, each unexercised CD Special Warrant will thereafter entitle the holder thereof to receive, upon the exercise thereof and at no additional cost, 1.05 Convertible Debenture Units per CD Special Warrant (instead of 1.0 Convertible Debenture Unit per CD Special Warrant). Until the Receipt and Registration have been obtained, securities issued in connection with the Offering (including any underlying securities issued upon conversion or exercise thereof) will be subject to a 6-month hold period from the date of issue. Since the CD Special Warrants were exchanged for Convertible Debenture Units after 6 months as U.S. and Canadian registrations were not effective at that time, the holders received 1.05 Convertible Debenture Units per CD Special Warrant.

F-27

The brokered portion of the Offering (CDN $2.5 million, $1.9 million USD) was completed by a syndicate of agents (collectively, the “Agents”). The Company paid the Agents a cash commission equal to 7.0% of the gross proceeds raised in the brokered portion of the Offering. As additional consideration, the Company issued the Agents such number of non-transferable broker convertible debenture special warrants (the “Broker CD Special Warrants”) as is equal to 7.0% of the number of CD Special Warrants sold under the brokered portion of the Offering. Each Broker CD Special Warrant shall be exchanged, on the same terms as the CD Special Warrants, into broker warrants of the Company (the “Broker Warrants”). Each Broker Warrant entitles the holder to acquire one Convertible Debenture Unit at an exercise price of CDN $1,000, until the date that is 24 months from the closing date of the Offering. The distribution of the Broker Warrants issuable upon the exchange of the Broker CD Special Warrants shall also be qualified under the Qualification Prospectus and the resale of the common shares underlying the Broker Warrants will be registered under the Registration Statement. The Company also paid the lead agent a commission noted above of CDN$157,290, corporate finance fee equal to CDN $50,000 in cash and as to $50,000 in common shares of the Company at a price per share of CDN $3.00 plus additional expenses of CDN$20,000. In addition, the Company paid the trustees legal fees of CDN$181,365. In total the Company approx. USD $0.32 million in fees and expenses associated with the offering.

The issuance of the securities was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, Regulation D promulgated under the Securities Act, Regulation S, in Canada to “accredited investors” within the meaning of National Instrument 45106 and other exempt purchasers in each province of Canada, except Quebec, and/or outside Canada and the United States on a basis which does not require the qualification or registration. The securities being offered have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements.

The Convertible Debenture features contain the following embedded derivatives:

●	Conversion Option - The Convertible Debentures provide the holder the right to convert all or any portion of the outstanding principal into common shares of the Company at a conversion price of C$3.00 such that 333.33 common shares are issued for each C$1,000 of principal of Convertible Debentures converted.
●	Contingent Put - Upon an Event of Default, the Convertible Debentures settle for cash at the outstanding principal and interest amount (at discretion of the Indenture Trustee or upon request of Holders of 25% or more of principal of the Convertible Debentures).
●	Contingent Put - Upon a Change in Control, the Convertible Debentures settle for cash at the outstanding amount and principal and interest * 105% (where Holder accepts a Change of Control Offer).

The conversion option, the contingent put feature upon an Event of Default, and the contingent put feature upon a Change in Control should be bifurcated and recognized collectively as a compound embedded derivative at fair value at inception and at each quarterly reporting period.

A five percent penalty assessed for failure to timely file a registration statement to register the stock underlying the CD special warrants.

The Company valued the warrants granted using the Black-Scholes pricing model and determined that the value at grant date was approximately $424,000 USD (this includes the warrants issued as part of the penalty for failure to timely file the required registration statement under the indenture agreement). The significant assumptions used in the valuation are as follows:

Fair value of underlying common shares	$1.78 to 2.10
Exercise price (converted to USD)	$2.925
Dividend yield	-
Historical volatility	85%
Risk free interest rate	1.40 to 1.90%

The warrants are not indexed to the Company’s own stock under ASC 815, Derivatives and Hedging. As such, the warrants do not meet the scope exception in ASC 815-10-15-74(a) to derivative accounting and therefore were accounted for as a liability in accordance with the guidance in ASC 815. The warrant liability was recorded at the date of grant at fair value with subsequent changes in fair value recognized in earnings each reporting period.

F-28

The table below shows the warrant liability and embedded derivative liability recorded in connection with the Canaccord convertible notes and the subsequent fair value measurement during the year ended September 30, 2019 in USD, (in thousands):

	Warrant Liability	Derivative Liability
Balance at September 30, 2018	$-	$-
Issuance of warrants in connection with convertible notes	424	-
Embedded derivative in connection with convertible notes	-	1,169
Change in fair value	(382)	(1,011)
Balance at September 30, 2019	$42	$158

The table below shows the net amount of convertible notes as of September 30, 2019 in USD (in thousands):

September 30, 2019
Principal value of 8%, convertible at $2.27 at September 30, 2019, due December 27, 2020
including penalty provision of $0.155 million	$3,205
Fair value of bifurcated contingent put option of convertible debenture	158
Debt discount	(1,350)
Cumulative foreign currency impact	33
Carrying value of convertible notes	$2,046
Total long-term carrying value of convertible notes and associated derivative liability	$2,046

13. Fair Value Measurements

In accordance with ASC 820 (Fair Value Measurements and Disclosures), the Company uses various inputs to measure the outstanding warrants and certain embedded conversion feature associated with convertible debt on a recurring basis to determine the fair value of the liability. ASC 820 also establishes a hierarchy categorizing inputs into three levels used to measure and disclose fair value. The hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to unobservable inputs. An explanation of each level in the hierarchy is described below:

Level 1 – Unadjusted quoted prices in active markets for identical instruments that are accessible by the Company on the measurement date

Level 2 – Quoted prices in markets that are not active or inputs which are either directly or indirectly observable

Level 3 – Unobservable inputs for the instrument requiring the development of assumptions by the Company

F-29

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of September 30, 2019 (in thousands):

	Fair value measured at September 30, 2019
		Quoted prices in active	Significant other	Significant unobservable
	Fair value at	markets	observable inputs	inputs
	September 30, 2019	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$283	$-	$-	$283
Embedded derivative liability	158	-	-	158
Total fair value	$441	$-	$-	$441

There were no transfers between Level 1, 2 or 3 during the years ended September 30, 2019.

The following table presents changes in Level 3 liabilities measured at fair value for the year ended September 30, 2019. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs (in thousands).

		Embedded
	Warrant Liability	Derivative Liability	Total
Balance – October 1, 2017	$-	$-	$-
Warrants granted for stock-based compensation	-	-	-
Change in fair value	-	-	-
Balance – September 30, 2018	$-	$-	$-
Warrants granted for stock-based compensation	893	-	893
Warrants granted associated with convertible notes	599	-	599
Issuance of convertible notes	-	1,169	1,169
Change in fair value	(1,209)	(1,011)	(2,220)
Balance – September 30, 2019	$283	$158	$441

A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liabilities and embedded conversion feature that are categorized within Level 3 of the fair value hierarchy as of September 30, 2019 is as follows:

	Warrant Liability
	As of September 30, 2019	As of September 30, 2018
Strike price	$2.97	$2.40
Contractual term (years)	1.6	1.7
Volatility (annual)	104%	111%
Risk-free rate	2%	3%
Dividend yield (per share)	0%	0%

F-30

Embedded
Derivative Liability
As of September 30, 2019
Strike price	$0.80
Contractual term (years)	1.2
Volatility (annual)	85%
Risk-free rate	2%
Dividend yield (per share)	0%
Credit spread	11.12%

The Company used a lattice based trinomial model developed by Tsiveriotis, K. and Fernades in which the three lattices incorporate (1) the Company’s underlying common stock price; (2) the value of the debt components of the convertible notes; and (3) the value of the equity component of the convertible notes. The main drivers of sensitivity for the model are volatility and the credit spread. The model used will vary by approximately 1.5% for a 4% change in volatility and will vary by less than 1% for each 1% change in credit spread.

14. Income Taxes

The income tax expense (benefit) consisted of the following for the fiscal year ended September 30, 2019 and 2018:

	September 30, 2019	September 30, 2018
Total current	$-	$-
Total deferred	-	-
	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax benefit for the fiscal year ended September 30, 2019 and 2018:

	September 30, 2019	September 30, 2018
Federal statutory rate	$(7,246)	$(2,115)
Permanent timing differences	(427)	-
Effect of change in US Tax rates for deferral items	-	989
Other	-	44
Change in valuation allowance	7,673	1,082
	$-	$-

For the year ended September 2018, the expected tax benefit is calculated at the 2018 statutory rate of 34%. The effect for temporary timing differences are also calculated at the 21% statutory rate effective for fiscal year ended September 30, 2019. Long-term temporary differences are calculated at the 25% statutory rate effective for years ending on or after December 31, 2019.

For the year ended September 30, 2019, the expected tax benefit, temporary timing differences and long-term timing differences are calculated at the 25% statutory rate.

F-31

Significant components of the Company’s deferred tax assets and liabilities were as follows for the fiscal year ended September 30, 2019 and 2018:

	September 30, 2019	September 30, 2018
Deferred tax assets:
Net operating loss carryforwards	$4,483	$2,212
Equity based compensation	3,154	408
Impairment of loan receivable	75	75
Impairment of investments and other property	2,468	-
Total deferred tax assets	10,180	2,695

Deferred tax liabilities
Depreciation	669	857
Deferred revenue	-	-
Total deferred tax liabilities	669	857

Net deferred tax assets	9,511	1,838
Less valuation allowance	(9,511)	(1,838)
Net deferred tax assets (liabilities)	$-	$-

At September 30, 2019, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $17.9 million. The federal and state net operating loss carryforwards will expire beginning in 2036.

During the fiscal year ended September 30, 2019 and 2018, the Company recognized no amounts related to tax interest or penalties related to uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no years under examination by any jurisdiction.

15. Shareholders’ Equity

In 2016, the Company adopted a plan to allow the Company to compensate prospective and current employees, directors and consultants through the issuance of equity instruments of the Company. The plan has an effective life of 10 years. The plan is administered by the board of directors of the Company until such time as the board transfers responsibility to a committee of the board. The plan is limited to issuing common shares of the Company up to 15% of the total shares then outstanding. No limitations exist on any other instruments issuable under the plan. In the event of a change in control of the Company, all unvested instruments issued under the plan become immediately vested.

Preferred shares

The Company has two series of preferred shares designated with no preferred shares issued and outstanding as of September 30, 2019.

Common shares

On July 13, 2018, a meeting of the stockholders of the Company took place, and the stockholders adopted a resolution authorizing the Board of Directors, in its sole discretion, to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Company Common Stock from 100,000,000 to 300,000,000.

F-32

The holders of common shares are not entitled to receive dividends at this time, however, are entitled to one vote per share at meetings of the Company.

During the year ended September 30, 2019, the Company issued 51,418 shares of its common stock related to a stock purchase agreement for cash of approximately $35,000.

During the year ended September 30, 2019, the Company converted $2,575,000 of its convertible debt in exchange for 1,430,556 shares of the company’s common stock. The Company recorded an inducement cost of approximately $0.973 million.

During the year ended September 30, 2019, as part of the fees associated with the Canaccord offering, the Company issued the lead broker 16,666 shares of its common stock with a fair value of approximately $35,000 or $2.10 per share.

During the year ended September 30, 2019, the Company issued 18,900 shares of its common stock related to an employee separation agreement with a fair value of approximately $18,000 or $0.97 per share.

Common stock issuances to acquire entities, interests in investees and joint ventures:

Yerba Buena

On June 24, 2019, the Company closed its acquisition of Yerba. During the fiscal year ended September 30, 2019, the Company issued the following shares (see Note 8) (in thousands except share and per share amounts):

	Shares Issued	Closing Stock Price - June 24	Fair Value
Interim Closing Date	1,019,730	$1.40	$1,428
June 30, 2019	1,472,536	$1.40	$2,061
Total	2,492,266		$3,489

YMY

In November 2018, the Company issued 187,500 shares of its common stock, with a fair value of $487,500, to acquire an option from the investors in YMY Ventures, LLC and NVD RE to (1) purchase a property comprised of a land and building near Las Vegas, NV and (2) acquire the remaining 50% of YMY Ventures, LLC held by the option issuers and (3) to acquire 37.5% of NVD RE owned by the option issuers for a combined purchase price of $12 million. The Company impaired the option ($0.45 million was included as intangible and is included in the line item impairment of intangible assets on the statement of operations) as it determined that the option was worthless as of September 30, 2019.

South African Ventures, Inc.

On March 22, 2019, the Company entered into a definitive agreement to acquire South African Ventures, Inc. The Company issued 8,250,000 shares of its common stock with a fair value of $14.0 million or $1.70 per share, the closing price of the Company’s common stock on March 22, 2019.

Western Coast Ventures, Inc.

On March 29, 2019 the company entered into a definitive agreement to acquire Western Coast Ventures, Inc. The Company issued 2,500,000 shares of its common stock, with a fair value of approximately $4.4 million or $1.47 per share, the Company’s closing stock price on March 29, 2019.

F-33

Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”)

In August 2016, the Company and certain shareholders of the Company entered into a “Multi Party” Agreement, in which the Company became obligated to lease or acquire three separate real estate assets, and separately, if certain events occur, additional real estate assets held by entities related to those shareholders. The Agreement also gives the Company the right of first refusal in regard to certain properties owned by the persons and entities affiliated with the parties of the Agreement so long as certain targets are met. In the quarter ended June 30, 2019, the Company issued 12,500,000 shares of its common stock (shares are held in escrow) as it is currently attempting to acquire the set of entities that include Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”) which comprise the entities within the Multi Party Agreement. In addition, the Company is also currently negotiation with the owners of certain properties contained within the Multi Party Agreement. The Company and owners of CVO and Opco have finalized their agreements, and are waiting for regulatory approval to transfer certain licenses, which has not yet occurred as of the date of this filing, or the date of these consolidated financial statements, however, the Company does believe it will complete the acquisition in the current calendar year. Should the acquisition be completed, the Company will no longer be engaged primarily in property rental operations, but will take over the operations of its primary renters, which is the cultivation, production and sale of cannabis and related productions. Because CVO and Opco are related to the Company, should the acquisition occur, it will not be accounted for as a business combination at fair value under the codification sections of ASC 805. The assets and liabilities will transfer at their historical cost and the company will include the operations of CVO and Opco for all periods presented and the rental revenue recorded by the Company will eliminate in full with the rental expense recorded by CVO and Opco. The Company has therefore recorded the par value of the shares issued of $12,500 as of September 30, 2019.

Purchase of Buildings with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (buildings) located at 399 and 451 Wallis Street, Eugene, Or 97402 for a total purchase price tendered in kind for approximately 6,322,058 shares of the Company’s common stock. The Company acquired the property from a related party, and recorded the building and improvements at their carrying value of approximately $2.99 million. Included in the shares above were 457,191 shares which were issued because the Company determined that certain milestones were met contained within the Multi-Party Agreement. Those shares were valued at approximately $0.973 million and were recorded to impairment of property and equipment within the statement of operations.

Purchase of Land with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with a Oregon limited liability company which owns title to Real property (land) located at 12590 Highway 238, Jacksonville, Or 97503 for a total purchase price tendered in kind for 1,233,665 shares of the Company’s common stock. The Company acquired the property from a related party, and recorded the land at its carrying value of approximately $1.2 million.

2018 Private placements

The Company received subscriptions in private placement offerings completed for the following shares for the year ended September 30, 2018:

●	For the year ended September 30, 2018, 2,688,834 common shares were issued at $2.40 per share to unaffiliated investors raising gross cash proceeds (including collection of $100,000 subscription receivable from September 30, 2017) of approximately $6.6 million.

●	During the year ended September 30, 2018, the Company began the process of registering shares of common stock for trading under the securities laws of Canada. As part of that process, certain founders were notified that they had to contribute additional amounts for their shares. In the twelve months ended September 30, 2018, two founders contributed an additional $9,933 towards their founders’ shares as part of the requirements of the securities regulators of Canada.

On September 20, 2018, the Company issued 12,500 shares of its common stock in connection with a legal settlement for a fair value of $25,000 or $2.00 per share.

F-34

16. Stock Based Compensation

Stock Options

The fair value of the Company’s common stock was based upon the publicly quoted price on the date that the final approval of the awards was obtained. The Company does not expect to pay dividends in the foreseeable future so therefore the expected dividend yield is 0%. The expected term for stock options granted with service conditions represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by the Securities and Exchange Commission’s Staff Accounting Bulletin for “plain vanilla” options for options granted in 2019. The expected term for stock options granted with performance and/or market conditions represents the period estimated by management by which the performance conditions will be met. The Company obtained the risk-free interest rate from publicly available data published by the Federal Reserve. The Company uses a methodology in estimating its volatility percentage from a computation that was based on a comparison of average volatility rates of similar companies to a computation based on the standard deviation of the Company’s own underlying stock price’s daily logarithmic returns. The fair value of options granted during the years ended September 30, 2019 and 2018 were estimated using the following weighted-average assumptions:

Employee Options:

	For the Years Ended
	September 30,
	2019	2018
Exercise price (Average)	$1.28	$2.40
Expected term (years)	1.4	1.6
Expected stock price volatility	104%	119%
Risk-free rate of interest	2%	2%
Expected dividend rate	0%	0%

Non-employee Options:

	For the Years Ended
	September 30,
	2019	2018
Exercise price (Average)	$1.95	$2.91
Contractual term (years)	3.7	4.3
Expected stock price volatility	118%	127%
Risk-free rate of interest	3%	3%
Expected dividend rate	0%	0%

F-35

In August 2019, the board of directors of the Company agreed to compensate executives and consultants who’s previously issued 2018 options had become significantly underwater. The board authorized that 2,757,002 shares be issued to the holders of 2,105,000 options previously granted with an exercise price of $2.40 per share. The Company has treated this as essentially an exercise of these options with a zero exercise price and recorded additional compensation as a result of $2.481 million which is included in stock based compensation.

A summary of option activity under the Company’s employee stock option plan for years ended September 30, 2019 and 2018 are presented below:

	Number of Shares	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of October 1, 2017	250,000	$2.40	$-	8.9
Granted	1,660,416	2.40	-	9.4
Exercised	(10,000)	2.40	-	-
Forfeited/expired	(10,000)	2.40	-	-
Outstanding as of September 30, 2018	1,890,416	2.40	-	2.7
Granted	185,000	1.28	-	2.6
Exercised	(1,805,000)	2.40	-	2.3
Outstanding as of September 30, 2019	270,416	$2.30	$-	1.8
Options vested and exercisable	260,416	$2.30	$-	1.8

A summary of the activity of options that the Company granted to non-employees for the year ended September 30, 2019 and 2018 are presented below:

	Number of Shares	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of October 1, 2017	400,000	$2.40	$-	3.3
Granted	785,000	2.91	-	3.9
Exercised	(150,000)	-	-	-
Outstanding as of September 30, 2018	1,035,000	2.79	$-	3.6
Granted	100,000	1.95	-	2.9
Exercised	(300,000)	2.40	$-
Outstanding as of September 30, 2019	835,000	$2.71	$-	2.6
Options vested and exercisable	835,000	$2.71	$-	2.6

Estimated future stock-based compensation expense relating to unvested stock options was nominal as of September 30, 2019 and approximately $0.6 million as of September 30, 2018. Weighted average remaining contractual life of the options is 2.1 years.

Restricted Stock

A summary of employee restricted stock activity for years ended September 30, 2019 and 2018 are presented below:

	Number of Shares	Weighted Average Exercise Price
Outstanding as of October 1, 2018	-	$-
Granted (1)	2,217,490	1.65
Outstanding as of September 30, 2019	2,217,490	1.65

F-36

A summary of non-employee restricted stock activity under the Company’s for years ended September 30, 2019 and 2018 are presented below:

	Number of Shares	Weighted Average Exercise Price
Outstanding as of October 1, 2017	50,000	$2.40
Granted	460,000	2.33
Forfeited/expired	(150,000)	2.40
Outstanding as of September 30, 2018	360,000	2.32
Granted (1)	2,086,262	1.62
Outstanding as of September 30, 2019	2,446,262	$1.73

(1)	Tables above do not include the share grant as a result of the option repricing above.

Warrants

A summary of the status of the Company’s outstanding warrants as of September 30, 2019 and 2018 and changes during the year then ended are presented below:

	Number of	Weighted Average Exercise	Remaining Contractual
	Warrants	Price	Term
Outstanding as of October 1, 2017	-	$-	-
Warrants granted – equity	155,966	2.47	2.5
Warrants granted – liability	20,000	2.40	1.8
Outstanding as of September 30, 2018	175,966	2.46	2.4
Warrants granted – consultants (liability)	1,350,000	2.98	1.7
Warrants granted – Canaccord (liability)	715,954	2.95	1.3
Outstanding as of September 30, 2019	2,241,920	$2.92	1.6

Stock-based Compensation Expense

Stock-based compensation expense for the years ended September 30, 2019 and 2018 was comprised of the following (in thousands):

	Years Ended September 30,
	2019	2018
Restricted stock awards	$7,102	$2,664
Stock options	3,080	3,013
Warrants (liability)	893	-
Total stock-based compensation	$11,075	$5,677

Change of Accounting Principle - Prepaid Stock-based Compensation

In the fourth quarter of 2019, the Company changed its policy for recognizing prepaid fully vested non-employee stock-based compensation. Historically, the Company would initially record a prepaid asset based upon the fair value of the award on the grant date and subsequently amortize the associated cost of this award over an implicit service period. Effective with the change in accounting principle, the Company will expense all fully vested employee and non-employee stock-based compensation on the grant date as there is no substantive future service period on the grant date. This change in resulted in a decrease in prepaid stock-based compensation of approximately $1.3 million and an increase in stock-based compensation expense of $1.3 million in the year ended September 30, 2019 at the time of the change. This change in accounting method was applied retrospectively, and this change resulted in an adjustment to increase stock-based compensation of approximately $0.84 million for the year ended September 30, 2018. This change increased the loss per share by $0.10 from $0.95 loss per share as originally reported to $1.05 per share for the year ended September 30, 2018 in these financial statements.

F-37

17. Commitments and contingencies

As noted earlier in Note 1, the Company, engages in a business that constitutes an illegal act under the laws of the United States Federal Government. This raises several possible issues which may impact the Company’s overall operations, not the least of which are related to traditional banking and other key operational risks. Since cannabis remains illegal on the federal level, and most traditional banks are federally insured, those financial institutions will not service cannabis businesses. In states where medical or recreational marijuana is legal, dispensary owners, manufacturers, and anybody who “touches the plant,” continue to face a host of operational hurdles. While local, state-chartered banks and credit unions now accept cannabis commerce, there remains a reluctance by traditional banks to do business with them. Aside from a huge inconvenience and the need to find creative ways to manage financial flow, payroll logistics, and payment of taxes, this also poses tremendous risks to controls as a result of operating a lucrative business in cash. This lack of access to traditional banking may inhibit industry growth. In the period ended September 30, 2019, the Company’s accounts with a major money center bank were closed as the bank would not allow the Company to continue to use its banking network.

Despite the uncertainties surrounding the Federal government’s position on legalized marijuana, the Company does not believe these risks will have a substantive impact on its planned operations in the near term.

In July 2016, the Company entered into a 10-year lease for a commercial building from an unrelated third party in Springfield, Oregon. At the time the original lease was entered into, the Company had expected to close on significant subscriptions from its private placement. However, when those did not immediately materialize, the Company entered into an agreement with the landlord to cancel the lease and in addition, paid the landlord $15,000 not to rent out the property until such time the Company could enter into a new lease. In September 2016, the Company entered into a new 10-year lease with the landlord that commenced in November 2016. The lease requires the Company to pay a starting base rental fee of $7,033 plus an additional estimated $315 per month in real estate taxes in which the base rental fee escalates each year by approximately 2%. All taxes (including reconciling real estate taxes), maintenance and utilities are included at the end of each year as a one-time payment. In addition, the Company also remitted $14,000 for a security deposit to the landlord. No amounts have been recorded for deferred rent in these financial statements as the amount was deemed immaterial by the Company. The Company has subleased this space pursuant to a 10-year lease. On February 22, 2018, both parties executed a lease addendum that adds contiguous property for 12,322 square feet. The term commences November 1, 2017 and continues through November 31, 2026 at a starting rate of $3,525 a month that escalates after the first year. The Company subleases this property to a related party (see disclosures below under “Springfield Suites”). As of September 30, 2019, the total subrental income to be received by the Company over the life of the sublease is approximately$8.9 million.

In March 2018, the Company entered into a 3-year lease for the occupancy of the Company’s corporate office located in Boca Raton, Florida. The lease requires the Company to pay a base rental fee of $3,024 per month with yearly increases thereafter. All taxes, maintenance and utilities are billed separately. This space is currently being sub-leased for the reminder of its term. The Company expects to receive approximately $0.165 million over the term of the lease in subrentals.

In September 2019, the Company entered into a 4-year lease for the occupancy of the Company’s new corporate office located in Boca Raton, Florida. The lease requires the Company to pay a starting base rental fee of $4,285 per month with yearly increases thereafter.

In January 2019, the Company entered into a 5-year lease for the occupancy of real estate and a building located in Hillsboro, Oregon. The lease requires the Company to pay a starting base rental fee of $9,696 per month with yearly increases thereafter.

The following table shows the expected net rental payments for the following five years under the leases noted above as of September 30:

Year Ended September 30, 2020	$293,550
Year Ended September 30, 2021	274,237
Year Ended September 30, 2022	260,977
Year Ended September 30, 2023	258,607
Thereafter	334,629
Total	$1,422,000

F-38

As of September 30, 2019, the Company has acquired interests in several entities more fully described in Note 5 and Note 6. As part of those interests, the Company has commitments to fund the acquisition of licenses and permits to allow for the cultivation and sale of cannabis and related products in the United States and Eswatini. As of September 30, 2019, Company estimates that its investees will need up to approximately $2.5 million to complete the acquisition of licenses and permits, to fund the buildout or expansion of facilities to fully operate in their respective cannabis markets, which will encompass several years of development. The Company believes that on a short-term basis, it will need to fund the acquisition of licenses and farming permits in Eswatini and that will require an estimated $2.0 million, should the Kingdom grant SAV’s licenses in the coming year.

Property Rental Agreements

All of the income leases below are to entities that are related to the Company through common ownership.

1027 Willamette

In July 2017, the Company entered into an operating lease agreement with a marijuana dispensary (the “Lessee”) to move into the Company’s acquired property located at 1027 Willamette Street in Eugene, Oregon. The lease agreement is for a base term of ten years (see note below) and a starting monthly rent obligation of $13,800, subject to annual increases of 3% per year, plus an amount for additional rent based on final buildout costs incurred by the Company. The lease is a double net lease with maintenance and real property taxes to be paid by the Tenant and insurance costs paid by the Company. The Company provided the tenant with one month of free rent.

Upon the expiration of the term of ten years, the Lessee has the option to renew the lease agreement for one five-year term, on the same terms as provided in the lease agreement.

Springfield

In July 2017, the Company entered into a lease agreement for its property and warehouse building located at 800 N 42nd street in Springfield, Oregon. The lease agreement is for a term of ten years (see note below) and a starting monthly rent obligation of $64,640, subject to annual increases of 3% per year plus an amount for additional rent based on final buildout costs incurred by the Company. The lease is a double net lease with maintenance and real property taxes to be paid by the Tenant and insurance costs paid by the Company. Rent payments commence on the date the growing season ends, which the Company currently estimates will occur in September 2019, and thus expects payments to begin in January 2020. The Company has treated this period as a free rental period for accounting purposes.

Upon the expiration of the term of ten years, the Lessee has the option to renew the lease agreement for five-year term, on the same terms as provided in the lease agreement.

14336 S. Union Hall Road, Mulino

In July 2017, the Company entered into a lease agreement for its property located at 14336 South Union Hall Road in Mulino, Oregon. The lease agreement is for a term of ten years (see note below) and a starting monthly rent obligation of $18,750, subject to annual increases of 3% per year plus an amount for additional rent based on final buildout costs incurred by the Company. The lease is a double net lease with maintenance and real property taxes to be paid by the Tenant and insurance costs paid by the Company.

Upon the expiration of the term of ten years, the Lessee has the option to renew the lease agreement for five-year term, on the same terms as provided in the lease agreement.

F-39

7827 SE Powell

In July 2017, the Company entered into a lease agreement for its acquired property located at 7827 SE Powell Blvd. in Portland, Oregon. The lease agreement is for a term of ten years and a starting monthly rent obligation of $6,523, subject to annual increases of 3% per year. Maintenance and real property taxes to be paid by the Tenant and insurance paid by the Company. Additional rents will be added to pay landlord back for tenant improvements by the end of the first term of the lease, payments will include annual interest at 12% compounded monthly.

30300 SW Laurel Road

In June 2019, the Company entered into a lease agreement for its acquired property located at 30300 SW Laurel Road Hillsboro, Oregon. The lease agreement is for a term of five years and a starting monthly rent obligation of $10,036, subject to annual increases of 12% per year. Maintenance, real property taxes and insurance is to be paid by the Tenant.

18. Subsequent events

As of October 3, 2019, the Company upgraded to OTCQX from the OTCQB® Venture Market.

As of October 3, 2019 the Company appointed Ellen B. Deutsch as Executive Vice President and Chief Operating Officer. Ms. Deutsch will oversee all the operations for driving revenue and efficiency across all of its various business segments including cultivation, production, distribution and retail.

November 1, 2019, the Company received 100.0% interest in Empire Holdings, LLC (“EH”). EH leases its facilities to Kind Care, LLC. The Company purchased the property for $500,000 less the lien amount of $105,732 paid in kind.

As of November 12, 2019, the Company entered into a promissory note in the principal amount of $500,000 payable to Strategic Education Loan Fund, LLC. The promissory is payable on the earlier to occur (i) the ninth month anniversary of the first advance under the note; or (ii) the completion of an initial public offering by Payee (the maturity date). This note bears an interest rate of 1 percent per month.

In January 2020, the Company entered into two promissory notes totaling $500,000 payable in full on the ninth month anniversary. This note bears an interest rate of 1 percent per month.

As of December 23, 2019 has entered into a stock purchase agreement with Attollo Capital Holdings A, LLC (the “Purchaser”) pursuant to which Stem will issue 11,764,706 shares of preferred stock of the Company (the “Preferred Stock”) at a purchase price of US$0.85 per share of Preferred Stock (the “Original Issue Price”) for gross proceeds to the Company of approximately US$10,000,000 (the “Investment”). As of the date of this filing, the Company has not yet closed on this transaction.

Pursuant to the Definitive Agreement dated December 24, 2019, Stem will acquire all of the outstanding common shares of 7LV (the “7LV Shares”) by way of a three-cornered amalgamation (the “Acquisition”). Upon the completion of the Acquisition, 7LV will become a wholly-owned subsidiary of Stem. As consideration for the 7LV Shares, the Company will pay the holders an aggregate of 13,000,000 shares of common stock of Stem (“Stem Shares”). The acquisition is subject to a number of conditions, including the receipt of all required shareholder, regulatory approvals and approval of the debenture holders of 7LV (“Debenture holders”).

January 7, 2020, the Company, completed a joint venture with Community Growth Partners, Inc. (“CGP”), a vertically-integrated cannabis company with provisional licensed operations in Massachusetts. The Massachusetts Cannabis Control Commission recently awarded CGP three provisional cannabis licenses for cultivation, manufacturing and retail – making CGP one of the Commonwealth’s first women- and minority-founded and owned businesses to become approved as a vertically-integrated cannabis operation. Stem will acquire 49% of CGP’s common stock and will then provide a $2 million revolving line of credit for future expansion into Massachusetts. The agreements are subject to approval of the Massachusetts Cannabis Control Commission and other local state authorities.

19. Correction of an Error

The Company incorrectly included the losses of South African Ventures, Inc. within the losses of its non-controlling interests. The Company wholly owns South African Ventures, Inc. and the losses associated with the other than temporary investment in Stempro International, Inc. were correctly included as part of equity method losses. The tables below show the corrected amounts on the balance sheet and statement of operations:

	As Originally Filed	Correction	As Amended

Stockholders’ equity
Preferred stock	$-	$-	$-
Common stock	52	-	52
Additional paid-in capital	61,202	-	61,202
Accumulated deficit	(37,082)	(3,302)	(40,384)
Total Stem Holdings stockholder equity	24.172	(3,302)	20,870
Non-controlling interest	(578)	3,302	2,724
Total stockholders’ equity	$23,594	$-	$23,594

	As Originally Filed	Correction	As Amended

Net Loss	$(28,985)	$-	$(28,985)
Net loss attributable to non-controlling interest	3,693	(3,302)	391
Net loss attributable to Stem Holdings, Inc.	(25,292)	(3,302)	(28,594)
Net loss per share, basic and diluted	(0.90)	-	(1.01)

F-40

Quarters ended June 30, 2020 and June 30, 2019 (unaudited)

STEM HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for share and per share amounts)

	June 30,	September 30,
	2020	2019*
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,913	$3,339
Accounts receivable, net of allowance for doubtful accounts	694	427
Note receivable	600	-
Inventory	1,353	611
Prepaid expenses and other current assets	457	491
Total current assets	5,017	4,868

Property and equipment, net	16,620	14,706
Investment in equity method investees	287	1,771
Investments in affiliates	1,951	1,827
Deposits and other assets	130	47
Note receivable, long term	355	-
Intangible assets, net	10,360	6,316
Goodwill	11,613	1,070
Due from related party	55	492
Total assets	46,388	$31,097

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	2,225	1,082
Convertible notes, net	5,996	1,888
Short term notes and advances	2,951	3,384
Acquisition notes payable	679	708
Contingent acquisition liability	1,084	-
Due to related party	666	-
Derivative liability	586	158
Warrant liability	448	283
Total current liabilities	14,635	7,503

Long-term debt, mortgages	3,085	-
Total liabilities	17,720	7,503

Commitments and contingencies (Note 16)	-	-

Shareholders’ equity
Preferred stock, Series A; $0.001 par value; 50,000,000 shares authorized, none outstanding as of June 30, 2020 and September 30, 2019	-	-
Preferred stock, Series B; $0.001 par value; 50,000,000 shares authorized, none outstanding as of June 30, 2020 and September 30, 2019	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 66,616,526 and 52,254,941 shares issued, issuable and outstanding as of June 30, 2020 and September 30, 2019, respectively	67	52
Additional paid-in capital	75,369	61,202
Accumulated deficit	(48,952)	(40,384)
Total Stem Holdings stockholder’s equity	26,484	20,870
Noncontrolling interest	2,184	2,724
Total shareholders’ equity	28,668	23,594
Total liabilities and shareholders’ equity	$46,388	$31,097

* Derived from audited information

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-41

STEM HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except for share and per share amounts)

	For the Three Ended June 30,		For the Nine Months Ended June 30,
	2020	2019	2020	2019

Gross Revenue	$6,696	$621	$10,315	$1,314
Discounts and returns	1,498	-	1,498	-
Net Revenue	5,198	621	8,817	1,314
COGS	3,420	258	6,062	258
Gross Profit	1,778	363	2,755	1,056

Operating expenses:
Consulting fees	124	115	2,031	297
Professional fees	257	418	1,780	1,269
General and administration	2,176	2,948	6,234	7,513
Total operating expenses	2,557	3,481	10,045	9,079
Loss from operations	(779)	(3,118)	(7,290)	(8,023)

Other income (expenses), net
Interest expense	(753)	(306)	(2,024)	(1,105)
Inducement cost	-	-	-	(824)
Change in fair value of derivative liability	(570)	-	(428)	-
Change in fair value of warrant liability	969	-	754	-
Foreign currency exchange gain	187	-	208	-
Gain on forgiveness of debt	-	40	-	40
Total other income (expense)	(167)	(266)	(1,490)	(1,889)

Loss from equity method investees	(1)	(309)	(253)	(467)

Net loss	$(947)	$(3,693)	$(9,033)	$(10,379)

Net loss attributable to non-controlling interest	(121)	-	(466)	-

Net loss attributable to Stem Holdings	$(826)	$(3,693)	$(8,567)	$(10,379)

Net loss per share, basic and diluted	$(0.01)	$(0.10)	$(0.15)	$(0.48)

Weighted-average shares outstanding, basic and diluted	66,410,900	36,221,702	58,762,599	21,667,002

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-42

STEM HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except for share and per share amounts

					Total Stem
	Common Stock		Additional Paid-in	Accumulated	Holdings Shareholders’	Non-Controlling	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity	Interest	Equity
Balance as of September 30, 2019	52,254,941	$52	$61,202	$(40,384)	$20,870	$2,724	$23,594
Issuance of common stock in connection with consulting agreement	5,000	-	4	-	4	-	4
Issuance of common stock in connection with asset acquisitions	394,270	-	394	-	394	-	394
Stock based compensation	100,000	1	497	-	498	-	498
Net loss	-	-	-	(3,077)	(3,077)	(235)	(3,312)
Balance as of December 31, 2019	52,754,211	$53	$62,097	$(43,461)	$18,689	$2,489	$21,178
Issuance of common stock in connection with consulting agreement	970,416	1	1,548	-	1,549	-	1,549
Cancellation of common stock in connection with consulting agreement	(700,000)	(1)	(699)	-	(700)	-	(700)
Issuance of common stock in connection with asset acquisitions	12,681,008	13	10,009	-	10,022	-	10,022
Stock based compensation	303,756	-	47	-	47	-	47
Issuance of common stock related to interest on convertible notes	202,350	-	121	-	121	-	121
Derivatives		-	431	-	431	-	431
Net loss				(4,665)	(4,665)	$(110)	(4,775)
Balance as of March 31, 2020	66,211,741	$66	$73,554	$(48,126)	$25,494	$2,379	$27,873

Issuance of common stock in connection with share exchange agreement	386,035	-	196	-	197	(74)	124
Stock based compensation	18,750	-	6	-	6	-	6
Consolidated Ventures of Oregon equity	-	-	1,613	-	1,613	-	1,613
Other	-	-	-	-	-	-	(1)
Net loss	-	-	-	(826)	(826)	(121)	(947)
Balance as of June 30, 2020	66,616,526	$66	$75,369	$(48,952)	$26,484	$2,184	$28,668

					Total Stem
	Common Stock		Additional Paid-in	Accumulated	Holdings Shareholders’	Non-Controlling	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity	Interest	Equity
Balance as of September 30, 2018	10,177,496	$10	$19,810	$(11,533)	$8,287	$-	$8,287
Common stock issued in connection with conversion of notes payable	1,430,556	1	2,574	-	2,575	-	2,575
Exercise of stock options	(15,662)	-	-	-	-	-	-
Yerba Buena acquisition	1,931,506	2	4,440	-	4,442	-	4,442
Asset Purchase Agreement - 399 & 451 Wallis St and Applegate	457,191	-	978	-	979	-	979
Investment in YMY	187,500	-	450	-	450	-	450
Canaccord fee	16,666	-	35	-	35	-	35
Inducement cost to convert convertible notes	-	-	824	-	824	-	824
Debt discount for warrants	-	-	84	-	84	-	84
Issuance of Canaccord warrants	-	-	483	-	483	-	483
Stock based compensation	669,233	1	1,746	-	1,747	-	1,747
Net loss	-	-	-	(4,167)	(4,167)	-	(4,167)
Balance as of December 31, 2018	14,854,486	$15	$31,424	$(15,700)	$15,739	$-	$15,739
Stock based compensation	493,329	1	1,289	-	1,289	-	1,289
Common stock issued for investment (South African Ventures)	8,250,000	8	14,017	-	14,025	-	14,025
Debt discount for warrants	-	-	1,027	-	1,027	-	1,027
Net loss	-	-	-	(2,793)	(2,793)	-	(2,793)
Balance as of March 31, 2019	23,597,815	$24	$47,757	$(18,493)	$29,287	$-	$29,287

Stock Based Compensation	886,929	1	1,711	-	1,712	-	1,712
Common Stock issued for Investment (West Coast Ventures)	2,500,000	3	4,433	-	4,436	-	4,436
Common Stock issued for Acquisition (Yerba Buena)	560,760	1	(580)	-	(579)	-	(579)
Common Stock issued for Related Party Acquisition (CVO)	3,173,793	3	-	-	3	-	3
Common Stock issued for Related Party Acquisition (OPCO)	9,326,207	9	-	-	9	-	9
Common Stock to be issued for officers employment agreement	1,600,000	1	2,811	-	2,812	-	2,812
Net loss	-	-	-	(3,693)	(3,693)	-	(3,693)
Balance - June 30, 2019	41,645,504	$42	$56,132	$(22,186)	$33,987	$-	$33,987

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-43

STEM HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Nine Months Ended
	June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(9,033)	$(10,379)
Equity method investee losses	253	467
Net loss before equity method investment	(8,780)	(9,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,913	4,675
Depreciation and amortization	1,632	699
Non-cash interest	953	781
Convertible notes inducement expense	-	824
Change in fair value of derivative liability	(326)	-
Foreign currency translation adjustment	(176)	-
Other	(317)	-
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	267	(568)
Prepaid expenses and other current assets	539	(73)
Inventory	(163)	-
Other assets	(83)	-
Accounts payable and accrued expenses	488	159
Deferred revenue	-	(702)
Net cash used in operating activities	(4,053)	(4,117)

Cash flows from investing activities
Purchase of property and equipment	(433)	(905)
Advances to related entities	(955)	9,550
Return of cash for equity method investees	229	(350)
Cash acquired in acquisition, net of cash transferred	349	(218)
Project costs	-	(1,479)
Related party advances and repayments received	60	330
Related party advances made	-	(830)
Investment in affiliates	-	(27)
Net cash used in investing activities	(750)	6,071

Cash flows from financing activities
Proceeds from advance from NVDRE	-	300
Proceeds from notes payable and advances	4,596	150
Proceeds from the convertible notes, net of fees paid	-	3,058
Other	81	-
Cash paid from loan fees	-	(103)
Repayments of notes payable	(1,300)	(344)
Net cash (used in) provided by financing activities	3,377	3,061
Net (decrease) increase in cash and cash equivalents	(1,426)	5,015
Cash and cash equivalents at the beginning of the period	3,339	761
Cash and cash equivalents at the end of the period	$1,913	$5,776

Supplemental disclosure of cash flow information:
Cash paid for interest	$421	$-
Supplemental disclosure of noncash activities:
Financed insurance	$327	$266
Stock issued for services capitalized	$-	$4,507
Conversion of debt to equity	$121	$2,575
Transfer of deposit to fixed assets	$-	$126
Deposit YMY stock	$-	$450
Deposit Yerba Oregon stock	$-	$4,215
Deposit CVO and OPCO stock	$-	$12,500
Stock acquisition of South African Ventures	$-	$14,025
Stock acquisition of Western Coast Ventures	$-	$4,435
Debt discount from warrants and beneficial conversion features	$-	$1,912
Projects costs paid in equity	$-	$978
Acquisition of Seven LV	$14,025	$-
Building acquired from related party with equity, net of lien acquired	$394	$-
Consolidation of CVO	$1,613	$-
Acquisition of NVDRE interest	$386	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-44

STEM HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Incorporation and Operations and Going Concern

Stem Holdings, Inc. (“Stem” or the “Company”) is a Nevada corporation incorporated on June 7, 2016. The Company is a multi-state, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma. As of June 30, 2020, Stem had ownership interests in 26 state issued cannabis licenses including nine (6) licenses for cannabis cultivation, three (3) licenses for cannabis production, five (5) licenses for cannabis processing, one (1) license for cannabis wholesale distribution, one (1) license for hemp production and ten (10) cannabis dispensary licenses.

Stem’s partner consumer brands are award-winning and nationally known, and include cultivators, TJ’s Gardens, Travis X James, and Yerba Buena; retail brands, Stem and TJ’s; infused product manufacturers, Cannavore and Supernatural Honey; and a CBD company, Dose-ology. As of June 30, 2020, the Company has acquired nine commercial properties and leased a seventh property, located in Oregon and Nevada, and has entered into leases to related entities for these properties (see Note 15). As of June 30, 2020, the buildout of these properties to support cannabis related operations was either complete or near completion.

The Company has incorporated nine wholly-owned subsidiaries –Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. Stem, through its subsidiaries, is currently in the process of finalizing the investment in and acquisition of entities that engage directly in the production and sale of cannabis, thereby transitioning from a real estate company, with a focus on cannabis industry tenants, to a vertically integrated, multi-state cannabis operating company.

The Company’s stock is publicly traded and is listed on the Canadian Securities Exchange under the symbol “STEM” and the OTCQX under the symbol “STMH”.

Going Concern

As of June 30, 2020, the Company had approximate balances of cash and cash equivalents of $1.9 million, negative working capital of $9.6 million, total stockholders’ equity of $26.4 million and an accumulated deficit of $49 million.

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

While the recreational use of cannabis is legal under the laws of certain States, where the Company has and is working towards further finalizing the acquisition of entities or investment in entities that directly produce or sell cannabis, the use and possession of cannabis is illegal under United States Federal law for any purpose, by way of Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, otherwise known as the Controlled Substances Act of 1970 (the “ACT”). Cannabis is currently included under Schedule 1 of the Act, making it illegal to cultivate, sell or otherwise possess in the United States.

On January 4, 2018, the office of the Attorney General published a memo regarding cannabis enforcement that rescinds directives promulgated under former President Obama that eased federal enforcement. In a January 8, 2018 memo, Jefferson B. Sessions, then Attorney General of the United States, indicated enforcement decisions will be left up to the U.S. Attorney’s in their respective states clearly indicating that the burden is with “federal prosecutors deciding which cases to prosecute by weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of federal prosecution, and the cumulative impact of particular crimes on the community.” Subsequently, in April 2018, President Trump promised to support congressional efforts to protect states that have legalized the cultivation, sale and possession of cannabis, however, a bill has not yet been finalized in order to implement legislation that would, in effect, make clear the federal government cannot interfere with states that have voted to legalize cannabis. Further in December 2018, the US Congress passed legislation, which the President signed on December 20, 2018, removing hemp from being included with Cannabis in Schedule I of the Act.

F-45

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On June 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the filing of this Post-Effective Amendment #1 to Form S-1, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. The existence of a worldwide pandemic, the fear associated with COVID-19, or any, pandemic, and the reactions of governments in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact our ability to conduct normal business operations, which could adversely affect our results of operations and liquidity. Disruptions to our supply chain and business operations disruptions to our retail operations and our ability to collect rent from the properties which we own, personnel absences, or restrictions on the shipment of our or our suppliers’ or customers’ products, any of which could have adverse ripple effects throughout our business. If we need to close any of our facilities or a critical number of our employees become too ill to work, our production ability could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse consequences due to COVID-19, or any other, pandemic, demand for our products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the markets in which we operate. Any of these uncertainties could have a material adverse effect on our business, financial condition or results of operations.

These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Should the United States Federal Government choose to begin enforcement of the provisions under the Act, the Company through its wholly owned subsidiaries could be prosecuted under the Act and the Company may have to immediately cease operations and/or be liquidated upon their closing of the acquisition or investment in entities that engage directly in the production and or sale of cannabis.

Management believes that the Company has access to capital resources through potential public or private issuances of debt or equity securities. However, if the Company is unable to raise additional capital, it may be required to curtail operations and take additional measures to reduce costs, including reducing its workforce, eliminating outside consultants and reducing legal fees to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited condensed financial statements included herein are unaudited. Such financial statements, in the opinion of management, contain all adjustments necessary to present fairly the financial position and results of operations as of and for the periods indicated. All such adjustments are of a normal recurring nature. These interim results are not necessarily indicative of the results to be expected for the year ending September 30, 2020 or for any other period. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and because of this, for further information, readers should refer to the financial statements and footnotes included in its amended Form 10-K for the fiscal year ended September 30, 2019 filed on March 19, 2020. The Company believes that the disclosures are adequate to make the interim information presented not misleading.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The most significant estimates included in these condensed consolidated financial statements are those associated with the assumptions used to value equity instruments, derivative liabilities and valuation of its long live assets for impairment testing. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

F-46

Principals of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which it is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of equity interest is presented as noncontrolling interests in the Company’s condensed consolidated balance sheets and condensed consolidated statements of changes in stockholders’ equity. The portion of net loss attributable to the noncontrolling interests is presented as net loss attributable to noncontrolling interests in the Company’s condensed consolidated statements of operations.

In August 2016, the Company and certain shareholders of the Company entered into a “Multi Party” Agreement, in which the Company became obligated to lease or acquire three separate real estate assets, and separately, if certain events occur, additional real estate assets held by entities related to those shareholders. The Agreement also gives the Company the right of first refusal in regard to certain properties owned by the persons and entities affiliated with the parties of the Agreement so long as certain targets are met. In the quarter ended June 30, 2019, the Company issued 12,500,000 shares of its common stock (shares are held in escrow) as it is currently attempting to acquire the set of entities that include Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”) which comprise the entities within the Multi Party Agreement. In addition, the Company is also currently negotiation with the owners of certain properties contained within the Multi Party Agreement. The Company and owners of CVO and Opco have finalized their agreements, and are waiting for regulatory approval to transfer certain licenses, which has not yet occurred as of the date of this filing, or the date of these consolidated financial statements, however, the Company does believe it will complete the acquisition in the current calendar year. Should the acquisition be completed, the Company will no longer be engaged primarily in property rental operations, but will take over the operations of its primary renters, which is the cultivation, production and sale of cannabis and related productions. Because CVO and Opco are related to the Company, should the acquisition occur, it will not be accounted for as a business combination at fair value under the codification sections of ASC 805. The assets and liabilities will transfer at their historical cost and the company will include the operations of CVO and Opco for all periods presented. The Company has therefore recorded the par value of the shares issued of $12,500 as of September 30, 2019. As of September 30, 2019, the Company has consolidated the entities with the Opco Holdings Group. As of June 30, 2020, the Company has consolidated the entities within the CVO group as it has determined that they are now material.

The accompanying unaudited condensed consolidated financial statements include the accounts of Stem Holdings, Inc. and its wholly-owned subsidiaries, Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc, Stem Holdings Florida, Inc. (what about foothills, SAV and WCV) In addition, the Company has consolidated YMY Ventures, LLC, NVDRE, Inc., Opco Holdings, Inc. and its subsidiaries and CVO and its subsidiaries under the variable interest requirements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

Loss per Share

ASC 260, Earnings Per Share, requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net loss per share of common stock excludes dilution and is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity unless inclusion of such shares would be anti-dilutive. Since the Company has only incurred losses, basic and diluted net loss per share is the same. Securities that could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share at June 30, 2020 is as follows:

Convertible notes	3,924,075
Options to purchase common stock	4,747,916
Unvested restricted stock awards	1,392,922
Warrants to purchase common stock	4,564,733
14,629,646

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

F-47

Revenue for the Company’s product sales has not been adjusted for the effects of a financing component as the Company expects, at contract inception, that the period between when the Company’s transfers control of the product and when the Company receives payment will be one year or less. Product shipping and handling costs are included in cost of product sales.

Effective October 1, 2019, the Company adopted the requirements of ASU 2014-09 (ASC 606) and related amendments, using the modified retrospective method. The adoption of ASC 606 did not have a significant impact on the Company’s revenue recognition policy as revenues related to wholesale and retail revenue are recorded upon transfer of merchandise to the customer, which was the effective policy under ASC 605 previously.

The following policies reflect specific criteria for the various revenue streams of the Company:

Revenue is recognized upon transfer of retail merchandise to the customer upon sale transaction.

The Company’s sales environment is somewhat unique, in that once the product is sold to the customer (retail) or delivered (wholesale) there are essentially no returns allowed or warranty available to the customer under the various state laws.

Revenue related to wholesale products is recognized upon receipt by the customer.

Disaggregation of Revenue

In the three and nine months ended June 30, 2019, the Company’s revenue was primarily rental of land, buildings and improvements in nature, and governed primarily under ASC 840. In the three and nine months ended June 30, 2020, all of the Company’s rental revenue is eliminated upon consolidation, and the revenue reported is primarily from the sale of cannabis and related products accounted for under ASC 606.

The following table illustrates our revenue by type related to the three months ended June 30, 2020 and 2019:

Three Months Ended June 30,	2020	2019
Revenue
Wholesale	$1,595	$-
Retail	5,072	-
Rental	11	361
Other	18	260
Total revenue	6,696	621
Discounts and returns	1,498	-
Net Revenue	$5,198	$621

The following table illustrates our revenue by type related to the nine months ended June 30, 2020 and 2019:

Nine Months Ended June 30,	2020	2019
Revenue
Wholesale	$2,903	$-
Retail	7,366	-
Rental	26	1,053
Other	20	261
Total revenue	10,315	1,314
Discounts and returns	1,498	-
Net Revenue	$8,817	$1,314

F-48

Recent Accounting Guidance

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the guidance in Topic 718 to include share-based payments for goods and services to non-employees and generally aligns it with the guidance for share-based payments to employees. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company’s adoption of this standard on October 1, 2019 did not have a material impact on the Company’s condensed consolidated financial condition or results of operations.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective, including industry-specific revenue guidance. The standard specifically excludes lease contracts. The ASU allows for the use of either the full or modified retrospective transition method and will be effective for the Company on October 1, 2019, at which time the Company expects to adopt the updated standard using the modified retrospective approach. The financial information included in the Company’s 2020 Form 10-K will be updated for the October 1, 2019 adoption date; this new guidance will be reflected for the first time in the Company’s 2020 Form 10-K but effective as of October 1, 2019 in that filing. However, the Company will continue to account for revenue recognition under ASC Topic 605 for interim periods in 2020 and will not be required to amend its Form 10-Q filings filed throughout 2020 to reflect the October 1, 2019 adoption date. The guidance allows for the use of one of two retrospective application methods: the full retrospective method or the modified retrospective method. The Company adopted the standard in fiscal year 2020 using the modified retrospective method. The adoption of the standard did not have a material impact on the recognition of revenue.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for the Company on October 1, 2020; however, early adoption of the ASU is permitted. The Company is still finalizing its analysis but expects to recognize additional operating liabilities of approximately $1.3 million, with corresponding ROU assets of approximately the same amount as of October 1, 2020 based on the present value of the remaining lease payments.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 provides guidance for recognizing credit losses on financial instruments based on an estimate of current expected credit losses model. The amendments are effective for fiscal years beginning after December 15, 2019. Recently, the FASB issued the final ASU to delay adoption for smaller reporting companies to calendar year 2023. The Company is currently assessing the impact of the adoption of this ASU on its financial statements.

3. Property, Plant & Equipment

Property and equipment consist of the following (in thousands):

	June 30,	September 30,
	2020	2019

Land	$1,451	$1,451
Automobiles	61	61
Signage	19	19
Furniture and equipment	2,291	2,125
Leasehold improvements	3,306	3,197
Buildings and property improvements	12,628	9,719
Computer software	59	59
	19,815	16,631
Accumulated depreciation	(3,195)	(1,925)
Property and equipment, net	$16,620	$14,706

F-49

Depreciation and amortization expense was approximately $0.5 million and $1.3 million for the three and nine months ended June 30, 2020.

Depreciation and amortization expense was approximately $0.2 million and $0.7 million for the three and nine months ended June 30, 2019.

4. Inventory

Inventory consists of the following (in thousands):

	June 30,	September 30,
	2020	2019

Raw materials	$844	$169
Work-in-progress	129	42
Finished goods	380	400
Total Inventory	$1,353	$611

The Company’s inventory is related to twelve subsidiaries of which seven are consolidated because of their VIE status, four are wholly owned by the Company and one subsidiary that is 50% owned by the Company. Raw materials and work-in-progress include the costs incurred for cultivation materials and live plants. Finished goods consists of cannabis products ready to be sold. There was no inventory reserve as of June 30, 2020 and September 30, 2019.

5. Asset Acquisitions

November 1, 2019, the Company received 100.0% interest in Empire Holdings, LLC (“EH”). EH leases its facilities to Kind Care, LLC. The Company purchased the property for $500,000 less the lien amount of $105,732 paid in kind and issued 394,270 shares of its common stock in satisfaction of the purchase price.

For the period ended June 2020, the Company acquired Seven Leaf Ventures Corp. (“7LV”), a private Alberta corporation, and its subsidiaries, pursuant to the terms of a share purchase agreement dated March 6, 2020. 7LV owns Foothills Health and Wellness, a medical dispensary, in the greater Sacramento, California area. In connection with the acquisition, the Company issued 11,999,008 shares of common stock to former shareholders of 7LV (“7LV Shares”). The Company issued an aggregate 682,000 shares and replaced 10% unsecured convertible debentures in the aggregate principal amount of C4,571,170 ($3,410,000 USD) (the “Replacement Debentures”), convertible into shares at a conversion price of C$1.67 per share at any time prior to May 3, 2021, to former holders of unsecured convertible debentures of 7LV. As part of the Acquisition, the Company assumed the obligations of 7LV with respect to the common share purchase warrants of 7LV outstanding on the closing of the acquisition, subject to appropriate adjustments to reflect the exchange ratio. Accordingly, the Company has assumed 1,022,915 common share purchase warrants (the “Warrants”), exercisable into shares at an exercise price of C$2.08 per share at any time prior to May 3, 2021, 299,975 Warrants, exercisable into shares at an exercise price of C$4.17 per share at any time prior to December 30, 2020 and 999,923 Warrants, exercisable into shares at an exercise price of C$0.50 at any time prior to October 10, 2020. Following the completion of the acquisition, 7LV is now a wholly-owned subsidiary of the Company. Certain shareholders of 7LV, who collectively held approximately 74.5% of the 7LV Shares outstanding at the closing of the acquisition, have agreed to a contractual lock-up pursuant to which such shareholders will not transfer 25% of the Company’s shares received as part of the acquisition until approximately 90 days following the acquisition by 7LV of the Sacramento California Dispensary.

F-50

With respect to the $3,410 of convertible debt acquired in the acquisition noted above, the Company agreed to issue to the Seven Leaf debenture holders a First Supplemental Indenture dated March 6, 2020. This instrument is entered into for the purpose of providing for the issue of additional debentures in an initial aggregate principal amount of $3,410 designated as 10 percent unsecured convertible debentures under the indenture and establishing the terms, provisions, and conditions of the 10 percent debentures.

The table below represents unaudited pro forma revenue and operating loss as if the acquisition of 7LV had occurred in September 2019.

Nine months ended June 30, 2020

Revenues	$5,672
Operating loss	$(25,292)

The following table presents a preliminary allocation of the purchase price to the net assets acquired, inclusive of intangible assets, with the excess fair value recorded to goodwill. The goodwill is not deductible for tax purposes. These estimates are provisional in nature and adjustments may be recorded in future periods as appraisals and other valuation reviews are finalized. Any necessary adjustments will be finalized within one year from the date of acquisition (in thousands).

Consideration Paid (in thousands)
Estimated fair value of common stock issued	$10,022
Estimated fair value of warrants issued	653
Estimated fair value of debt issued	3,410
Contingent consideration	1,084
Total consideration paid	$15,169

Assets acquired: (in thousands)
Cash and cash equivalents	$81
Accounts Receivable, net	-
Inventory	131
Prepaid expenses and other current assets	12
Goodwill	10,543
Intangible assets	4,474
Total assets acquired	$15,241

Liabilities assumed: (in thousands)
Accrued expenses and other current liabilities	72
Total liabilities assumed	$72

Net assets acquired (in thousands)	$15,169

As part of the Seven LV acquisition, on the anniversary date of the closing, the Company shall pay the seller additional consideration for the purchase price not greater than $1,220,000 based on achieving revenue of $5,000,000 or greater. As of June 30, 2020, the Company has recorded the contingent liability in the amount of $1,084.

F-51

As of May 2020, the Company entered into a Share Exchange Agreement with the NVDRE shareholders to exchange their shareholdings that represent 12.5 percent of NVDRE in exchange for the issuance of the Company’s common stock. The exchange amounted to the issuance of 386,035 shares of the Company’s common stock valued and recorded to investment at $196,000.

6. Notes Receivable

On January 4, 2020, the Company issued a $355,000 promissory note to Community Growth Partners Holdings, Inc., (“CGS”). CGS is a cannabis license holder in Massachusetts. Subject to the terms and conditions of the note, CGS promises to pay the Company all of the outstanding balance together with interest upon the first to occur of (i) the closing of the initial capital equity contribution made by the Company in GCS or (ii) the date that is nine months after the opening of the Great Barrington Dispensary which is planned to open sometime this summer.

On January 6, 2020, the Company issued a convertible promissory note to Community Growth Partners Holdings, Inc., (“CGS”) which will act as a line of credit. Subject to the terms and conditions of the note, CGS promises to pay the Company all of the outstanding principal together with interest on the unpaid principal balance upon the date that is twelve months after the effective date and shall be payable as follows: (a)The Company agrees to make several loans to CGS from time to time upon request of CGS in amounts not to exceed the principal sum of $2,000,000, (b) Payment of principal and interest shall be immediately available funds, (c) This note may be prepaid in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied against the principal amount outstanding, (d) The unpaid principal amount outstanding under this note shall bear interest commencing upon the first advance at the rate of 10% per annum through the maturity date, calculated on the basis of a 365-day, until the entire indebtedness is fully paid, (e) Upon the closing of a $2,000,000 financing by the Company, all of the principal and interest shall automatically convert into equity shares of CGS at the price obtained by the qualified financing. Balance outstanding as of June 30, 2020 is approximately $600,000.

On January 6, 2020, the Company issued a revolving credit promissory note to Community Growth Partners Holdings, Inc., (“CGS”) which will act as a second line of credit once the convertible prom note is fulfilled. Subject to the terms and conditions of the note, CGS promises to pay the Company, on the fourth anniversary of the effective date, the lesser of $2,500,000 or the aggregate unpaid principal balance amount of the loans made by the Company to CGS from time to time in accordance with the terms together with interest on the unpaid balance.

7. Non-Controlling Interests

Non-controlling interests in consolidated entities are as follows (in thousands):

	As of June 30, 2020
	NCI Equity Share	Net Loss Attributable to NCI	NCI in Consolidated Entities	Non-Controlling Ownership %
NVD RE Corp.	$916	$(43)	$873	50.0%
Western Coast Ventures, Inc.	$1,287	(192)	1,095	49.0%
YMY Ventures, Inc.	$447	(231)	216	50.0%
	$2,650	$(466)	$2,184

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8. Intangible Assets, net

Intangible assets as of June 30, 2020 (in thousands):

	Estimated Useful Life	Cannabis Licenses	Tradename	Customer Relationship	Non-compete	Accumulated Amortization	Net Carrying Amount
Balance as September 30, 2019		$5,814	$147	$135	$220	$-	$6,316
YMY Ventures (1)	15	-	-	-	-	(38)	(38)
Western Coast Ventures, Inc. (1)	15	-	-	-	-	(122)	(122)
Yerba Buena	3-15 years	-	-	-	-	(172)	(172)
Foot Hills	15	4,474				(98)	4,376
Other	5	-	-	-	-	-	-
Balance as June 30, 2020		$10,288	$147	$135	$220	$(430)	$10,360

(1) These represent provisional licenses that the Company acquired during the fiscal years ended September 30, 2019 and 2018. Once these licenses are approved by their respective regulatory bodies, the Company will amortize these cannabis licenses over a 15-year estimated useful life. Amortization expense for the three and nine months ended June 30, 2020 was $172 and $430, respectively.

9. Related party

In the period ended June 30, 2020, the Company was advanced $490 by the parent company of 7LV.

10. Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following (in thousands):

	June 30, 2020	September 30, 2019
Accounts payable	$1,663	$707
Accrued credit cards	38	31
Accrued interest	133	106
Other	393	238
Total Accounts Payable and Accrued Expenses	$2,226	$1,082

11. Notes Payable and Advances

The following table summarizes the Company’s notes, mortgages, and advances as of June 30, 2020 and September 30, 2019 (in thousands):

	June 30,	September 30,
	2020	2019
Equipment financing	$30	$33
Insurance financing	174	160
Mortgages payable	1,259	2,191
Promissory note	1,489	1,000
	$2,952	$3,384
Acquisition notes payable	679	708
Total notes payable and advances	$3,631	$4,092

Long-term mortgages	3,085

F-53

Equipment financing

Effective May 29, 2018, the Company entered into a 24-month premium finance agreement in consideration for a MT85 wide track loader in the principal amount of $27,844. The note bears no annual interest rate and requires the Company to make 24 monthly payments of $1,160 over the term of the note. As of June 30, 2020, the obligation has been paid. No amount was recorded for the premium for the non- interest-bearing feature of the note as it was immaterial.

Effective April 29, 2018, the Company entered into a 36-month premium finance agreement in consideration for a John Deere Gator Tractor in the principal amount of $15,710. The note bears no annual interest rate and requires the Company to make thirty-nine monthly payments of $442 over the term of the note. As of June 30, 2020, the obligation outstanding is $4,425. No amount was recorded for the premium for the non-interest-bearing feature of the note as it was immaterial. The note is secured by the equipment financed.

November 2017, the Company entered into a promissory note in the amount of $21,749 from a vendor of the Company to finance the acquisition of a security electronics system in one of its properties. The promissory note bears an interest rate of 18% per annum and also contains a 10% servicing fee. The note matures 24 months after issuance and is secured by certain security electronics purchased with proceeds of the note. This vendor is currently in a restructuring and is likely to go out of business. As of June, 2019, the Company has been notified that the vendor holding the note is in bankruptcy and during the year ended September June, 2019, the Company withheld payment under the note. The obligation remains outstanding at $14,950 as of June 30, 2020.

Upon acquisition of Yerba Buena on June 24, 2019, the Company assumed the liability of a 2017 tractor with a balance of approximately $18,000. The note bears no annual interest rate and requires the Company to make monthly payments of $482 over the term of the note. As of June 30, 2020, the obligation outstanding is $11,056. No amount was recorded for the premium for the non-interest-bearing feature of the note as it was immaterial. The note is secured by the equipment financed.

Insurance financing

Effective July 30, 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $63,101. The note bears an annual interest rate of 7.63% and requires the Company to make ten monthly payments of $4,582 over the term of the note. As of June 30, 2020, the obligation has been paid in full.

Effective July 30, 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $78,900. The note bears an annual interest rate of 7.25% and requires the Company to make ten monthly payments of $5,756 over the term of the note. As of June 30, 2020, the obligation has been paid in full.

Effective June 8, 2019, the Company entered into a 10-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $5,975. The note bears an annual interest rate of 5.75% and requires the Company to make ten monthly payments of $513 over the term of the note. As of June 30, 2020, the obligation was paid in full.

Effective May 24, 2019, the Company entered into a 9-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $11,440. The note bears an annual interest rate of 8.7% and requires the Company to make 9 monthly payments of $1,322 over the term of the note. As of June 30, 2020, the obligation was paid in full.

F-54

Effective December 5, 2019, the Company entered into a 12-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $9,490. The note bears an annual interest rate of 8.7% and requires the Company to make 9 monthly payments of $685 over the term of the note. As of June 30, 2020, the obligation outstanding is $1,369.

Effective February 7, 2020, the Company entered into a 12-month premium finance agreement in partial consideration for an insurance policy in the principal amount of $300,150. The note bears an annual interest rate of 7.46%. The Company paid $60,255 as a down payment on February 7, 2020, the note requires the Company to make 9 monthly payments of $22,718 over the remaining term of the note. As of June 30, 2020, the obligation outstanding is $159,024.

Notes payable

In July 2018, the Company entered into an agreement to acquire a 25% interest in East Coast Packers LLC (“ECP”) for the purchase price of $1.5 million, payable in the amount of $500,000 in cash at closing and a note for $1 million. All amounts are payable to ECP. At the time of closing, ECP was a dormant Florida LLC, but owned a citrus fruit dealer license active for the 2015-2016 growing season. This qualified ECP under newly enacted legislation in the state of Florida to apply for a license to produce and sell medical cannabis. Until such time as ECP is granted a medical cannabis license, the $500 paid into ECP may only be expended by ECP in acquiring a medical cannabis license.

In the period ended June 30, 2020, the Company and ECP agreed to unwind the transaction. The Company returned its membership interest, the $1 million promissory note was cancelled and the remaining equity method investment of approximately. $236 was written off to loss from equity method investees on the statement of operations and ECP returned $232 of cash to the Company.

For the quarter ended June 30, 2020, the Company received loan proceeds of $266,820 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, dated May 01, 2020, between the Company and Transportation Alliance Bank as the lender, matures on May 01, 2022 and bears interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the PPP, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits mortgage interest, rent, and utilities. No assurance can be provided that the Company will obtain forgiveness of the Loan in whole or in part. In addition, details of the PPP continue to evolve regarding which companies are qualified to receive loans pursuant to the PPP and on what terms, and the Company may be required to repay some or all of the Loan due to these changes or different interpretations of the PPP requirements.

The Promissory Note evidencing the PPP Loan contains customary representations, warranties, and covenants for this type of transaction, including customary events of default relating to, among other things, payment defaults and breaches of representations and warranties or other provisions of the Promissory Note. The occurrence of an event of default may result in, among other things, the Company becoming obligated to repay all amounts outstanding. We continue to evaluate and may still apply for additional programs under the CARES Act, there is no guarantee that we will meet any eligibility requirements to participate in such programs or, even if we are able to participate, that such programs will provide meaningful benefit to our business.

For the quarter ended June 30, 2020, the Company’s related entity received loan proceeds of $245,400 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, dated June 03, 2020, between the Company and Coastal States Bank as the lender, matures on June 03, 2022 and bears interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the PPP, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits mortgage interest, rent, and utilities. No assurance can be provided that the Company will obtain forgiveness of the Loan in whole or in part. In addition, details of the PPP continue to evolve regarding which companies are qualified to receive loans pursuant to the PPP and on what terms, and the Company may be required to repay some or all of the Loan due to these changes or different interpretations of the PPP requirements.

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The Promissory Note evidencing the PPP Loan is entered into subject to guidelines applicable to the program and contains customary representations, warranties, and covenants for this type of transaction, including customary events of default relating to, among other things, payment defaults and breaches of representations and warranties or other provisions of the Promissory Note. The occurrence of an event of default may result in, among other things, the Company becoming obligated to repay all amounts outstanding. We continue to evaluate and may still apply for additional programs under the CARES Act, there is no guarantee that we will meet any eligibility requirements to participate in such programs or, even if we are able to participate, that such programs will provide meaningful benefit to our business.

For the quarter ended June 30, 2020, the Company’s subsidiary received loan proceeds of $62,500 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, dated June 25, 2020, between the Company and First Home Bank as the lender, matures on June 25, 2022 and bears interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the PPP, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits mortgage interest, rent, and utilities. No assurance can be provided that the Company will obtain forgiveness of the Loan in whole or in part. In addition, details of the PPP continue to evolve regarding which companies are qualified to receive loans pursuant to the PPP and on what terms, and the Company may be required to repay some or all of the Loan due to these changes or different interpretations of the PPP requirements.

The Promissory Note evidencing the PPP Loan is entered into subject to guidelines applicable to the program and contains customary representations, warranties, and covenants for this type of transaction, including customary events of default relating to, among other things, payment defaults and breaches of representations and warranties or other provisions of the Promissory Note. The occurrence of an event of default may result in, among other things, the Company becoming obligated to repay all amounts outstanding. We continue to evaluate and may still apply for additional programs under the CARES Act, there is no guarantee that we will meet any eligibility requirements to participate in such programs or, even if we are able to participate, that such programs will provide meaningful benefit to our business.

Mortgages payable

On January 16, 2018 the Company consummated a “Contract for Sale” for a Farm Property in Mulino OR (the “Mulino Property”). The purchase price was $1,700,000 which was reduced by a rental credit of approximately $135,000 which is equivalent to nine months’ rent at $15,000 a month and an additional credit of $9,500 for additional work done on the property. In connection with the purchase of the property, the Company made a cash payment as down payment plus payment of closing costs in the amount of $370,637 and issued a promissory note in the amount of $1,200,000 with a maturity of January 2020. The Company will pay monthly installments of principal and interest (at a rate of 2% per annum) in the amount of $13,500, commencing in July 2018 through the maturity date (January 2020), at which time the entire unpaid principal balance and any remaining accrued interest shall be due and payable in full. No amount was recorded for the premium for the below market rate feature of the note as it was immaterial. The note is secured by a deed of trust on the property. The Company performed an analysis and determined that the rate obtained was below market, however, no premium was recorded as the Company determined it was immaterial. At June 30, 2020, the balance due is $958,500. Currently the Company has received a verbal extension through the next quarter to procure additional financing on this property to pay off the indebtedness.

On February 28, 2018, the Company executed a $550,000 mortgage payable on the Willamette property to acquire additional funds. The mortgage bears interest at 15% per annum. Monthly interest only payments began June 1, 2018 and continue each month thereafter until paid. The entire unpaid balance is due on June 1, 2020, the maturity date of the mortgage, and is secured by the underlying property. The Company paid costs of approximately $28,000 to close on the mortgage. The mortgage terms do not allow participation by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company. The amount outstanding was $550,000 under this mortgage. In June 2020, the Company completed a refinance of this mortgage. In the refinance, the Company entered into a mortgage, secured by the property with an additional personal guaranty of the CEO of the Company, for $700,000 with an annual interest rate of 15%, paid points at closing totaling $42,000 and a maturity date of June 30, 2022

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On April 4, 2018, the Company executed a $304,000 mortgage payable on the Powell property to acquire additional funds. At closing $75,000 of the proceeds was put into escrow. The mortgage bears interest at 15% per annum. Monthly interest only payments began May 1, 2018 and continue each month thereafter until paid. The entire unpaid balance is due on April 1, 2020, the maturity date of the mortgage, and is secured by the underlying property. The Company plaid costs of approximately $19,000 to close on the mortgage. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company. The amount outstanding was $304,000. In January 2020, the Company completed a refinance of this mortgage. In the refinance, the Company entered into a mortgage, secured by the property with an additional personal guaranty of the CEO plus an assignment of the right and title in all of CEO’s common shares of the Company as collateral under the mortgage, for $400,000 with an annual interest rate of 15%, paid points at closing totaling $24,000 and a maturity date of January 30, 2022.

In April 2018, the Company received a 37.5% interest in NVD RE Corp. (“NVD”) upon its issuance to NVD of a commitment to contribute $1.275 million to NVD which included the purchase price of $600,000 and an additional commitment to pay tenant improvement costs of $675,000. In the year ended September 30, 2019, NVD obtained $300,000 in proceeds from a mortgage on its property. The funds from this mortgage were advanced to the Company. The advance is undocumented, non-interest bearing and due on demand. At June 30, 2020, the balance due totals $300,000.

For the period ended June 2020, the Company executed a $1,585,000 mortgage payable on property located in Oregon to acquire additional funds. The mortgage bears interest at 11.55% per annum. Monthly interest only payments began April 1, 2020 and continue each month thereafter until paid. The entire unpaid balance is due on April 1, 2023, the maturity date of the mortgage, and is secured by the underlying property. The Company paid costs of approximately $120,000 to close on the mortgage. The mortgage terms do not allow participation by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company.

For the period ended June 30, 2020, the Company executed a $400,000 mortgage payable on property located in Oregon to acquire additional funds. The mortgage bears interest at 11.55% per annum. Monthly interest only payments began May 1, 2020 and continue each month thereafter until paid. The entire unpaid balance is due on April 1, 2022, the maturity date of the mortgage, and is secured by the underlying property. The Company paid costs of approximately $38,000 to close on the mortgage. The mortgage terms do not allow participation by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project. The note has been cross guaranteed by the CEO and Director of the Company.

Acquisition Notes Payable

In April 2019, the Company entered into a promissory note with a principal balance of $400,000 related to its acquisition of Yerba Buena, Oregon LLC. The note was issued on April 8, 2019 and is due on April 8, 2021. The note has a coupon interest rate of 8%. As of June 30, 2020, the Company has made payments of $28,093 leaving a balance of $371,907 in Short-term liabilities.

In September 2018, the Company entered into an agreement to acquire 50% of the membership interest of YMY. In connection with this agreement, the Company recorded a note payable of approximately $300,000. As of June 30, 2020, the Company has not made any payments related to this note.

Other Promissory Notes

In January 2020, the Company issued a promissory note with a principal balance of $500,000 to accredited investors (the “Note Holders”). The notes mature in July 2020 and has an annual rate of interest of 12%. In connection with the issuance of the promissory notes, the Company issued the Note Holders 100,000 common stock purchase warrants with a five-year term from the issuance date, $0.85 per.

In January 2020, the Company issued another promissory notes with a principal balance of $500,000 to accredited investors (the “Note Holders”). The notes mature in October 2020 and has an annual rate of interest of 12%. In connection with the issuance of the promissory notes, the Company issued the Note Holders 100,000 common stock purchase warrants with a five-year term from the issuance date, $0.85 per.

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12. Convertible debt

8% Convertible notes

Nine-month term

During the year ended September 30, 2018, the Company issued convertible promissory notes with a principal balance of $975,000 to accredited investors (the “Note Holders”). The notes matured in June 2019 and had an annual rate of interest of 8%. Unless the notes are prepaid, the notes will automatically convert at the maturity date into shares of the Company’s common stock at a conversion price of $2.50 per share. In October 2018, the Company offered the convertible note holders the opportunity to receive a reduced conversion price from $2.50 per share to $1.80 per share as an inducement for the Note Holders to convert the notes. As of October 30, 2018, all of the convertible note holders agreed to convert at the reduced price offered by the Company. The Company issued 541,668 shares of common stock in conversion of the notes. The Company recognized an inducement cost associated with the conversion of the convertible promissory notes of approximately $0.368 million with a corresponding credit to additional paid-in capital.

In connection with the issuance of the convertible promissory notes, the Company issued the Note Holders common stock purchase warrants with a three year term from the issuance date, providing the Note Holders the right to purchase 97,500 shares of the Company’s common stock at $2.50 per share, with standard anti-dilution protection. After allocating issuance proceeds to the warrant liability, the effective conversion price of the convertible promissory notes was below the quoted market price of the Company’s common stock. As such, the Company recognized beneficial conversion feature equal to the intrinsic value of the conversion feature on the issuance date, resulting in an additional discount to the initial carrying value of the convertible promissory notes of approximately $0.5 million with a corresponding credit to additional paid-in capital. As of June 30, 2020, the balance of the warrant liability for these debentures is 0.

Twelve-month term

In May and June 2018, the Company issued senior unsecured convertible notes with a principal balance of $1.5 million to accredited investors (the “Note Holders”). The notes matured in May 2019 and had an annual rate of interest at 8%. Accrued interest was payable quarterly in arrears on the fifth day of each calendar quarter. The notes ranked senior to all obligations not designated as a primary obligation by the Company. The Note Holders were entitled to convert all or any amount of the principal balance then outstanding into shares of the Company’s common stock at a conversion price of $2.50 per share. On November 1, 2018, the Company reduced the conversion price from $2.50 per share to $1.80 per share as an inducement for the Note Holders to convert the notes. Since the notes are optionally convertible by the Note Holders, were issued at par value and did not contain any detachable instruments, the effective conversion price is equal to the stated conversion price of $1.80 per share. The Company recognized an inducement cost associated with the conversion of the convertible promissory notes of approximately $0.9 million with a corresponding credit to additional paid-in capital.

During October 2018, the Note Holders fully converted the notes into 833,333 shares of the Company’s common stock and the debt discount related to the notes was fully amortized.

Canaccord

On December 27, 2018, the Company entered into an Agency Agreement (the “Agency Agreement”) for a private offering of up to 10,000 convertible debenture special warrants of the Company (the “CD Special Warrants”) for aggregate gross proceeds of up to CDN$10,000,000 (the “Offering”). The net proceeds of the Offering were used for expansion initiatives and general corporate purposes. The Company’s functional currency is U.S. dollars.

F-58

In December 2018 and January 2019, the Company issued 3,121 CD Special Warrants in the first closing of the Offering, at a price of CDN $1,000 per CD Special Warrant, and received aggregate gross proceeds of CDN $3.1 million or $2.3 million USD. In connection with this offering, the Company issued the agents in such offering 52,430 convertible debenture special warrants (the “Broker CD Special Warrants”) as partial satisfaction of a selling commission.

On June 14, 2019, the Company issued 962 CD Special Warrants in the second and final closing of the Offering, at a price of CDN $1,000 per CD Special Warrant, and received aggregate gross proceeds of CDN $1.0 million or $0.7 million USD. In connection with this offering, the Company issued the agents in such offering 5,600 convertible debenture special warrants (the “Broker CD Special Warrants”) as partial satisfaction of a selling commission.

The total aggregate proceeds of the Offering totaled $4.1 million CDN or $3.1 million USD.

Each CD Special Warrant will be exchanged (with no further action on the part of the holder thereof and for no further consideration) for one convertible debenture unit of the Company (a “Convertible Debenture Unit”), on the earlier of: (i) the third business day after the date on which both (A) a receipt (the “Receipt”) for a (final) prospectus (the “Qualification Prospectus”) qualifying the distribution of the Convertible Debentures (as defined below) and Warrants (as defined below) issuable upon exercise of the CD Special Warrants has been issued by the applicable securities regulatory authorities in the Canadian jurisdictions in which purchasers of the CD Special Warrants are resident (the “Canadian Jurisdictions”), and (B) a registration statement (the “Registration Statement”) registering the resale of the common shares underlying the Convertible Debentures and Warrants has been declared effective by the U.S. Securities and Exchange Commission (the “Registration”); and (ii) the date that is nine months following the closing of the Offering. The Company has also provided certain registration rights to purchasers of the CD Special Warrants. The CD Special Warrants were exchanged for Convertible Debenture Units after nine months as U.S. and Canadian registrations were not effective at that time.

Each Convertible Debenture Unit is comprised of CDN $1,000 principal amount 8.0% senior unsecured convertible debenture (each, a “Convertible Debenture”) of the Company and 167 common share purchase warrants of the Company (each, a “Warrant”). Each Warrant entitles the holder to purchase one common share of the Company (each, a “Warrant Share”) at an exercise price of CDN $3.90 per Warrant Share for a period of 24 months following the closing of the Offering (see Note 17).

The Company has agreed to use its best efforts to obtain the Receipt and Registration within nine months following the closing of the Offering. In the event that the Receipt and Registration have not been obtained on or before 5:00 p.m. (PST) on the date that is 120 days following the closing of the Offering, each unexercised CD Special Warrant will thereafter entitle the holder thereof to receive, upon the exercise thereof and at no additional cost, 1.05 Convertible Debenture Units per CD Special Warrant (instead of 1.0 Convertible Debenture Unit per CD Special Warrant). Until the Receipt and Registration have been obtained, securities issued in connection with the Offering (including any underlying securities issued upon conversion or exercise thereof) will be subject to a 6-month hold period from the date of issue. Since the CD Special Warrants were exchanged for Convertible Debenture Units after 6 months as U.S. and Canadian registrations were not effective at that time, the holders received 1.05 Convertible Debenture Units per CD Special Warrant.

The brokered portion of the Offering (CDN $2.5 million, $1.9 million USD) was completed by a syndicate of agents (collectively, the “Agents”). The Company paid the Agents a cash commission equal to 7.0% of the gross proceeds raised in the brokered portion of the Offering. As additional consideration, the Company issued the Agents such number of non-transferable broker convertible debenture special warrants (the “Broker CD Special Warrants”) as is equal to 7.0% of the number of CD Special Warrants sold under the brokered portion of the Offering. Each Broker CD Special Warrant shall be exchanged, on the same terms as the CD Special Warrants, into broker warrants of the Company (the “Broker Warrants”). Each Broker Warrant entitles the holder to acquire one Convertible Debenture Unit at an exercise price of CDN $1,000, until the date that is 24 months from the closing date of the Offering. The distribution of the Broker Warrants issuable upon the exchange of the Broker CD Special Warrants shall also be qualified under the Qualification Prospectus and the resale of the common shares underlying the Broker Warrants will be registered under the Registration Statement. The Company also paid the lead agent a commission noted above of CDN$157,290, corporate finance fee equal to CDN $50,000 in cash and as to $50,000 in common shares of the Company at a price per share of CDN $3.00 plus additional expenses of CDN$20,000. In addition, the Company paid the trustees legal fees of CDN$181,365. In total the Company approx. USD $0.32 million in fees and expenses associated with the offering.

F-59

The issuance of the securities was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, Regulation D promulgated under the Securities Act, Regulation S, in Canada to “accredited investors” within the meaning of National Instrument 45106 and other exempt purchasers in each province of Canada, except Quebec, and/or outside Canada and the United States on a basis which does not require the qualification or registration. The securities being offered have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements.

The Convertible Debenture features contain the following embedded derivatives:

●	Conversion Option - The Convertible Debentures provide the holder the right to convert all or any portion of the outstanding principal into common shares of the Company at a conversion price of C$3.00 such that 333.33 common shares are issued for each C$1,000 of principal of Convertible Debentures converted.
●	Contingent Put - Upon an Event of Default, the Convertible Debentures settle for cash at the outstanding principal and interest amount (at discretion of the Indenture Trustee or upon request of Holders of 25% or more of principal of the Convertible Debentures).
●	Contingent Put - Upon a Change in Control, the Convertible Debentures settle for cash at the outstanding amount and principal and interest * 105% (where Holder accepts a Change of Control Offer).

The conversion option, the contingent put feature upon an Event of Default, and the contingent put feature upon a Change in Control should be bifurcated and recognized collectively as a compound embedded derivative at fair value at inception and at each quarterly reporting period.

A five percent penalty assessed for failure to timely file a registration statement to register the stock underlying the CD special warrants.

The Company valued the warrants granted using the Black-Scholes pricing model and determined that the value at grant date was approximately $424,000 USD (this includes the warrants issued as part of the penalty for failure to timely file the required registration statement under the indenture agreement). The significant assumptions used in the valuation are as follows:

Fair value of underlying common shares	$1.78 to 2.10
Exercise price (converted to USD)	$1.125
Dividend yield	-
Historical volatility	115%
Risk free interest rate	1.40 to 1.90%

The warrants are not indexed to the Company’s own stock under ASC 815, Derivatives and Hedging. As such, the warrants do not meet the scope exception in ASC 815-10-15-74(a) to derivative accounting and therefore were accounted for as a liability in accordance with the guidance in ASC 815. The warrant liability was recorded at the date of grant at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The table below shows the warrant liability and embedded derivative liability recorded in connection with the Canaccord convertible notes and the subsequent fair value measurement during the nine months ended June 30, 2020 in USD, (in thousands):

	Warrant Liability	Derivative Liability
Balance at September 30, 2019	$42	$158
Change in fair value	(7)	(21)
Balance at December 31, 2019	35	137
Change in fair value	(15)	(121)
Balance at March 31, 2020	20	16
Change in fair value	50	570
Balance at June 30, 2020	$70	$586

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The table below shows the net amount of convertible notes as of June 30, 2020 in USD (in thousands):

June 30, 2020
Principal value of 8%, convertible at $0.84 at June 30, 2020, due December 27, 2020
including penalty provision of $155,239	$2,901
Principal value of 10%, convertible at $1.22 at June 30, 2020, due May 30, 2021 (see note 5)	3,410
Debt discount	(557)
Cumulative foreign currency impact	242
Carrying value of convertible notes	$5,996

In April, 2020 the Company received approval of the holders Warrant holders of the warrants and the holders debenture holders of the Convertible Debentures to reprice the convertible securities issued in connection with the Company’s special warrant financing, which closed on December 27, 2018 and June 14, 2019. The share purchase warrants of the Company issued in connection with the financing will be repriced to C$1.50 per Common Share and the convertible debentures of the Company issued in connection with the financing will be repriced to C$1.15 per common share. Additionally, the Debenture holders have approved the following amendments to the terms of the convertible debentures: (i) an extension to the maturity date of the convertible debentures to three years from the date of issuance; and (ii) an amendment to permit the Company to force the conversion of the principal amount of the then outstanding convertible debentures and any accrued and unpaid interest thereof at the new conversion price on not less than June days’ prior written notice if the closing trading price of the shares of common stock of the Company’s common shares exceeds C$1.90 for a period of 10 consecutive trading days on the CSE. The Warrant holders have also approved the inclusion of an early acceleration feature in accordance with the policies of the Canadian Securities Exchange, permitting the Company to accelerate the expiry date of the warrants should the closing trading price of the Common Shares exceed C$1.87 for a period of 10 consecutive trading days on the CSE.

13. Fair Value Measurements

In accordance with ASC 820 (Fair Value Measurements and Disclosures), the Company uses various inputs to measure the outstanding warrants and certain embedded conversion feature associated with convertible debt on a recurring basis to determine the fair value of the liability. ASC 820 also establishes a hierarchy categorizing inputs into three levels used to measure and disclose fair value. The hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to unobservable inputs. An explanation of each level in the hierarchy is described below:

Level 1 – Unadjusted quoted prices in active markets for identical instruments that are accessible by the Company on the measurement date

Level 2 – Quoted prices in markets that are not active or inputs which are either directly or indirectly observable

Level 3 – Unobservable inputs for the instrument requiring the development of assumptions by the Company

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The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of June 30, 2020 (in thousands):

	Fair value measured at June 30, 2020
		Quoted	Significant
		prices in active markets	other observable inputs	Significant unobservable inputs
	Fair value	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$448	$-	$-	$448
Embedded derivative liability	586	-	-	586
Total fair value	$1,034	$-	$-	$1,034

There were no transfers between Level 1, 2 or 3 during the nine months ended June 30, 2020.

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended June 30, 2020. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs (in thousands).

		Embedded
	Warrant Liability	Derivative Liability	Total
Balance – September 30, 2019	$283	$158	$441
Warrants granted for stock-based compensation	-	-	-
Change in fair value	(38)	(21)	(59)
Balance - December 31, 2019	245	137	382
Warrants issued pursuant to acquisition (see Note 5)	823		823
Warrants granted for stock-based compensation	105	-	105
Change in fair value	254	(121)	133
Other	(10)	-	(10)
Balance - March 31, 2020	1,417	16	1,433
Change in fair value	(969)	570	(399)
Balance - June 30, 2020	$448	$586	$1,034

A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liabilities and embedded conversion feature that are categorized within Level 3 of the fair value hierarchy as of June 30, 2020 is as follows:

Warrant Liability
As of June 30, 2020
Strike price	$0.45
Contractual term (years)	1 to 3
Volatility (annual)	115%
Risk-free rate	.29%
Dividend yield (per share)	0%

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	Embedded Derivative Liability
	As of June 30, 2020	As of September, 2019
Strike price	$1.36	$0.80
Contractual term (years)	1.5	1.2
Volatility (annual)	122%	85%
Risk-free rate	1.36%	1.68%
Dividend yield (per share)	0%	11.12%

The Company used a lattice based trinomial model developed by Tsiveriotis, K. and Fernades in which the three lattices incorporate (1) the Company’s underlying common stock price; (2) the value of the debt components of the convertible notes; and (3) the value of the equity component of the convertible notes. The main drivers of sensitivity for the model are volatility and the credit spread. The model used will vary by approximately 1.5% for a 4% change in volatility and will vary by less than 1% for each 1% change in credit spread.

14. Shareholders’ Equity

Preferred shares

The Company had two series of preferred shares designated with no preferred shares issued and outstanding as of June 30, 2020 and September 30, 2019.

Common shares

As of May 2020, the Company entered into a Share Exchange Agreement with the NVDRE shareholders to exchange their shareholdings that represent 12.5 percent of NVDRE in exchange for the issuance of the Company’s common stock. The exchange amounted to the issuance of 386,030 shares of the Company’s common stock valued and recorded to investment at $196,000 (see note 5).

During the nine months ended June 30, 2020, the Company issued 394,270 shares of its common stock in connection with a Membership Interest Purchase Agreement for real property located in Eugene, Oregon. The agreed upon purchase price was $500 less the lien of $106. The Company acquired the property from a related party and recorded the building at its carrying value of approximately $500. In connection with this transaction the Company issued 394,270 common shares at $1.00 per share.

Pursuant to the acquisition of 7LV, the Company issued 11,999,008 shares of common stock to former shareholders of 7LV. The Company also issued an aggregate 682,000 shares and replacement 10% unsecured convertible debentures in the aggregate principal amount of C$4,571 ($3,410 USD) (the “Replacement Debentures”), convertible into shares at a conversion price of C$1.67 per share at any time prior to May 3, 2021, to former holders of unsecured convertible debentures of 7LV (see note 5).

The Company issued 202,350 common shares for the fair value of $121 in partial payment of interest on convertible notes in connection with the Seven Leaf Ventures Corporation acquisition.

Common stock issuances for compensation:

During the three months ended December 30, 2019, the Company issued 5,000 shares of its common stock related to a consulting agreement for a fair value of approximately $4 or $0.89 per share.

During the three months ended December 30, 2019, the Company issued 100,000 shares of its common stock related to an employment agreement for a fair value of approximately $498.

During the period ended June 30, 2020, the Company issued 970,416 shares of its common stock related to various consulting agreements for a fair value of approximately $850 or $0.88 per share. During the same period, the Company cancelled 700,000 common shares related to consulting agreements.

During the period ended June 30, 2020, the Company issued 303,756 shares of its common stock related to various employment agreements for a fair value of approximately $47.

During the period ended June 30, 2020, the Company issued 18,750 shares of the Company’s common stock valued at $6 as stock-based compensation.

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15. Stock Based Compensation

Stock Options

The fair value of the Company’s common stock was based upon the publicly quoted price on the date that the final approval of the awards was obtained. The Company does not expect to pay dividends in the foreseeable future so therefore the expected dividend yield is 0%. The expected term for stock options granted with service conditions represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by the Securities and Exchange Commission’s Staff Accounting Bulletin for “plain vanilla” options for options granted in 2019. The expected term for stock options granted with performance and/or market conditions represents the period estimated by management by which the performance conditions will be met. The Company obtained the risk-free interest rate from publicly available data published by the Federal Reserve. The Company uses a methodology in estimating its volatility percentage from a computation that was based on a comparison of average volatility rates of similar companies to a computation based on the standard deviation of the Company’s own underlying stock price’s daily logarithmic returns. The fair value of options granted during the nine months ended June 30, 2020 were estimated using the following weighted-average assumptions:

Options:

For the Nine Months Ended June 30, 2020
Exercise price	$0.80 - $4.00
Expected term (years)	.5 - 4.0
Expected stock price volatility	108.8% - 188.6%
Risk-free rate of interest	1.6%
Expected dividend rate	0%

A summary of option activity under the Company’s stock option plan for nine months ended June 30, 2020 is presented below:

	Number of Shares	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of September 30, 2019	3,210,416	$2.45	$-	2.1
Granted	1,262,500	$1.19	$-	2.3
Outstanding as of December 31, 2019	4,472,916	$2.09	$-	2.0
Granted	275,000
Outstanding as of March 31, 2020	4,747,916	$2.03	$-	1.66
Granted	-	-	-	-
Outstanding as of June 30, 2020	4,747,916	2.03	-	1.41
Options vested and exercisable	4,435,416	$2.10	$-	1.40

Estimated future stock-based compensation expense relating to unvested stock options was approximately $0.3 million as of June 30, 2020. Weighted average remaining contractual life of the options is 2.0 years.

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Stock-based Compensation Expense

Stock-based compensation expense for the three and nine months ended June 30, 2020 and 2019 was comprised of the following (in thousands):

	Three months ended June 30,
	2020	2019
Stock grants	$6	$3,995
Stock options	-	135
Warrants	-	-
Total stock-based compensation	$6	$4,130

	Nine months ended June 30,
	2020	2019
Stock grants	$1,193	$5,991
Stock options	615	478
Warrants	105	697
Total stock-based compensation	$1,913	$7,166

In the 4th quarter of fiscal year ended September, 2019, the Company changed its policy for recognizing prepaid fully vested non-employee stock-based compensation. Historically, the Company would initially record a prepaid asset based upon the fair value of the award on the grant date and subsequently record this award over an implicit service period. The Company now expenses at grant all fully vested non-employee stock-based compensation on the grant date as there is no substantive future service period on the grant date. This change in accounting method was applied retrospectively, and this change resulted in an increase in stock-based compensation of $273 for the nine months ended June 30, 2019. This change increased the loss per share by $(0.01) from $(0.46) loss per share to $(0.47) per share for the nine months ended June 30, 2019.

16. Commitments and Contingencies

As noted earlier in Note 1, the Company, engages in a business that constitutes an illegal act under the laws of the United States Federal Government. This raises several possible issues which may impact the Company’s overall operations, not the least of which are related to traditional banking and other key operational risks. Since cannabis remains illegal on the federal level, and most traditional banks are federally insured, those financial institutions will not service cannabis businesses. In states where medical or recreational marijuana is legal, dispensary owners, manufacturers, and anybody who “touches the plant,” continue to face a host of operational hurdles. While local, state-chartered banks and credit unions now accept cannabis commerce, there remains a reluctance by traditional banks to do business with them. Aside from a huge inconvenience and the need to find creative ways to manage financial flow, payroll logistics, and payment of taxes, this also poses tremendous risks to controls as a result of operating a lucrative business in cash. This lack of access to traditional banking may inhibit industry growth. In the period ended June 30, 2020, the Company’s accounts with a major money center bank were closed as the bank would not allow the Company to continue to use its banking network.

Despite the uncertainties surrounding the Federal government’s position on legalized marijuana, the Company does not believe these risks will have a substantive impact on its planned operations in the near term.

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As of June 30, 2020, the Company has acquired interests in several entities. As part of those interests, the Company has commitments to fund the acquisition of licenses and permits to allow for the cultivation and sale of cannabis and related products in the United States and Eswatini. As of June 30, 2020, Company estimates that its investees will need up to approximately $2.5 million to complete the acquisition of licenses and permits, to fund the buildout or expansion of facilities to fully operate in their respective cannabis markets, which will encompass several years of development.

Effective January 2019, the Company entered into a one-year Board Member agreement, and as part of that agreement for services agreed to issue 250,000 shares of the Company’s common stock and 250,000 options priced at $1.00.

D.H. Flamingo, Inc. v. Department of Taxation, et. al.

On February 27, 2020, a subsidiary of the Company (YMY Ventures, LLC) was served with a Summons and Second Amended Complaint in a matter pending in the District Court of Clark County Nevada (Case # A-19-787004-B) which is styled “D.H. Flamingo, Inc. v. Department of Taxation, et. al.” (the DOT Litigation”). In this matter, the Plaintiff is alleging that certain parties (including YMY Ventures, LLC) received Conditional Recreational Marijuana Establishment Licenses, while certain other parties (including Plaintiff) were denied licenses. In the matter, Plaintiff seeks declaratory relief, injunctive relief, relief from violation of procedural and substantive due process, violation of equal protection, unjust enrichment, judicial review of the entire matter, together with a Petition for Writ of Mandamus. The Plaintiff seeks damages in an unspecified amount. Thereafter, on April 20, 2020, YMY Ventures, LLC filed a Notice of Non-Participation and Request for Dismissal. The Company believes it will ultimately be dismissed from the action without any liability exposure. Notwithstanding, there is no guarantee at this time that this will occur, and the ultimate result of the matter could potentially be the loss of YMY Ventures, LLC’s Conditional Recreational Marijuana Establishment License. The Company believes that this result would be highly unlikely and that the matter will be fully resolved as to YMY Ventures, LLC in the near term.

Chord Advisors, LLC v. Stem Holdings, Inc., et. al.

On June 5, 2020 Chord Advisors, LLC (“Chord”) filed a Complaint in the Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida (Case # 502020CA006097) alleging that Stem Holdings, Inc. owes Chord approximately $260,000 on account of fees for accounting services accrued pursuant to a Letter of Agreement dated October 2019. On July 6, 2020, the Company filed an Answer and Affirmative Defenses to the Complaint. This matter is in its early stages and, while the Company believes that it has meritorious defenses to the matters detailed in the Complaint, it is impossible to predict the outcome of the matter.

Lili Enterprises, LLC adv. YMY Ventures and OPCO, LLC

In July 2020, a dispute arose with the Company’s joint venture partner in connection with the Company’s operations in the State of Nevada. In this regard, the Company’s joint venture partner claims that it is owed certain amounts totaling approximately $307,500 pursuant to the joint venture Operating Agreement. On the other hand, the Company claims that the joint venture partner is in breach of its agreements with the Company and that the Company has heretofore advanced over $1 million in excess of its commitments under the Operating Agreement. The operative agreements require the disputes to be arbitrated. The parties have engaged an arbitrator and the matters are set for an arbitration hearing in February 2021. Ultimately, while the Company believes that a settlement will be reached, it is impossible to predict the outcome of the matter.

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For the period ended June 2020, the Company entered into a nine-month consulting agreement, and as part of that agreement for professional services, agreed to issue a total of 350,000 shares of the Company’s common stock and $100,000 cash compensation. Pursuant to the agreement, all 350,000 shares of common stock will be restricted securities.

For the period ended 2020, the Company entered into a nine-month consulting agreement, and as part of that agreement for professional services, agreed to issue a total of 100,000 shares of the Company’s common stock and $10,000 cash compensation. Pursuant to the agreement, all 100,000 shares of common stock will be restricted securities.

17. Subsequent Events

In July 2020, the Company’s wholly owned subsidiary in Oregon received loan proceeds of $220,564 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, dated July 09, 2020, between the Company and Cross River Bank as the lender, matures on July 09, 2022 and bears interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the PPP, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits mortgage interest, rent, and utilities. No assurance can be provided that the Company will obtain forgiveness of the Loan in whole or in part. In addition, details of the PPP continue to evolve regarding which companies are qualified to receive loans pursuant to the PPP and on what terms, and the Company may be required to repay some or all of the Loan due to these changes or different interpretations of the PPP requirements.

The Promissory Note evidencing the PPP Loan is entered into subject to guidelines applicable to the program and contains customary representations, warranties, and covenants for this type of transaction, including customary events of default relating to, among other things, payment defaults and breaches of representations and warranties or other provisions of the Promissory Note. The occurrence of an event of default may result in, among other things, the Company becoming obligated to repay all amounts outstanding. We continue to evaluate and may still apply for additional programs under the CARES Act, there is no guarantee that we will meet any eligibility requirements to participate in such programs or, even if we are able to participate, that such programs will provide meaningful benefit to our business.

The Company filed a Registration Statement with respect to the prospective sale of up to 10,000,000 shares of Common Stock which was declared effective by the U.S. Securities Exchange Commission on July 2, 2020. As of the date of this report, none of the registered shares have been sold and, as a result, there are no proceeds of sales to report.”

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is October __, 2020.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$1,914.00
Accounting fees and expenses	$7,500.00
Legal fees and expenses	$7,500.00
Printing expenses	$3,000.00
Miscellaneous	$5,000.00

TOTAL	$24,914.00

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above through advances to the Company by the Company’s founding shareholders. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following table sets forth all securities issued by Stem between January 1, 2020 and September 30, 2020:

	Security	No. Shares

Services	Common Stock	1,095,416
Compensation	Common Stock	428,756
Acquisitions	Common Stock	13,492,038
Cancelled	Common Stock	700,000
Other	Common Stock	202,350
Total		15,918,560

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D.

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Item 16. Exhibits

Exhibit No.	Description
3.1(a)	Articles of Incorporation of Stem Holdings, Inc. (previously filed on February 13, 2017)
3.2	Bylaws of Stem Holdings, Inc. (previously filed on February 13, 2017)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided however, that:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4.	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacity and on the date indicated.

Stem Holdings, Inc.
(Registrant)

By:	/s/ Adam Berk
Adam Berk
Chief Executive Officer and Director (Principal Executive Officer)

Date	October 21, 2020

By:	/s/ Steven Hubbard
Steven Hubbard
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

Date	October 21, 2020

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Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

Stem Holdings, Inc.
(Registrant)

By:	/s/ Adam Berk
Adam Berk
Chief Executive Officer and Director (Principal Executive Officer)

Date	October 21, 2020

By:	/s/ Steven Hubbard
Steven Hubbard
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

Date	October 21, 2020

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:	/s/ Adam Berk
Adam Berk
Chief Executive Officer and Director (Principal Executive Officer)

Date	October 21, 2020

By:	/s/ Steven Hubbard
Steven Hubbard
Chief Financial Officer and Director (Principal Financial and Accounting Officer)

Date	October 21, 2020

By:	/s/ Garrett M. Bender
Garrett M. Bender
Director

Date	October 21, 2020

By:	/s/ Lindy Snider
Lindy Snider
Director

Date	October 21, 2020

By:	/s/ Ellen B. Deutsch
Ellen B. Deutsch
Director

Date	October 21, 2020

By:	/s/ Arthur H. Kwan
Arthur H. Kwan Director

Date	October 21, 2020

By:	/s/ Dennis Suskind
Dennis Suskind Director

Date	October 21, 2020

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EXHIBIT LIST

Exhibit No.	Description
3.1(a)	Articles of Incorporation of Stem Holdings, Inc. (previously filed on February 13, 2017)
3.2	Bylaws of Stem Holdings, Inc. (previously filed on February 13, 2017)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

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